   As filed with the Securities and Exchange Commission on June 15, 1999
                                                      Registration No. 333-76547
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------

                              Amendment No. 2
                                       to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         SBA Communications Corporation
             (Exact name of Registrant as specified in its charter)
         Florida                      4899                   65-0716501
     (State or Other
     Jurisdiction of
     Incorporation or
      Organization)
              (Primary Standard Industrial Classification Number)
                                                           (IRS Employer
                                                        Identification No.)
                                ---------------
                              One Town Center Road
                                  Third Floor
                           Boca Raton, Florida 33486
                                 (561) 995-7670
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------
                               Jeffrey A. Stoops
                            Chief Financial Officer
                         SBA Communications Corporation
                              One Town Center Road
                                  Third Floor
                           Boca Raton, Florida 33486
                                 (561) 995-7670
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                   Copies to:
        Kirk A. Davenport, Esq.                   Rise B. Norman, Esq.
            Latham & Watkins                   Simpson Thacher & Bartlett
            885 Third Avenue                      425 Lexington Avenue
        New York, New York 10022                New York, New York 10017
             (212) 906-1200                          (212) 455-2000
                                ---------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------


  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
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PROSPECTUS

                             11,538,462 Shares


                         SBA Communications Corporation

                              Class A Common Stock

                              ------------------

 This is our initial public offering of shares of Class A common stock. We are offering 11,538,462 shares.

  We expect the public offering price to be between $10 and $12 per share. No public market currently exists for our shares.

   We have applied to list the shares on the Nasdaq National Market under the symbol "SBAC."

     Investing in the shares involves risks. Risk Factors begin on page 8.


                                                                 Per Share Total
                                                                 --------- -----
Public offering price...........................................   $       $
Underwriting discount...........................................   $       $
Proceeds to SBA.................................................   $       $

  We have granted the underwriters a 30-day option to purchase up to 1,730,769 additional shares of Class A common stock on the same terms and conditions as set forth above solely to cover over-allotments, if any.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

  Lehman Brothers, on behalf of the underwriters, expects to deliver the shares on or about June 18, 1999.

                              ------------------

Lehman Brothers

                Deutsche Banc Alex.  Brown
                                Donaldson, Lufkin & Jenrette
                                                            Salomon Smith Barney

June 15, 1999

[MAP OF CONTINENTAL UNITED STATES DEPICTING COMMUNICATION SITE FOOTPRINTS OF SBA
                          COMMUNICATIONS CORPORATION]

      [PHOTOGRAPH OF A LATTICED TOWER OF SBA COMMUNICATIONS CORPORATION]

                               TABLE OF CONTENTS

                                      Page
                                      ----
Where You Can Find More
 Information........................    i
Prospectus Summary..................    1
Summary Unaudited Pro Forma
 Financial Data.....................    5
Summary Historical Financial Data...    6
Risk Factors........................    8
Use of Proceeds.....................   17
Dividend Policy.....................   18
Dilution............................   18
Capitalization......................   19
Unaudited Pro Forma Condensed
 Consolidated Financial Statements..   20
Selected Historical Financial Data..   24
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   26

                                    Page
                                    ----
Industry Overview..................   36
Business...........................  41
Management.........................  52
Certain Transactions...............  61
Principal Shareholders.............  62
Description of Capital Stock.......  65
Description of Existing Debt.......  69
Shares Eligible for Future Sale....  71
Certain United States Federal
 Income Tax Considerations to Non-
 U.S. Holders .....................  73
Underwriting.......................  76
Legal Matters......................  79
Independent Accountants............  79
Index to Financial Statements...... F-1

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read our SEC filings over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy documents at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Full addresses: Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 7 World Trade Center, New York, New York 10048; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

  We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of Class A common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and our Class A common stock, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since the prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

                               ----------------

  You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

  Until July 10, 1999, all dealers selling shares of Class A common stock, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

  This summary highlights selected information about us. It is not complete and may not contain all of the information that you should consider before investing in our Class A common stock. You should carefully read this entire document, including the "Risk Factors" section beginning on page 8 and the Consolidated Financial Statements and their related notes beginning on page F-
1. Unless otherwise indicated, all information in this prospectus assumes that the underwriters will not exercise their over-allotment option.

                                  The Company

  We are a leading independent owner and operator of wireless communications infrastructure in the United States. We generate revenues from our two primary businesses -- site leasing and site development services. Since our founding in 1989, we have participated in the development of more than 12,000 antenna sites in 49 of the 51 major wireless markets in the United States. In 1997, we began aggressively expanding our site leasing business by capitalizing on our nationally recognized site development experience and strong relationships with wireless service providers to take advantage of the trend toward colocation and independent tower ownership. As of April 30, 1999, we owned or controlled 642 towers, had 51 towers pending acquisition under letters of intent or definitive agreements and had non-binding mandates to build over 400 additional towers for anchor tenants. Our Annualized tower cash flow for the first quarter of 1999 was $11.1 million.

  Our primary focus is the leasing of antenna space on our multi-tenant towers to a variety of wireless service providers under long-term lease contracts. We lease antenna space on: (1) the towers we construct through build-to-suit programs; (2) existing sites we acquire; (3) the towers we develop strategically; and (4) sites we lease, sublease and/or manage for third parties. Under a build-to-suit program, we build a tower for a wireless service provider who has entered into a long-term anchor tenant lease. We also retain ownership of the tower and the exclusive right to colocate additional tenants on the tower. We believe that many wireless service providers are choosing the build-to-suit option as an alternative to tower ownership and that this outsourcing trend is likely to continue. We have also grown through selective acquisitions from smaller independent tower owners. BellSouth Mobility DCS recently awarded us a non-binding mandate to execute all of its outsourced 1999 new tower build-out, which is concentrated mainly in North Carolina, South Carolina, eastern Tennessee and coastal Georgia. We expect this mandate to involve approximately 150 new towers. We also recently were awarded a non-binding mandate from Sprint PCS to build approximately 100 towers in Tennessee, North Carolina, South Carolina and the Midwest.

  Our site development business consists of site development consulting and site development construction. In our site development business, we provide a full range of end-to-end services which typically occur in five phases: (1) network pre-design; (2) communication site selection; (3) communication site acquisition; (4) local zoning and permitting; and (5) site construction and antenna installation. We have a diverse range of customers, including cellular, personal communications service, or PCS, paging, specialized mobile radio, or SMR, and enhanced specialized mobile radio, or ESMR, providers as well as other users of wireless transmission and reception equipment. Our customers currently include many of the major wireless communications companies, including AT&T Wireless, BellSouth Mobility DCS, Nextel, Omnipoint, Pac Bell, PrimeCo, Southwestern Bell and Sprint PCS. We have capitalized on our leadership position in the site development business, our existing national field organization and our strong relationships with wireless service providers to develop our build-to-suit programs.

  We will continue to use our site development expertise to complement our site leasing business and secure additional build-to-suit mandates. In 1998, we built 310 towers. We believe that as the site development industry matures, our revenues and gross profit from the consulting segment of that business will continue to decline substantially. We also believe that, over the longer term, our site leasing revenues will increase as carriers move to outsource ownership and management of towers and as the number of towers we own or control grows as a result.

                               Industry Overview

  We believe that the rapid growth in demand for wireless services will continue to increase the need for communication sites (which include towers, rooftops and other structures on which antennas are placed). The growth in demand for wireless services and communication sites is the result of several factors, including:

  . the continuing build-out of higher frequency technologies, such as PCS, which have a reduced cell range and thus require a more dense network of towers;

  .  the need to expand services and fill-in and upgrade existing networks;

  . business and consumer preferences for higher quality voice and data transmission;

  .  the emergence of new wireless technologies;

  .  decreasing costs of wireless services to consumers;

  . increasing mobility of the U.S. population and the growing awareness of the benefits of mobile communications;

  .  favorable changes in telecommunications regulations; and

  . the issuance of new wireless network licenses requiring the construction of new wireless networks.

  In addition, our site leasing business benefits from diversified recurring revenue and effective operating leverage as a result of several factors, including:

  .  the long-term nature of lease contract revenues;

  . low customer churn rates due to the high direct and indirect costs of relocation;

  . low variable operating costs, which cause increases in revenues to generate disproportionately larger increases in tower cash flow;

  .  low on-going maintenance capital expenditure requirements;

  . a customer base diversified across geographic markets, industry segments (PCS, cellular, paging, ESMR and SMR) and individual customers within these segments; and

  . the limited number of available tower sites serving a given area and consequent barriers to entry, principally as a result of local opposition to the proliferation of towers within such area.

  In 1995 the Personal Communications Industry Association, or PCIA, estimated that the number of antenna sites in the United States for both cellular and PCS providers would increase by an additional 100,000 antenna sites (more than one of which can be located on a single communication site) over the subsequent ten years as cellular systems expand coverage and PCS systems continue to be deployed. We believe that wireless service providers face greater competition today and are now focusing their capital and operations primarily on activities that build subscriber growth, such as marketing and distribution. Therefore, they will increasingly seek to outsource communication site ownership, construction, management and maintenance.

                               Business Strategy

Our strategy is to lease antenna space to multiple tenants on towers that we construct or acquire. We plan to enhance our position as a leading owner and operator of communication sites. Key elements of our strategy include:

  .  Maximizing Use of Tower Capacity

  .  Developing New Towers That We Will Own and Operate

  .  Acquiring Existing Towers

  .  Building on Strong Relationships with Major Wireless Service Providers

  .  Maintaining our Expertise in Site Development Services

  .Capitalizing on Management Experience

                                 Recent Events

The Senior Credit Facility

  In the first quarter of 1999, SBA Telecommunications, Inc., our wholly-owned subsidiary, entered into a $175.0 million senior credit facility. Our use of the facility was limited to $125.0 million pending obtaining consents from the holders of our senior discount notes. Borrowings under the senior credit facility are being used to finance our business plan.

The Consent Solicitation

  On March 8, 1999, we concluded a consent solicitation whereby holders of 99.98% of our senior discount notes consented to amend a portion of the indenture governing the notes, so that we would be permitted to borrow the full $175.0 million under our senior credit facility. In exchange for the consent, we offered holders an amount in cash equal to 1.25% of the accreted value, as of March 1, 1999, of each note for which a consent was tendered.

The Com-Net Acquisition

  On April 30, 1999, we acquired Com-Net Construction Services, Inc.
Com-Net constructs towers and terminal switches on a turn-key basis for wireless and other telecommunications companies, primarily through the midwestern, eastern and western United States. Since its inception in 1990, Com-Net has provided construction and other related services on over 2,000 tower sites, ranging from turn-key tower construction to the installation of antennas. Clients of Com-Net include AT&T, BellSouth Cellular Corp., GTE and Sprint. For the year ended December 31, 1998, Com-Net had revenues of over $20.0 million and gross profit of $2.2 million. Dan Eldridge, the founder and President of Com-Net, will continue as President of Com-Net subsequent to the acquisition. We intend for Com-Net to continue to provide construction services to wireless carriers and other telecommunications companies, and to build towers for our ownership. At closing, we issued 780,000 shares of our Class A common stock to the shareholders of Com-Net (480,000 of which were pledged to us and will be returned to us if certain earnings targets are not met) and assumed working capital debt of approximately $4.5 million. In addition, the shareholders of Com-Net may receive up to $2.5 million in cash and 320,000 additional shares of Class A common stock if certain 1999 earnings targets are met by the acquired entity, and up to an additional 400,000 shares of Class A common stock if certain 2000 earnings targets are met.

  In connection with the Com-Net acquisition, we acquired an affiliate of Com-Net that owns 15 completed towers located in Texas, Ohio and Tennessee and over 30 additional tower sites in various stages of development under build-to-suit programs for a purchase price of $1.0 million in cash and assumed debt of approximately $2.5 million.

                          Principal Executive Offices

  Our principal executive offices are located at One Town Center Road, Third Floor, Boca Raton, Florida 33486, and our telephone number is (561) 995-7670. We were founded in 1989 and incorporated in Florida in 1997.

                               The Offering

Class A common stock
 offered by SBA........
                              11,538,462 shares
                              -------

Common stock offered by SBA
 in the over-allotment        1,730,769 shares
 option................

Common stock to be
 outstanding after the
 offering..............       22,545,533shares of Class A common stock (a)

                               7,723,482 shares of Class B common stock (b)

                              30,269,015 shares of common stock (a)
                              -------

Voting rights...............
                              The Class A common stock and the Class B common stock generally vote as a single class. The Class A common stock has one vote per share and the Class B common stock has ten votes per share. Florida corporate law and SBA's articles of incorporation require separate class votes on some matters. Through his beneficial ownership of Class B common stock, Steven E. Bernstein will control approximately 79.1% of the total voting power of both classes of the common stock after the offering assuming the exercise of the over-allotment option in full. See "Principal Shareholders." We use the term "common stock" to mean both of these classes.

                              Each class of common stock has the same rights to
Other rights................  dividends and upon liquidation. The Class B common stock is convertible into Class A common stock on a share-for-share basis. The Class B common stock cannot be sold or transferred, except (1) after conversion to Class A common stock or (2) to certain categories of persons specified in our articles of incorporation. The Class B common stock automatically converts into Class A common stock upon the occurrence of certain events. See "Description of Capital Stock--Class B Common Stock."

Nasdaq National Market        SBAC
symbol......................

Use of proceeds.............
                              We estimate that the net proceeds to SBA from the
                              offering will be approximately $117.0 million. We
                              expect to use these proceeds to finance the
                              construction and acquisition of towers, for
                              general working capital purposes, to finance
                              future acquisitions of other tower companies or
                              related businesses, to pay outstanding dividends
                              on our Series A preferred stock, to redeem all
                              outstanding shares of our Series B preferred
                              stock and to repay revolving credit borrowings
--------                      under our senior credit facility.

(a) Includes shares of Class A common stock to be issued to the holders of Series A preferred stock upon the automatic conversion of Series A preferred stock that will occur at the closing of the offering. Also includes all shares of Class A common stock issuable upon exercise of outstanding vested options or warrants having an exercise price below the initial public offering price. Does not include shares reserved for issuance upon exercise of unvested options or options that may be issued in the future pursuant to stock option plans. See "Management." Includes 780,000 shares issued at the closing of the Com-Net acquisition, but does not include shares that may be issuable to the former shareholders of Com-Net if the agreed-upon 1999 and 2000 earnings targets are met.

(b) Reflects surrender of 351,518 shares of Class B common stock as of May 31, 1999 to repay a shareholder note in the amount of approximately $3.8 million.

                   Summary Unaudited Pro Forma Financial Data

  The following table presents our summary unaudited pro forma financial and other data for the year ended December 31, 1998 and as of and for the three months ended March 31, 1999. The pro forma summary operating data for the year ended December 31, 1998 and the three months ended March 31, 1999 give effect to the SBA pro forma transactions, which are (1) all individually immaterial acquisitions completed during 1998 and the three months ended March 31, 1999 and (2) the issuance of Class A common stock and the application of the net proceeds as described under "Use of Proceeds" as if each had occurred at the beginning of the periods presented. The unaudited pro forma balance sheet data as of March 31, 1999 have been prepared as if the issuance of Class A common stock and the application of the net proceeds had occurred on that date. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The pro forma financial data are for informational purposes only and do not purport to present what our results of operations or financial position would actually have been had these transactions actually occurred on the date presented or to project our results of operations or financial position at any future period. You should read the information set forth below together with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and their related notes included elsewhere in this prospectus.

                                              Year Ended     Three Months Ended
                                           December 31, 1998   March 31, 1999
                                           ----------------- ------------------
                                             (dollars in thousands except per
Operating Data:                                        share data)
Revenues:
  Site development revenue...............     $    46,705       $     8,575
  Site leasing revenue...................          15,050             5,367
                                              -----------       -----------
Total revenues...........................          61,755            13,941
                                              -----------       -----------
Cost of revenues (exclusive of
 depreciation shown below)
  Cost of site development revenue.......          36,500             6,623
  Cost of site leasing revenue...........           7,743             2,425
                                              -----------       -----------
Total cost of revenues...................          44,243             9,048
                                              -----------       -----------
Gross profit.............................          17,512             4,894
Selling, general and administrative
 (a)(b)..................................          18,302             4,078
Depreciation and amortization............           7,773             3,302
                                              -----------       -----------
Operating loss...........................          (8,563)           (2,486)
Interest income..........................           4,080               452
Interest expense.........................          (2,180)             (648)
Non-cash amortization of original issue
 discount and debt issuance costs........         (14,550)           (5,200)
Other....................................             (37)                9
                                              -----------       -----------
Loss before income taxes and
 extraordinary item......................         (21,250)           (7,873)
Benefit for income taxes.................           1,454               738
                                              -----------       -----------
Loss before extraordinary item...........         (19,796)           (7,135)
Extraordinary item.......................             --             (1,150)
                                              -----------       -----------
Net loss.................................     $   (19,796)      $    (8,285)
                                              ===========       ===========
Basic and diluted loss per common share..     $     (0.71)      $     (0.29)
                                              ===========       ===========
Basic and diluted weighted average number
 of shares of common stock...............      27,770,444        28,195,299
                                              ===========       ===========
Other Data:
Adjusted EBITDA (d)......................     $      (185)      $       841
Annualized tower cash flow (e)...........           8,588            11,768
                                                              As of March 31,
                                                                    1999
Balance Sheet Data:                                          ------------------
Property, plant and equipment (net)......                       $   184,825
Total assets.............................                           297,457
Total debt (f)...........................                           195,445
Common stockholders' equity..............                            79,830

--------
(Footnotes on page 7)

                       Summary Historical Financial Data

  The following table sets forth summary historical financial data as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and as of March 31, 1999, and for the three months ended March 31, 1998 and 1999. The financial data for each of the full fiscal years have been derived from, and are qualified by reference to, our audited financial statements, which Arthur Andersen LLP, our independent certified public accountants, have audited. The financial data as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 have been derived from our unaudited consolidated financial statements. The financial statements for periods ending on or prior to December 31, 1996 are the combined financial statements of SBA, Inc. and SBA Leasing, Inc., two predecessor companies that we acquired during the first quarter of 1997. You should read the information set forth below in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and their related notes included elsewhere in this prospectus.

                                   Year Ended December 31,               Three Months Ended March 31,
                          ---------------------------------------------  -------------------------------
                           1994     1995     1996     1997      1998      1998      1999
                          -------  -------  -------  -------  ---------  -------  ---------
                           (dollars in thousands except per share
                                            data)
Operating Data:
Revenues:
 Site development
  revenue...............  $10,604  $22,700  $60,276  $48,241  $  46,705  $12,531  $   8,575
 Site leasing revenue...      896    2,758    4,530    6,759     12,396    2,159      5,142
                          -------  -------  -------  -------  ---------  -------  ---------
Total revenues..........   11,500   25,458   64,806   55,000     59,101   14,690     13,716
                          -------  -------  -------  -------  ---------  -------  ---------
Cost of revenues
 (exclusive of
 depreciation shown
 below):
 Cost of site
  development revenue...    7,358   13,993   39,822   31,470     36,500    8,989      6,623
 Cost of site leasing
  revenue...............      647    2,121    3,638    5,356      7,281    1,507      2,378
                          -------  -------  -------  -------  ---------  -------  ---------
Total cost of revenues..    8,005   16,114   43,460   36,826     43,781   10,496      9,001
                          -------  -------  -------  -------  ---------  -------  ---------
Gross profit............    3,495    9,344   21,346   18,174     15,320    4,194      4,716
Selling, general and
 administrative(a)(b)...    1,627    5,968   17,754   12,033     18,302    3,942      4,078
Depreciation and
 amortization...........        5       73      160      514      5,802      507      3,131
                          -------  -------  -------  -------  ---------  -------  ---------
Operating income
 (loss).................    1,863    3,303    3,432    5,627     (8,784)    (256)    (2,493)
Interest income.........        2        6        7      644      4,303      764        507
Interest expense........      (19)     (11)    (139)    (407)    (2,357)    (333)      (815)
Non cash amortization of
 original issue discount
 and debt issuance
 costs..................      --       --       --       --     (14,550)  (1,547)    (5,200)
Other...................      --       --       --       --         (37)     --           9
                          -------  -------  -------  -------  ---------  -------  ---------
Income (loss) before
 income taxes and
 extraordinary item.....    1,846    3,298    3,300    5,863    (21,425)  (1,372)    (7,993)
(Provision) benefit for
 income taxes(c)........     (738)  (1,319)  (1,320)  (5,596)     1,524      (87)       786
Extraordinary item......      --       --       --       --         --       --      (1,150)
                          -------  -------  -------  -------  ---------  -------  ---------
Net income (loss).......    1,108    1,979    1,980      267    (19,901)  (1,458)    (8,357)
Dividends on preferred
 stock .................      --       --       --      (983)    (2,575)    (438)      (713)
                          -------  -------  -------  -------  ---------  -------  ---------
Net income (loss)
 available to common
 stockholders...........  $ 1,108  $ 1,979  $ 1,980  $  (716) $ (22,476) $(1,896) $  (9,070)
                          =======  =======  =======  =======  =========  =======  =========
Basic and diluted loss
 per common share.......                                         $(2.64)          $   (1.01)
                                                              =========           =========
Basic and diluted
 weighted average number
 of shares of common
 stock..................                                      8,526,052           8,955,922
                                                              =========           =========
Other Data:
Adjusted EBITDA(d)......  $ 1,868  $ 3,376  $10,603  $ 7,155  $  (2,377) $   300  $     663
Annualized tower cash
 flow(e)................      344      752      991    1,947      8,088    2,606     11,056
Capital expenditures....      (51)    (660)    (145) (17,676)  (138,124) (11,070)   (36,870)
Net cash provided by
 (used in) operating
 activities.............      873     (533)   1,215    7,829      7,471   (6,057)    (4,459)
Net cash used in
 investing activities...      (51)    (660)    (145) (17,676)  (138,124) (11,070)   (36,870)
Net cash provided by
 (used in) financing
 activities.............     (689)   1,298   (1,036)  15,645    151,286  134,628     16,863
Towers owned at the
 beginning of period....      --       --       --       --          51       51        494
Towers constructed......      --       --       --        15        310       16         54
Towers acquired.........      --       --       --        36        133       23         38
Total towers at the end
 of period..............      --       --       --        51        494       90        586

--------
(Footnotes on following page)

                                   As of December 31,                 As of March 31,
                         ---------------------------------------      ---------------
                          1994   1995   1996    1997      1998      1999
                         ------ ------ ------- -------  --------  --------
                                       (dollars in thousands)
Balance Sheet Data (at
 end of period):
Property, plant and
 equipment (net)........ $   61 $  647 $   632 $17,829  $150,946  $184,825
Total assets............  2,610  7,429  18,060  44,797   214,573   231,841
Total debt(f)...........      1  1,500   4,921  10,184   182,573   210,445
Redeemable preferred
 stock..................    --     --      --   30,983    33,558    34,271
Common stockholders'
 equity (deficit).......  1,745  4,793     102  (4,344)  (26,095)  (35,141)

--------
(a) For the year ended December 31, 1995, selling, general and administrative expense includes cash compensation expense of $1.3 million representing the amount of officer compensation in excess of what would have been paid had the officer employment agreements entered into in 1997 been in effect during that period. For the year ended December 31, 1996, selling, general and administrative expense includes non-cash compensation expense of $7.0 million incurred in connection with the consolidation of the predecessor companies and cash compensation expense of $4.9 million representing the amount of officer compensation in excess of what would have been paid had the officer employment agreements entered into in 1997 been in effect during that period. For the year ended December 31, 1997, selling, general and administrative expense includes non-cash compensation expense of $1.0 million incurred in the consolidation of the predecessor companies. For the year ended December 31, 1998, selling, general and administrative expense includes non-cash compensation expense of $0.6 million incurred in connection with the issuance of stock options and Class A common stock.
(b) Selling, general and administrative expense includes corporate development expenses associated with our site leasing business that were incurred in connection with the acquisition or construction of owned towers. These expenses consist of compensation and overhead costs that are not directly related to the administration or management of existing towers. All of these costs are expensed as incurred. The amount of these corporate development expenses for the periods presented was as follows:

                                                         Three Months Ended
           Year Ended December 31,                            March 31,
  --------------------------------------------------    -------------------------
  1994      1995       1996       1997       1998         1998          1999
  ----      ----       ----       ----       ----         ----          ----
                                                             (dollars in
           (dollars in thousands)                            thousands)
           ----------------------                            -----------
  $787     $2,627     $8,973     $6,668     $10,000        $2,168        $2,177

(c) Provision for income taxes represents a pro forma calculation (40%) for the years ended December 31, 1994, 1995 and 1996, when we were treated as an S Corporation under Subchapter S of the Internal Revenue Code of 1986, as amended. We converted to a C Corporation in 1997. Provision (benefit) for income taxes for the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1998 and 1999 represents an actual provision (benefit). For 1997, the effective rate was in excess of the 40% rate used in the pro forma calculations due to the tax effect of our conversion to a C Corporation.

(d) EBITDA represents earnings before interest income, interest expense, other income, income taxes, depreciation and amortization. EBITDA is commonly used in the telecommunications industry to analyze companies on the basis of operating performance, leverage and liquidity. Adjusted EBITDA excludes the effect of the non-cash compensation expense referred to in footnote (a) above. Adjusted EBITDA is not intended to represent cash flows for the periods presented, nor has it been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Companies calculate Adjusted EBITDA differently and, therefore, Adjusted EBITDA as presented for us may not be comparable to Adjusted EBITDA reported by other companies. See our Consolidated Statements of Cash Flows in our Consolidated Financial Statements contained elsewhere in this prospectus.

(e) We define "tower cash flow" as site leasing revenue less cost of site leasing revenue (exclusive of depreciation). Tower cash flow includes deferred revenue attributable to certain leases. We believe tower cash flow is useful because it allows you to compare tower performance before the effect of expenses (selling, general and administrative) that do not relate directly to tower performance. We define "annualized tower cash flow" as tower cash flow for the last calendar quarter attributable to our site leasing business multiplied by four. Pro forma Annualized tower cash flow also includes the effect of fourth quarter acquisitions as if each had occurred at the beginning of the period presented.

(f) Total debt does not include amounts owed to the shareholder of $0.1 million and $10.7 million as of December 31, 1995 and 1996, respectively. These amounts were paid in March 1997.

                                  RISK FACTORS

  You should carefully consider the following risks as well as the other information contained in this prospectus before investing in shares of our Class A common stock.

  We expect the consulting segment of our site development revenues to decline substantially as we continue to expand our site leasing business.

  Our growth strategy is primarily focused on expanding our site leasing business, as opposed to our site development business. We believe that wireless service providers have begun to move away from the traditional build-out formula where those providers contract for site development services for a fee and invest the capital necessary to build and own their own network of communication towers. We believe that the use of build-to-suit programs is rapidly becoming the preferred method of wireless network expansion. The success of our site leasing business will depend on our ability to construct and acquire towers and profitably manage the leasing of antenna sites on those towers. In particular, the profitability of our site leasing business will depend on our ability to construct and acquire towers and secure additional tenants following initial tower construction or acquisition. We have only limited experience in the site leasing business and we cannot assure you that we will be successful in acquiring or constructing towers or securing additional tenants in accordance with our business plan.

  As wireless service providers have moved away from the traditional build-out formula, our site development revenue from the consulting segment declined in fiscal 1997, fiscal 1998 and the first quarter of fiscal 1999, and we expect a further substantial decline during the remainder of fiscal 1999. We expect this trend to continue for the forseeable future as our customers continue to move toward build-to-suit programs and other outsourcing alternatives and away from wireless service provider-funded site development and ownership. However, you should be aware that a substantial portion of our revenues has historically come from the consulting segment of our site development business. In addition, we anticipate that our operating expenses and cash needs will increase as we continue to focus primarily on our site leasing business and the construction and acquisition of tower assets.

  Our success in the site leasing business depends to a large extent on our management's expectations and assumptions concerning future demand for independently-owned communication sites and numerous other factors, many of which are beyond our control. Any material error in any of these expectations or assumptions could have a material adverse effect on our growth rate, prospects, financial condition or results of operations. Because most of our towers are newly constructed, and because these towers have little or no positive cash flow at the time of their construction, the risks of lower tenant demand for tower space are much greater for us than for a tower company which has grown its portfolio by acquiring towers with existing cash flow. We cannot assure you that we will be successful in growing our site leasing business.

The number of towers we build and our site development business revenues fluctuate from quarter to quarter.

  The number of towers we build and the demand for our site development services each fluctuates from period to period and within periods. Numerous factors cause these fluctuations, including the timing of our customers' capital expenditures, the number and significance of active customer engagements during a quarter, delays incurred in connection with a project, employee hiring, the use of consultants and the rate and volume of wireless service providers' tower build-outs. While this demand fluctuates, we incur significant fixed costs, such as maintaining a staff and office space in anticipation of future contracts, even when there is no current business. The timing of revenues is difficult to forecast as our sales cycle can be relatively long and may depend on factors such as the size and scope of assignments, budgetary cycles and pressures and general economic conditions. Seasonal factors, such as weather, vacation days and total business days in a quarter, and the business practices of customers, such as deferring commitments on new projects until after the end of the calendar year or the customers' fiscal year, may add to the variability of new tower builds and revenues and could have a material adverse effect on our growth rate, prospects, financial condition or results of operations. Consequently, the number of towers we build and operating results of our site development business for any particular period may vary significantly, and should not be considered as indicative of longer-term results.

We face zoning and other restrictions on our ability to construct new towers.

  Our growth strategy depends on our ability to construct and operate towers in a timely and cost-effective manner. A number of factors beyond our control, including zoning and local permitting requirements, FAA considerations, availability of tower components and construction equipment, skilled construction personnel and bad weather conditions, can affect our ability to construct new towers. In addition, as the concern over tower proliferation has grown in recent years, certain communities have placed restrictions on new tower construction or have delayed granting permits required for construction. We cannot assure you (1) of the number of mandates that we will be awarded or the number of mandates that will result in constructed towers; (2) that we will be able to overcome regulatory or other barriers to new construction; (3) that the number of towers planned for construction will be completed in accordance with the requirements of our customers; or (4) that there will be a significant need for the construction of new towers once existing wireless service providers complete their tower network infrastructure build-out. Certain of our anchor tenant leases contain penalty or forfeiture provisions in the event the towers are not completed within specified time periods.

We face increasing competition for new tower opportunities and acquisitions of existing towers.

  We compete for new tower opportunities primarily with site developers, wireless carriers and other independent tower companies. We believe that competition for new tower opportunities will increase and that additional competitors will enter the tower market. Some of these additional competitors have or are expected to have greater financial resources than we do.

  Our growth strategy also depends on our ability to acquire and operate existing towers not built by us to augment our existing tower network. We compete with other independent tower owners and operators for acquisitions of towers, as well as site developers, and we expect that this competition will increase. Increased competition for acquisitions may result in fewer acquisition opportunities for us, as well as higher acquisition prices. We regularly explore acquisition opportunities, and we are currently actively negotiating to acquire additional towers. As of April 30, 1999, we had letters of intent or definitive agreements with respect to the acquisition of 51 additional towers. We cannot assure you that we will be able to identify towers or tower companies to acquire in the future on commercially reasonable terms or at all. We may also face challenges in integrating newly acquired towers or tower companies.

  We cannot assure you that we will be able to identify, finance and complete future acquisitions on acceptable terms or that we will be able to profitably manage and market available space on our towers. The extent to which we are unable to construct or acquire additional towers, or profitably manage such tower operations, may have a material adverse effect on our growth rate, prospects, financial condition or results of operations.

  In addition, the timeframe for the current wireless build-out cycle may be limited to the next few years, and many PCS networks have already been built out in large markets. Our failure to move quickly and aggressively to obtain growth capital and capitalize on this infrastructure opportunity could have a material adverse effect on our growth rate, prospects, financial condition or results of operations with respect to both site development services and site leasing.

We will need to seek additional financing to fund our business plan.

  Our business strategy contemplates substantial capital expenditures in connection with the expansion of our tower footprints by agreeing with wireless carriers to assume ownership or control of their existing towers, by pursuing build-to-suit opportunities and by exploring other tower acquisition opportunities.

  We currently estimate that we will make at least $160.0 million of capital expenditures in 1999 for the construction and acquisition of communication sites, primarily towers, and the acquisition of Com-Net. Based on our current operations and anticipated revenue growth, we believe that, if our business strategy is successful, cash flow from operations and available cash, together with the proceeds of the offering and available borrowings under our senior credit facility, will be sufficient to fund our anticipated capital expenditures through the end of 1999. Thereafter, however, or in the event we exceed our currently anticipated capital expenditures by the end of 1999, or are unable to fully draw on our senior credit facility, we anticipate that we will need to seek additional equity or debt financing to fund our business plan. We cannot assure you that additional financing will be available, on commercially acceptable terms or at all, or that any additional debt financing will be permitted by the terms of our existing indebtedness, including our senior discount notes. Prior to March 1, 2003, interest expense on our outstanding senior discount notes will consist solely of non-cash accretion of original issue discount and the notes will not require cash interest payments. After that time, our outstanding senior discount notes will have accreted to $269.0 million and will require annual cash interest payments of approximately $32.3 million. If we are required to issue additional common equity, it could be dilutive to our existing equity investors. To the extent we are unable to finance future capital expenditures, we will be unable to achieve our currently contemplated business goals. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The development of our site leasing business may strain our resources.

  Expanding our site leasing business may impose significant strains on our management, operating systems and financial resources. In addition, we anticipate that our operating expenses may increase from their 1998 levels as we construct and acquire additional tower assets. Our failure to manage our growth or unexpected difficulties encountered during expansion could have a material adverse effect on our growth rate, prospects, financial condition or results of operations. The pursuit and integration of new tower builds, acquisitions, investments, joint ventures and strategic alliances will require substantial attention from our senior management, which will limit the amount of time available to devote to our existing operations.

  From January 1, 1995 to March 31, 1999, our work force increased from 82 to 320 employees. This growth has placed, and will likely continue to place, a substantial strain on our administrative, operational and financial resources. Our executive officers generally have had no experience in managing companies this large. In addition, as part of our business strategy, we may acquire complementary businesses or expand into new businesses. We cannot assure you that we will be able to manage our growth successfully, or that our management, personnel or operational and financial control systems will be adequate to support expanded operations. Any such inabilities or inadequacies could have a material adverse effect on our growth rate, prospects, financial condition or results of operations.

We depend on demand for wireless communications for our revenues.

  Substantially all of our customers to date have been providers of wireless communications services and, therefore, our success is dependent on their success. Demand for our services is dependent on demand for communication sites from wireless service providers, which, in turn, is dependent on the demand for wireless services. Most types of wireless services currently require ground-based network facilities, including communication sites for transmission and reception. The extent to which wireless service providers lease these communication sites depends on a number of factors beyond our control, including the level of demand for wireless services, the financial condition and access to capital of wireless service providers, the strategy of providers with respect to owning or leasing communication sites, government licensing of broadcast rights, changes in telecommunications regulations and general economic conditions. In addition, wireless service providers frequently enter into roaming agreements with competitors allowing them to use one another's wireless communications facilities to accommodate customers who are out of range of their home provider's services. These roaming agreements may be viewed by wireless service providers as a superior alternative to leasing antenna space on communications sites owned or controlled by us. The proliferation of these roaming agreements could have a material adverse effect on our growth rate, prospects, financial condition or results of operations.

  The wireless communications industry has grown significantly in recent years. A slowdown in the growth of, or reduction in, demand in a particular wireless segment could adversely affect the demand for communication sites. For example, we anticipate that a significant amount of our revenues over the next several years will be generated from providers in the PCS market and thus we will be subject to downturns in PCS demand. Moreover, wireless service providers often operate with substantial leverage, and financial problems for our customers could result in accounts receivable going uncollected, in the loss of a customer and the associated lease revenue, or in a reduced ability of these customers to finance expansion activities.

We have many competitors for site leasing tenants.

  We compete for site leasing tenants with: (1) wireless service providers that own and operate their own tower footprints and lease, or may in the future decide to lease, antenna space to other providers; (2) site development companies that acquire antenna space on existing towers for wireless service providers, manage new tower construction and provide site development services;
(3) other large independent tower companies; and (4) smaller local independent tower operators. Wireless service providers that own and operate their own tower footprints generally are substantially larger and have greater financial resources than we do. Several other independent companies also have larger tower footprints and greater financial resources than we do. We believe that tower location and capacity, price, quality of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting the site leasing business. Because most of our towers are newly constructed, and because these towers have little or no positive cash flow at the time of their construction, the risks of lower tenant demand for tower space are much greater for us than for a tower company which has purchased most of its towers with existing cash flow.

Our mandates may not yield binding agreements.

  As of April 30, 1999, we had non-binding mandates to build over 400 additional towers under build-to-suit programs for wireless service providers. Although we believe that the majority of these non-binding mandates will result in long-term anchor leases for specific communication towers, there are a number of steps that need to occur before any leases are executed. These steps include, in some cases, finalization of build-out plans by the customers who have awarded the mandates, completion of due diligence by us and our customers and finalization of other definitive documents between the parties. As a result, we cannot assure you as to the percentage of current and future non-binding mandates that will ultimately result in binding anchor tenant leases and constructed towers.

We depend on a small number of customers for most of our revenues.

  We derive a significant portion of our revenues from a small number of customers. For example, during 1997 and 1998, our five largest customers accounted for approximately 89.9% and 91.4%, respectively, of our revenues from site development services. Four of the five largest site development customers were also among our five largest customers overall in 1998. Sprint PCS, our largest customer for the years ended December 31, 1997 and 1998, accounted for 53.6% and 41.3%, respectively, of our revenues from site development services during those years. Other large customers include Pacific Bell Mobile Systems, which accounted for 14.0% and 13.5% of our revenues from site development services for the years ended December 31, 1997 and 1998, respectively, and BellSouth Mobility DCS, which accounted for 23.8% of our revenues from site development services for 1998. PageNet, our largest site leasing customer, accounted for 33.4% of our site leasing revenue in 1998. Our site development customers engage us on a project-by-project basis, and a customer can generally terminate an assignment at any time without penalty. In addition, a customer's need for site development services can decrease, and we cannot assure you that we will be successful in establishing relationships with new clients. Moreover, we cannot assure you that our existing customers will continue to engage us for additional projects. We have experienced and expect to continue to experience a decline in overall demand for the consulting segment of our site development services. The substantial majority of our existing non-binding mandates are from BellSouth Mobility DCS and Sprint PCS. The loss of any significant customer could have a material adverse effect on our growth rate, prospects, financial condition or results of operations. See "Business--Customers."

Substantial Leverage--Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our payment obligations.

  We have a significant amount of indebtedness. The following chart shows certain important credit information:

                                                               At March 31,
                                                                   1999
                                                          ----------------------
                                                          (dollars in thousands)
      Total indebtedness.................................        $210,445
      Stockholders' equity (deficit).....................        $(35,141)

  Our substantial indebtedness could have important consequences to you. For example, it could:

  . increase our vulnerability to general adverse economic and industry conditions;

  . limit our ability to fund future working capital, capital expenditures, research and development costs and other general corporate requirements;

  . require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

  . limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  . place us at a competitive disadvantage compared to our competitors that are less leveraged; and

  . limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. And, failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our growth rate, prospects, financial condition or results of operations.

  Our ability to service our debt obligations will depend on our future operating performance, which will be affected by prevailing economic conditions in the wireless communications industry, and financial, business and other factors, certain of which are beyond our control. If we are unable to generate sufficient cash flow from operations to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as reducing, delaying or eliminating acquisitions, tower construction and other capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital. We cannot assure you that we can effect any of these alternative strategies on satisfactory terms, if at all. The implementation of any of these alternative strategies could have a negative impact on the value of our Class A common stock.

  Our senior credit facility and the indenture governing our senior discount notes each contains certain restrictive covenants. The senior credit facility also requires us to maintain specified financial ratios and satisfy certain financial condition tests. Our ability to meet these financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will be able to meet those tests. A breach of any of these covenants could result in a default under the senior credit facility and the indenture governing our senior discount notes. If an event of default should occur under the senior credit facility, our lenders can elect to declare all amounts of principal outstanding under the senior credit facility, together with all accrued interest, to be immediately due and payable. This could also result in the triggering of cross-default or cross-acceleration provisions in other instruments, permitting acceleration of the maturity of additional indebtedness. If we were unable to repay amounts that become due under the senior credit facility, our lenders could proceed against the collateral granted to them to secure that indebtedness. If the indebtedness under the senior credit facility were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full such indebtedness. Substantially all of our assets are pledged as security under the senior credit facility. See "Description of Existing Debt."

  Our earnings have been insufficient to cover our fixed charges since the issuance of our senior discount notes. We expect our earnings to continue to be insufficient to cover our fixed charges for the foreseeable future. We may be able to incur substantial additional indebtedness in the future. If new debt is added to our current debt levels, the related risks that we face could intensify.

We must comply with a variety of extensive regulations.

  We are subject to a variety of regulations, including those at the federal, state and local level. Both the FCC and the FAA regulate towers and other sites used for wireless communications transmitters and receivers. Such regulations control siting, lighting and marking of towers and may, depending on the characteristics of the tower, require prior approval or registration of tower facilities. Wireless communications devices operating on towers are separately regulated and independently licensed based upon the regulation of the particular frequency used. Proposals to construct new communication sites or to modify existing communication sites are reviewed by both the FCC and the FAA to ensure that a site will not present a hazard to aviation. Construction or modification of such structures is also subject to the requirements of the National Environmental Policy Act, which requires additional review of any tower that may have a significant effect upon the quality of the human environment. Owners of towers may have an obligation to paint them or install lighting to conform to FCC and FAA standards and to maintain such painting or lighting. Tower owners also bear the responsibility for notifying the FAA of any tower lighting failures. We generally indemnify our customers against any failure to comply with applicable standards. Failure to comply with applicable requirements may lead to civil penalties.

  Local regulations include city or other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local regulations can delay or prevent new tower construction or site upgrade projects, thereby limiting our ability to respond to customers' demands. In addition, these regulations increase the costs associated with new tower construction. We cannot assure you that existing regulatory policies will not adversely affect the timing or cost of new tower construction or that additional regulations will not be adopted which increase these delays or result in additional costs to us. These factors could have a material adverse effect on our growth rate, prospects, financial condition or results of operations and on our ability to implement and/or achieve our business objectives in the future. Our customers may also become subject to new regulations or regulatory policies that adversely affect the demand for communication sites. See "Business--Regulatory and Environmental Matters."

  In addition, our operations are subject to federal, state and local environmental laws and regulations regarding the use, storage, disposal, emission, release and remediation of hazardous and nonhazardous substances, materials or wastes. Under certain of these environmental laws, we could be held strictly, jointly and severally liable for the remediation of hazardous substance contamination at our facilities or at third-party waste disposal sites, and could also be held liable for any personal or property damage related to such contamination. Although we believe that we are in substantial compliance with and have no material liability under applicable environmental laws, the costs of compliance with existing or future environmental laws and liability related to those laws may have a material adverse effect on our growth rate, prospects, financial condition or results of operations.

  We and the wireless service providers that use our towers are also subject to government requirements and other guidelines relating to radio frequency, or RF, emissions. The potential connection between RF emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. Although we have not been subject to any claims relating to RF emissions, we may be subject to such claims in the future.

Our towers are subject to damage from natural disasters.

  Our towers are subject to risks associated with natural disasters such as tornadoes, hurricanes and earthquakes. We maintain insurance to cover the estimated cost of replacing damaged towers, but these insurance policies are subject to caps and deductibles. We also maintain third party liability insurance to protect us in the event of an accident involving a tower. A tower accident for which we are uninsured or underinsured, or damage to a tower or group of towers, could have a material adverse effect on our growth rate, prospects, financial condition or results of operations.

New technologies may undermine the success of our operations.

  The emergence of new technologies could have a negative impact on our operations. For example, the FCC has granted license applications for three low-earth orbiting satellite systems that are intended to provide mobile voice and data services. Although such systems are highly capital-intensive and technologically untested, mobile satellite systems could compete with land-based wireless communications systems. These systems could reduce the demand for our infrastructure services. These events could have a material adverse effect on our growth rate, prospects, financial condition or results of operations.

Because of our holding company structure, we depend on our subsidiaries for cash flow. SBA's access to this cash flow is restricted.

  We are a holding company with no business operations of our own. Our only significant asset is and will be the outstanding capital stock of our subsidiaries. We conduct, and will conduct, all of our business operations through our subsidiaries. Accordingly, our only source of cash to pay our obligations is distributions from our subsidiaries of their net earnings and cash flow. We currently expect that the earnings and cash flow of our subsidiaries will be retained and used by them in their operations, including to service their debt obligations. Even if our subsidiaries determined to make a distribution in respect of their capital stock, we cannot assure you that applicable state law and contractual restrictions, including the dividend covenants contained in our senior credit facility, would permit such dividends or distributions. See "Description of Existing Debt."

Steven E. Bernstein will control the outcome of shareholder votes.

  Steven E. Bernstein, our President and Chief Executive Officer, beneficially owns 100% of the outstanding shares of Class B common stock. Through his beneficial ownership of Class B common stock, Mr. Bernstein will control approximately 79.1% of the total voting power of both classes of the common stock after consummation of the offering (assuming the exercise of the over-allotment option in full). As a result, Mr. Bernstein will have the ability to control the outcome of all matters determined by a vote of our common shareholders, including the election of all of our directors.

We depend on the services of our executive officers.

  Our success depends to a significant extent upon the continued services of Steven E. Bernstein, our President and Chief Executive Officer, Ronald G. Bizick, II, our Executive Vice President-Sales and Marketing, Robert M. Grobstein, our Chief Accounting Officer, Michael N. Simkin, our Chief Operating Officer, and Jeffrey A. Stoops, our Chief Financial Officer. Each of Messrs. Bizick, Grobstein, Simkin and Stoops has an employment agreement. We do not have an employment agreement with Mr. Bernstein. Mr. Bernstein's compensation and other terms of employment will be determined by the Board of Directors. Although we maintain key person life insurance on Mr. Bernstein, such insurance would not adequately compensate for the loss of his services. The loss of the services of any of Messrs. Bernstein, Bizick, Grobstein, Simkin, Stoops or other key managers or employees, could have a material adverse effect upon our growth rate, prospects, financial condition or results of operations.

We need to attract, retain and manage skilled employees.

  Our business involves the delivery of professional services and is labor-intensive. Our success depends in large part upon our ability to attract, develop, motivate and retain skilled employees. We compete with other wireless communications firms and other enterprises for employees with the skills required to perform our services. We cannot assure you that we will be able to attract and retain a sufficient number of highly-skilled employees in the future or that we will continue to be successful in training, retaining and motivating employees. The loss of a significant number of employees and/or our inability to hire a sufficient number of qualified employees could have a material adverse effect on our growth rate, prospects, financial condition or results of operations.

If we or our existing shareholders sell additional shares of our Class A common stock after the offering, it could hurt the market price of our Class A common stock.

  If we sell a substantial number of shares of our Class A common stock after the offering, those sales could adversely affect the market price of our Class A common stock and could impair our ability to raise capital through the sale of equity securities. Upon completion of the offering, we will have 28,972,866 shares of common stock outstanding (including the 7,723,482 shares of Class B common stock to be outstanding after the offering, the 8,050,000 shares of Class A common stock to be issued upon the conversion of the Series A preferred stock and the 780,000 shares of Class A common stock issued at the closing of the Com-Net acquisition). In addition, we have reserved for issuance 4,151,383 shares of Class A common stock upon exercise of stock options and 402,500 shares of Class A common stock upon exercise of the outstanding warrant. The 11,538,462 shares (13,269,231 shares if the over-allotment option is exercised in full) sold in the offering will be freely transferable without restriction under the Securities Act, unless they are held by "affiliates" of ours as that term is used under the Securities Act. Of the remaining 17,434,404 shares (15,703,635 shares if the over-allotment option is exercised in full), 15,773,482 shares will be freely transferable without restriction under the Securities Act, unless they are held by our "affiliates" and will be available for public sale upon expiration of the "lock-up" agreements described below. The remaining 1,660,922 shares will be "restricted securities" as that term is defined in Rule 144 and subject to the volume restrictions of Rule 144. Substantially all of these restricted securities are entitled to demand and piggyback registration rights under certain circumstances.

  We intend to file a registration statement under the Securities Act after the offering to register shares of Class A common stock reserved for issuance under the 1996 Stock Option Plan and the 1999 Equity Participation Plan. This registration would permit the resale of such shares by non-affiliates upon issuance in the public market without restriction under the Securities Act. Such registration statement will automatically become effective immediately upon filing. See "Management."

  In connection with the offering and subject to certain exceptions, we, all of our executive officers and directors and holders of our Series A preferred stock have agreed not to sell any shares of Class A common stock, or any securities which may be converted into or exchanged for any such shares of Class A common stock or substantially similar securities, for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc., subject to typical exceptions. In addition, our employees who will own 10,000 or more vested options during the 180-day period described above will execute similar "lock-up" agreements. See "Underwriting."

The value of shares of Class A common stock purchased in the offering will be diluted.

  Persons purchasing shares of Class A common stock in the offering will incur immediate and substantial dilution in net tangible book value per share. In addition, to the extent that outstanding options and warrants to purchase Class A common stock are exercised, there could be substantial additional dilution. See "Dilution."

There is no existing market for our Class A common stock. The share price for our Class A common stock may fluctuate significantly.

  Prior to the offering, there has been no public market for the Class A common stock. We cannot assure you that an active trading market will develop upon completion of the offering or, if it does develop, that it will be sustained. The initial public offering price of the Class A common stock was determined by negotiation among us and the representatives of the underwriters, and may not be representative of the price that will prevail in the open market after the offering. See "Underwriting" for a discussion of the factors that were considered in determining the initial public offering price.

  The market price of the Class A common stock after the offering may be significantly affected by factors such as quarterly variations in our results of operations, changes in government regulations, the announcement of new contracts by us or our competitors, technological innovation of ours or of our competitors, general market conditions specific to our industry, changes in general economic conditions and volatility in the financial markets. These fluctuations may adversely affect the market price of the Class A common stock.

Our articles of incorporation and by-laws include provisions that may discourage a change of control transaction which may affect the rights of holders of our Class A common stock.

  Upon consummation of the offering, our articles of incorporation will allow our Board of Directors to issue up to 30,000,000 shares of preferred stock and to fix the rights, privileges and preferences of these shares without any further vote or action by the shareholders. The rights of the holders of our Class A common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. While we have no present intention to issue shares of preferred stock, any such issuance could be used to discourage, delay or make more difficult a change in control of SBA. In addition, our articles of incorporation provide for a staggered Board of Directors and our by-laws impose restrictions on calling special meetings of shareholders and introducing shareholder proposals. Each of these features could also be used to discourage, delay or make more difficult a change in control of SBA. See "Description of Capital Stock."

This prospectus contains forward-looking statements that may not be accurate indicators of our future performance.

  This prospectus contains forward-looking statements within the meaning of the federal securities laws. Discussions containing such forward-looking statements may be found in the material set forth in this section and under "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Industry Overview" and "Business," as well as in the prospectus generally. The words "believe," "estimate," "expect," "intend," "anticipate," "plan," and similar expressions and variations of such expressions identify certain of such forward-looking statements that speak only as of the dates on which they were made. Prospective investors are cautioned that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk factors set forth above and the matters set forth in this prospectus generally. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

  We estimate that the net proceeds to SBA from the offering, after deduction of the underwriting discount and estimated offering expenses, will be approximately $117.0 million (assuming an offering price at the mid-point of the proposed range). Each share of Series A preferred stock will automatically convert into one share of Series B preferred stock and one share of Class A common stock upon consummation of the offering. We expect to use approximately $38.3 million of the net proceeds from the offering to finance the construction and acquisition of towers, and for general working capital purposes. We may also use such net proceeds to finance acquisitions of other tower companies or other related businesses. In addition, we expect to use approximately $32.7 million of these net proceeds to pay all outstanding dividends on all outstanding shares of our Series A preferred stock and to redeem all outstanding shares of our Series B preferred stock. We also expect to use approximately $46.0 million to repay revolving credit borrowings under our senior credit facility. An affiliate of Lehman Brothers, one of the underwriters in the offering, is a lender under the senior credit facility. We have used borrowings under the senior credit facility to finance our business plan. The weighted average interest rate of revolving credit loans outstanding under the senior credit facility was 8.437% at March 31, 1999. The revolving credit loans mature on December 31, 2004. See "Description of Existing Debt-- The Senior Credit Facility" for more information on the calculation of interest under the senior credit facility. Pending these uses, we will invest the net proceeds in short-term government obligations.

                                DIVIDEND POLICY

  We have never paid dividends on the common stock, and we do not anticipate paying dividends in the foreseeable future. Any determination to pay cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant at that time by the Board of Directors.

  Our ability to pay dividends on the common stock is dependent upon the ability of our subsidiaries to pay dividends, or otherwise loan, advance or transfer funds, to us. The terms of our indebtedness impose limitations on our ability to pay dividends or make other distributions on our capital stock. See "Description of Existing Debt."

                                    DILUTION

  Dilution is the amount by which the offering price paid by the purchasers of the Class A common stock offered hereby will exceed the net tangible book value per share of Class A common stock after the offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

  Our net tangible book value as of March 31, 1999 was $(53.2) million or $(5.94) per share. After giving effect to the receipt of approximately $117.0 million of estimated net proceeds from the sale of shares of Class A common stock in the offering and to the conversion of our outstanding Series A preferred stock that will occur automatically upon consummation of the offering, our pro forma net tangible book value at March 31, 1999 would have been approximately $61.8 million or $2.19 per share. This represents an immediate increase in pro forma net tangible book value of $8.13 per share to existing shareholders and an immediate dilution of $8.81 per share to new investors purchasing shares of Class A common stock in the offering. The following table illustrates the substantial and immediate per share dilution to new investors (assuming an offering price at the mid-point of the proposed range):

                                                                       Per Share
                                                                       ---------
   Initial public offering price per share.....................          $11.0
     Pro forma net tangible book value before the offering..... (5.94)
     Increase per share attributable to new investors..........  8.13
                                                                -----
   Pro forma net tangible book value after the offering........           2.19
                                                                         -----
   Dilution per share to new investors.........................          $8.81

  The following table summarizes the difference among existing shareholders (determined as if the offering had occurred on March 31, 1999) and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share (assuming an offering price at the mid-point of the anticipated price range):

                           Shares Purchased      Total Consideration
                         --------------------- ----------------------- Average Price
                           Number   Percentage    Amount    Percentage   Per Share
                         ---------- ---------- ------------ ---------- -------------
New investors........... 11,538,462     57%    $126,923,082    99.9%      $11.00
Existing stockholders...  8,606,837     43%         122,335     0.1%      $ 0.01
                         ----------    ---     ------------    ----
  Total................. 20,145,299    100%    $127,045,417     100%
                         ==========    ===     ============    ====

  The above tables assume no exercise of options outstanding as of March 31, 1999 and no exercise of the warrant to purchase shares of our Class A common stock issued at the time of the offering of the Series A preferred stock. It also excludes the conversion of Series A preferred stock into 8,050,000 shares of Class A common stock. As of March 31, 1999, there were 1,656,783 shares of Class A common stock reserved for issuance pursuant to outstanding stock options and 402,500 shares of Class A common stock issuable upon the exercise of the outstanding warrant at exercise prices ranging from $0.05 to $4.00 per share. To the extent that any of such shares are issued, there will be further dilution to new investors. See "Description of Capital Stock."

                                 CAPITALIZATION

  The following table sets forth our consolidated capitalization as of March 31, 1999 on an historical basis and as adjusted for the offering and the application of the net proceeds. You should read this table in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements included elsewhere in this prospectus and their related notes.

                                                          As of March 31, 1999
                                                          ---------------------
                                                           Actual   As Adjusted
                                                          --------  -----------
                                                             (in thousands)
Cash and cash equivalents................................ $  2,278   $ 71,733
                                                          ========   ========
Long-term debt (less current maturities):
  Senior Credit Facility(a).............................. $ 40,000   $ 25,000
  12% Senior Discount Notes due 2008.....................  170,445    170,445
                                                          --------   --------
    Total long-term debt.................................  210,445    195,445
                                                          --------   --------
Preferred stock (30,000,000 shares authorized; 8,050,000
 shares issued; 0 shares issued as adjusted)(b)
  Series A preferred stock...............................   34,271        --
Stockholders' equity (deficit):
  Class A common stock (32,000,000 shares authorized;
   100,000,000 shares authorized as adjusted; 880,922
   shares issued; 20,469,384 shares issued as
   adjusted)(c)(d).......................................        9        205
  Class B common stock (8,100,000 shares authorized;
   8,075,000 shares issued; 7,725,915 shares issued as
   adjusted)(e)..........................................       81         77
  Warrants to purchase Class A common stock(c)...........      --         --
  Paid-in capital(e).....................................      741    113,732
  Accumulated deficit....................................  (35,971)   (34,184)
                                                          --------   --------
    Total stockholders' equity (deficit).................  (35,141)    79,830
                                                          --------   --------
      Total capitalization                                $209,575   $275,275
                                                          ========   ========

--------

(a) As of March 31, 1999, we had $40.0 million of borrowings outstanding under our senior credit facility, of which $15.0 million were revolving credit borrowings. We expect the actual amount of revolving credit borrowings outstanding at the closing of the offering to be higher as we continue to borrow to finance our business plan.
(b) Each share of Series A preferred stock is convertible into one share of Series B preferred stock and one share of Class A common stock. "As adjusted" assumes redemption of the Series B preferred stock.
(c) The "as adjusted" number does not include (1) 2,556,783 shares of Class A common stock that have been reserved for issuance pursuant to outstanding options, (2) 1,600,000 shares of Class A common stock that are reserved for issuance upon exercise of options that may be issued in the future under our 1999 Equity Participation Plan, (3) 402,500 shares of Class A common stock that are reserved for issuance upon exercise of the warrant that we granted to BT Alex. Brown in connection with the offering of our Series A preferred stock. See "Management--1996 Stock Option Plan" and "--1999 Equity Participation Plan."
(d) The "as adjusted" number also does not include the 780,000 shares of Class A common stock that we issued upon the acquisition of Com-Net. We may have to issue additional shares of Class A common stock to the former shareholders of Com-Net if certain agreed-upon 1999 and 2000 earnings targets are achieved. These additional shares are not included in the "as adjusted" number. See "Business--Company Services--Site Development Business--The Com-Net Acquisition."

(e) Reflects the surrender as of March 31, 1999 to SBA of 349,085 shares of Class B common stock by Mr. Bernstein to repay a loan made to him in 1997.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed consolidated financial statements are based on our historical financial statements during the periods presented. The unaudited pro forma consolidated statements of operations give effect to the SBA pro forma transactions, which are (1) all individually immaterial acquisitions completed during 1998 and the three months ended March 31, 1999 and (2) the issuance of Class A common stock and the application of the net proceeds as described under "Use of Proceeds," as if each had occurred as of the beginning of the periods presented. The unaudited pro forma consolidated balance sheet as of March 31, 1999 gives pro forma effect to the issuance of the Class A common stock and the application of the net proceeds as described under "Use of Proceeds," as if each had occurred as of March 31, 1999. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that we believe are reasonable.

  These pro forma financial statements are for informational purposes only and do not purport to present what our results of operations or financial condition would actually have been had these transactions actually occurred on such dates or to project our results of operations or financial condition for any future date or period. You should read the pro forma financial statements and their related notes together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and their related notes included elsewhere in this prospectus.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                         Year Ended December 31, 1998

                                        Adjustments    Pro Forma   Adjustments
                                       for Completed      for          for        Pro Forma
                          Historical  Acquisitions(a) Acquisitions  Offering     as Adjusted
                          ----------  --------------- ------------ -----------   -----------
                                   (dollars in thousands except per share data)
Revenues:
 Site development.......  $   46,705      $  --         $ 46,705     $  --       $    46,705
 Site leasing...........      12,396       2,654          15,050        --            15,050
                          ----------      ------        --------     ------      -----------
   Total revenues.......      59,101       2,654          61,755        --            61,755
                          ----------      ------        --------     ------      -----------
Cost of revenues
 (exclusive of
 depreciation shown
 below):
 Site development.......      36,500         --           36,500        --            36,500
 Site leasing...........       7,281         462           7,743        --             7,743
                          ----------      ------        --------     ------      -----------
   Total cost of
    revenues............      43,781         462          44,243        --            44,243
                          ----------      ------        --------     ------      -----------
     Gross profit.......      15,320       2,192          17,512        --            17,512
                          ----------      ------        --------     ------      -----------
Operating expenses:
Selling, general and
 administrative.........      18,302         --           18,302        --            18,302
Depreciation and
 amortization...........       5,802       1,971           7,773        --             7,773
                          ----------      ------        --------     ------      -----------
   Total operating
    expenses............      24,104       1,971          26,075        --            26,075
                          ----------      ------        --------     ------      -----------
     Operating income
      (loss)............      (8,784)        221          (8,563)       --            (8,563)
Other income (expenses):
 Interest income........       4,303         --            4,303       (223)(b)        4,080
 Interest expense.......      (2,357)        --           (2,357)       177 (c)       (2,180)
 Non-cash
  amortization..........     (14,550)        --          (14,550)       --           (14,550)
 Other..................         (37)        --              (37)       --               (37)
                          ----------      ------        --------     ------      -----------
   Total other income
    (expense)...........     (12,641)        --          (12,641)       (46)         (12,687)
                          ----------      ------        --------     ------      -----------
 Income (loss) before
  provision for income
  taxes.................     (21,425)        221         (21,204)       (46)         (21,250)
(Provision) benefit for
 income taxes...........       1,524         (88)          1,436         18            1,454
                          ----------      ------        --------     ------      -----------
 Net income (loss)......     (19,901)        133         (19,768)       (28)         (19,796)
Dividends on preferred
 stock..................      (2,575)        --           (2,575)     2,575 (d)          --
                          ----------      ------        --------     ------      -----------
 Net income (loss)
  available to common
  stockholders..........  $  (22,476)     $  133        $(22,343)    $2,547      $   (19,796)
                          ==========      ======        ========     ======      ===========
 Basic and diluted loss
  per common share......  $    (2.64)                                            $     (0.71)
                          ==========                                             ===========
 Basic and diluted
  weighted average
  number of shares of
  common stock..........   8,526,052                                              27,770,444
                          ==========                                             ===========

--------
(a) Reflects the historical, pre-acquisition results of operations (in the aggregate) for all individually immaterial acquisitions completed by us during 1998 and the increase in pro forma depreciation on tower assets acquired resulting from our application of purchase accounting.
(b) Reflects a reduction of interest income of $0.2 million related to the repayment of a shareholder loan.

(c) Reflects a reduction of pro forma interest expense resulting from the use of a portion of the net proceeds from the offering to repay all amounts outstanding under our previous credit facility assuming such transaction was completed as of January 1, 1998.
(d) Reflects elimination of dividends on preferred stock as a result of the conversion of the Series A preferred stock into Class A common stock.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                       Three Months Ended March 31, 1999

                                        Adjustments    Pro Forma   Adjustments  Pro Forma
                                       for Completed      for          for          as
                          Historical  Acquisitions(a) Acquisitions  Offering     Adjusted
                          ----------  --------------- ------------ -----------  ----------
                                   (dollars in thousands except per share data)
Revenues:
 Site development.......  $   8,575        $--          $ 8,575       $ --      $    8,575
 Site leasing...........      5,142         225           5,367         --           5,367
                          ---------        ----         -------       -----     ----------
   Total revenues.......     13,716         225          13,941         --          13,941
                          ---------        ----         -------       -----     ----------
Cost of revenues
 (exclusive of
 depreciation shown
 below):
 Site development.......      6,623         --            6,623         --           6,623
 Site leasing...........      2,378          47           2,425         --           2,425
                          ---------        ----         -------       -----     ----------
   Total cost of
    revenues............      9,001          47           9,048         --           9,048
                          ---------        ----         -------       -----     ----------
     Gross profit.......      4,716         178           4,894         --           4,894
                          ---------        ----         -------       -----     ----------
Operating expenses:
Selling, general and
 administrative.........      4,078         --            4,078         --           4,078
Depreciation and
 amortization...........      3,131         171           3,302         --           3,302
                          ---------        ----         -------       -----     ----------
   Total operating
    expenses............      7,209         171           7,380         --           7,380
                          ---------        ----         -------       -----     ----------
     Operating income
      (loss)............     (2,493)          7          (2,486)        --          (2,486)
Other income (expenses):
 Interest income........        507         --              507         (55)(a)        452
 Interest expense.......       (815)        --             (816)        168 (b)       (648)
 Non-cash
  amortization..........     (5,200)        --           (5,200)        --          (5,200)
 Other..................          9         --                9         --               9
                          ---------        ----         -------       -----     ----------
   Total other income
    (expense)...........     (5,500)        --           (5,500)        113         (5,387)
                          ---------        ----         -------       -----     ----------
 Income (loss) before
  provision for income
  taxes and
  extraordinary item....     (7,993)          7          (7,986)        113         (7,873)
(Provision) benefit for
 income taxes...........        786          (3)            783         (45)           738
                          ---------        ----         -------       -----     ----------
 Net income (loss)
  before extraordinary
  item..................     (7,207)          4          (7,203)         68         (7,135)
 Extraordinary item.....     (1,150)        --           (1,150)        --          (1,150)
                          ---------        ----         -------       -----     ----------
 Net loss...............     (8,357)          4          (8,353)         68         (8,285)
Dividends on preferred
 stock..................       (713)        --             (713)        713 (d)        --
                          ---------        ----         -------       -----     ----------
 Net income (loss)
  available to common
  stockholders..........  $  (9,070)       $  4         $(9,066)      $ 781     $   (8,285)
                          =========        ====         =======       =====     ==========
 Basic and diluted loss
  per common share......  $   (1.01)                                            $    (0.29)
                          =========                                             ==========
 Basic and diluted
  weighted average
  number of shares of
  common stock..........  8,955,922                                             28,195,299
                          =========                                             ==========

--------
(a) Reflects the historical, pre-acquisition results of operations (in the aggregate) for all individually immaterial acquisitions completed by us during 1999 and the increase in pro forma depreciation on tower assets acquired resulting from our application of purchase accounting.
(b) Reflects a reduction of interest income of $0.1 million related to the repayment of a shareholder loan.

(c) Reflects a reduction of pro forma interest expense resulting from the use of a portion of the net proceeds from the offering to repay all amounts outstanding under our senior credit facility assuming such transaction was completed as of January 1, 1999.
(d) Reflects elimination of dividends on preferred stock as a result of the conversion of the Series A preferred stock into Class A common stock.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                              As of March 31, 1999

                                              Adjustments for        Pro Forma
                                   Historical    Offering           as Adjusted
                                   ---------- ---------------       -----------
                                           (dollars in thousands)
             ASSETS
Current assets:
 Cash and cash equivalents.......   $  2,278      $69,455 (a)(b)(d)  $ 71,733
 Accounts receivable.............     14,164          --               14,164
 Prepaid and other current
  assets.........................      7,606          --                7,606
 Cost and estimated earnings in
  excess of billings on
  uncompleted contracts..........        360          --                  360
                                    --------      -------            --------
   Total current assets..........     24,407       69,455              93,862
                                    --------      -------            --------
Property and equipment, net......    184,825          --              184,825
Note receivable-stockholder......      3,840       (3,840)(c)             --
Intangible assets, net...........      6,798          --                6,798
Deferred financing fees, net.....     11,222          --               11,222
Other assets.....................        750          --                  750
                                    --------      -------            --------
   Total assets..................   $231,841      $65,615            $297,457
                                    ========      =======            ========

         LIABILITIES AND
  STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable................   $ 12,116          --             $ 12,116
 Accrued expenses................      3,098          --                3,098
 Accrued salaries and payroll
  taxes..........................      1,141          --                1,141
 Billings in excess of costs and
  estimated earnings on
  uncompleted contracts..........        126          --                  126
 Other current liabilities.......      1,968          (84)(d)           1,884
                                    --------      -------            --------
   Total current liabilities.....     18,450          (84)             18,366
                                    --------      -------            --------
Other liabilities:
 Deferred tax liabilities........      3,370          --                3,370
 Senior discount notes payable...    170,445          --              170,445
 Notes payable...................     40,000      (15,000)(d)          25,000
 Other long-term liabilities.....        446          --                  446
                                    --------      -------            --------
   Total long-term liabilities...    214,261      (15,000)            199,261
                                    --------      -------            --------
Redeemable preferred stock.......     34,271      (34,271)(b)             --
Stockholders' deficit:
Common stock--Class A............          9          196 (a)(b)(c)       205
     Class B.....................         81           (4)(c)              77
 Additional paid in capital......        741      112,991 (a)(b)(c)   113,732
 Accumulated deficit.............    (35,971)       1,787             (34,184)
                                    --------      -------            --------
   Total stockholders' equity
    (deficit)....................    (35,141)     114,971              79,830
                                    --------      -------            --------
   Total liabilities and
    stockholders' equity
    (deficit)....................   $231,841      $65,615            $297,457
                                    ========      =======            ========

--------

(a) Reflects the estimated net proceeds from the offering of approximately $117.0 million, which is net of the estimated underwriting discounts and offering expenses totaling approximately $9.9 million.

(b) Reflects use of proceeds from the offering to pay all accrued dividends on outstanding shares of Series A preferred stock and to redeem all outstanding shares of Series B preferred stock for a total of $32.5 million. Also reflects the issuance of 8,050,000 shares of Class A common stock as a result of the Series A preferred stock conversion that will occur automatically upon the consummation of the offering.

(c) Reflects receipt of a shareholder note in the amount of approximately $3.8 million. Upon consummation of the offering, Steven E. Bernstein will repay a loan made to him in 1997 by surrendering to SBA 349,085 shares (as of March 31, 1999) of his Class B common stock valued at the midpoint of the range of the initial public offering price.

(d) Reflects use of proceeds from the offering to repay approximately $15.0 million of revolving credit loans and accrued interest thereon, which represents all amounts then outstanding under our senior credit facility. We expect the actual amount of revolving credit loans outstanding at the closing of the offering to be higher as we continue to borrow to finance our business plans.

                       SELECTED HISTORICAL FINANCIAL DATA

  The following table sets forth selected historical financial data as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and as of March 31, 1999 and for the three months ended March 31, 1998 and 1999. The financial data for each of the full fiscal years have been derived from, and are qualified by reference to, our audited financial statements, which Arthur Andersen LLP, our independent certified public accountants, have audited. The financial data set forth below as of March 31, 1999 and for the three months ended March 31, 1998 and 1999, have been derived from our unaudited consolidated financial statements. The financial statements for periods ending on or prior to December 31, 1996 are the combined financial statements of SBA, Inc. and SBA Leasing, Inc., two predecessor companies that we acquired during the first quarter of 1997. You should read the information set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and their related notes included elsewhere in this prospectus.

                                                                           Three Months Ended
                                    Year Ended December 31,                    March 31,
                          -----------------------------------------------  -------------------
                           1994     1995     1996      1997       1998      1998       1999
                          -------  -------  -------  --------  ----------  -------  ----------
                            (dollars in thousands except per share
                                             data)
Operating Data:
Revenues:
 Site development
  revenue...............  $10,604  $22,700  $60,276  $ 48,241  $   46,705  $12,531  $    8,575
 Site leasing revenue...      896    2,758    4,530     6,759      12,396    2,159       5,142
                          -------  -------  -------  --------  ----------  -------  ----------
Total revenues..........   11,500   25,458   64,806    55,000      59,101   14,690      13,716
                          -------  -------  -------  --------  ----------  -------  ----------
Cost of revenues
 (exclusive of
 depreciation shown
 below):
 Cost of site
  development revenue...    7,358   13,993   39,822    31,470      36,500    8,989       6,623
 Cost of site leasing
  revenue...............      647    2,121    3,638     5,356       7,281    1,507       2,378
                          -------  -------  -------  --------  ----------  -------  ----------
Total cost of revenues..    8,005   16,114   43,460    36,826      43,781   10,496       9,001
                          -------  -------  -------  --------  ----------  -------  ----------
Gross profit............    3,495    9,344   21,346    18,174      15,320    4,194       4,716
Selling, general and
 administrative(a)(b)...    1,627    5,968   17,754    12,033      18,302    3,942       4,078
Depreciation and
 amortization...........        5       73      160       514       5,802      507       3,131
                          -------  -------  -------  --------  ----------  -------  ----------
Operating income
 (loss).................    1,863    3,303    3,432     5,627      (8,784)    (256)     (2,493)
Interest income.........        2        6        7       644       4,303      764         507
Interest expense........      (19)     (11)    (139)     (407)     (2,357)    (333)       (815)
Non cash amortization of
 original issue discount
 and debt issuance
 costs..................      --       --       --        --      (14,550)  (1,547)     (5,200)
Other...................      --       --       --        --          (37)     --            9
                          -------  -------  -------  --------  ----------  -------  ----------
Income (loss) before
 income taxes and
 extraordinary item.....    1,846    3,298    3,300     5,863     (21,425)  (1,372)     (7,993)
(Provision) benefit for
 income taxes(c)........     (738)  (1,319)  (1,320)   (5,596)      1,524      (87)        786
Extraordinary item......      --       --       --        --          --       --       (1,150)
                          -------  -------  -------  --------  ----------  -------  ----------
Net income (loss).......    1,108    1,979    1,980       267     (19,901)  (1,458)     (8,357)
Dividends on preferred
 stock..................      --       --       --       (983)     (2,575)    (438)       (713)
                          -------  -------  -------  --------  ----------  -------  ----------
Net income (loss)
 available to common
 stockholders...........  $ 1,108  $ 1,979  $ 1,980  $   (716) $  (22,476) $(1,896) $   (9,070)
                          =======  =======  =======  ========  ==========  =======  ==========
Basic and diluted loss
 per common share.......                                       $    (2.64)          $    (1.01)
                                                               ==========           ==========
Basic and diluted
 weighted average number
 of shares of common
 stock..................                                        8,526,052            8,955,922
                                                               ==========           ==========
Other Data:
Adjusted EBITDA(d)......  $ 1,868  $ 3,376  $10,603  $  7,155  $   (2,377)     300         663
Annualized tower cash
 flow(e)................      344      752      991     1,947       8,088    2,606      11,056
Capital expenditures....      (51)    (660)    (145)  (17,676)   (138,124) (11,070)    (36,870)
Net cash provided by
 (used in) operating
 activities.............      873     (533)   1,215     7,829       7,471   (6,057)     (4,459)
Net cash used in
 investing activities...      (51)    (660)    (145)  (17,676)   (138,124) (11,070)    (36,870)
Net cash provided by
 (used in) financing
 activities.............     (689)   1,298   (1,036)   15,645     151,286  134,628      16,863
Towers owned at the
 beginning of period....      --       --       --        --           51       51         494
Towers constructed......      --       --       --         15         310       16          54
Towers acquired.........      --       --       --         36         133       23          38
Total towers at the end
 of period..............      --       --       --         51         494       90         586
                                      As of December 31,
                          -----------------------------------------------   As of March 31,
                           1994     1995     1996      1997       1998            1999
                          -------  -------  -------  --------  ----------  -------------------
                                    (dollars in thousands)
Balance Sheet Data (at
 end of period):
Property, plant and
 equipment (net)........  $    61  $   647  $   632  $ 17,829  $  150,946       $184,825
Total assets............    2,610    7,429   18,060    44,797     214,573        231,841
Total debt(f)...........        1    1,500    4,921    10,184     182,573        210,445
Redeemable preferred
 stock..................      --       --       --     30,983      33,558        34,271
Common stockholders'
 equity (deficit).......    1,745    4,793      102    (4,344)    (26,095)       (35,141)

(Footnotes on following page)

--------
(a) For the year ended December 31, 1995, selling, general and administrative expense includes cash compensation expense of $1.3 million representing the amount of officer compensation in excess of what would have been paid had the officer employment agreements entered into in 1997 been in effect during that period. For the year ended December 31, 1996, selling, general and administrative expense includes non-cash compensation expense of $7.0 million incurred in connection with the consolidation of the predecessor companies and cash compensation expense of $4.9 million representing the amount of officer compensation in excess of what would have been paid had the officer employment agreements entered into in 1997 been in effect during that period. For the year ended December 31, 1997, selling, general and administrative expense includes non-cash compensation expense of $1.0 million incurred in the consolidation of the predecessor companies. For the year ended December 31, 1998, selling, general and administrative expense includes non-cash compensation expense of $0.6 million incurred in connection with the issuance of stock options and Class A common stock.
(b) Selling, general and administrative expense includes corporate development expenses associated with our site leasing business that were incurred in connection with the acquisition or construction of owned towers. These expenses consist of compensation and overhead costs that are not directly related to the administration or management of existing towers. All of these costs are expensed as incurred. The amount of these corporate development expenses for the periods presented was as follows:

                                                 Three Months Ended
          Year Ended December 31,                    March 31,
   ----------------------------------------   -------------------------
   1994   1995     1996     1997     1998        1998         1999
   ----  ------   ------   ------   -------   -----------  -----------
          (dollars in thousands)               (dollars in thousands)
   $787  $2,627   $8,973   $6,668   $10,000   $     2,168  $     2,177

(c) Provision for income taxes represents a pro forma calculation (40%) for the years ended December 31, 1994, 1995 and 1996, when we were treated as an S Corporation under Subchapter S of the Internal Revenue Code of 1986, as amended. We converted to a C Corporation in 1997. Provision (benefit) for income taxes for the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1998 and 1999 represents an actual provision (benefit). For 1997, the effective rate was in excess of the 40% rate used in the pro forma calculations due to the tax effect of our conversion to a C Corporation.
(d) EBITDA represents earnings before interest income, interest expense, other income, income taxes, depreciation and amortization. EBITDA is commonly used in the telecommunications industry to analyze companies on the basis of operating performance, leverage and liquidity. Adjusted EBITDA excludes the effect of the non-cash compensation expense referred to in footnote (a) above. Adjusted EBITDA is not intended to represent cash flows for the periods presented, nor has it been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Companies calculate Adjusted EBITDA differently and, therefore, Adjusted EBITDA as presented for us may not be comparable to Adjusted EBITDA reported by other companies. See our Consolidated Statements of Cash Flows in our Consolidated Financial Statements contained elsewhere in this prospectus.
(e) We define "tower cash flow" as site leasing revenue less cost of site leasing revenue (exclusive of depreciation). Tower cash flow includes deferred revenue attributable to certain leases. We believe tower cash flow is useful because it allows you to compare tower performance before the effect of expenses (selling, general and administrative) that do not relate directly to tower performance. We define "annualized tower cash flow" as tower cash flow for the last calendar quarter attributable to our site leasing business multiplied by four. Pro forma Annualized tower cash flow also includes the effect of fourth quarter acquisitions as if each had occurred at the beginning of the period presented.
(f) Total debt does not include amounts owed to the shareholder of $0.1 million and $10.7 million as of December 31, 1995 and 1996, respectively. These amounts were paid in March 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

  We are a leading independent owner and operator of wireless communications infrastructure in the United States. Our strategy is to use our historical leadership position in the site development business, a project revenue business, to expand our ownership and leasing of communication towers, a recurring revenue business. We are transitioning our revenue stream from project driven revenues to recurring revenues through the leasing of antenna space at or on communications facilities.

  While we intend to continue to offer site development services to wireless carriers where demand and profitable opportunities exist, we will emphasize our site leasing business through the construction of owned towers for lease to wireless service providers, the acquisition of existing sites and the leasing, subleasing and management of other antenna sites. We believe that as the site development industry matures, our revenues and gross profit from the consulting segment of that business will continue to decline substantially in the near term and this rate of decline will increase for the foreseeable future as wireless service providers choose to outsource ownership of communication sites in order to conserve capital. We also believe that, over the longer term, our site leasing revenue will increase as carriers move to outsource ownership and management of towers and as the number of towers we own grows.

  As a result of these trends and the shift in focus of our business, our earnings and EBITDA declined in 1997 and 1998 from prior periods and capital expenditures increased sharply as we accumulated towers. We expect capital expenditures to increase even more in 1999. In addition, we anticipate that our operating expenses may remain at or above 1998 levels as we continue to construct and acquire tower assets.

  We derive our revenues from two businesses--site development and site leasing. Our site development business consists of site development consulting and site development construction. We provide site development services, both consulting and construction, on a contract basis which is usually customer and project specific. We generally charge for site development services on either a fixed price basis or a time and materials basis. Approximately 80%, 61% and 35% of site development services were performed on a time and materials basis in 1996, 1997 and 1998, respectively, and approximately 31% and 13% of site development services were performed on a time and materials basis in the three months ended March 31, 1998 and 1999, respectively. We also provide site leasing services on a contract basis. Revenue from our site development business may fluctuate from period to period depending on construction schedules, which are a function of our clients' build-out schedules, weather and other factors. Our antenna site leases are typically long-term agreements with renewal periods. Leases are generally paid on a monthly basis. Because of the low variable operating costs of the site leasing business, additional tenants on a tower generate disproportionately larger increases in tower cash flow.

  We are in the process of acquiring and constructing towers to be owned by us and leased to wireless service providers. We intend to continue to make strategic acquisitions in the fragmented and rapidly consolidating tower owner and operator industry. We completed our first tower acquisition in June 1997 and spent $17.7 million on capital expenditures in 1997 and $138.1 million in 1998 to acquire and construct tower assets and acquire a tower construction company. Of the 642 towers we owned or controlled as of April 30, 1999, 418 were new builds. At that date, we had non-binding mandates to build over 400 additional towers under build-to-suit programs (the majority of which we expect will result in binding anchor tenant lease agreements). We believe we have one of the largest number of non-binding build-to-suit mandates from wireless service providers in the industry. In addition, we are currently actively negotiating to acquire additional towers. At April 30, 1999, we had letters of intent or definitive agreements to acquire 51 additional towers in a number of separate transactions for an aggregate purchase price of approximately $12.6 million. We cannot assure you that we will be able to close these transactions, or identify towers or tower companies to acquire in the future.

Tower Economics

  We intend to increase the site leasing portion of our business by constructing new multi-tenant towers, primarily through build-to-suit programs for wireless service providers, and by making selective acquisitions of existing towers and tower companies. We evaluate potential tower construction and acquisition opportunities for projected future operating results before making any capital investments.

  The total cost of constructing a tower can vary significantly from site to site, based upon capacity, geographic location and other factors. The primary components of tower costs are the tower structure and related components, tower foundations, labor, site preparation and finish and providing vehicular and utilities access. If we are responsible for the zoning of a site prior to construction (which is often the case), the cost associated with obtaining the necessary zoning may also be material. We estimate that the average cost of constructing a multi-tenant lattice tower is approximately $225,000 exclusive of land costs, although this estimate may vary from site to site. While we may purchase the underlying property, we typically lease any necessary real estate pursuant to a long-term lease. The typical property lease has a term of five years, usually provides for annual or periodic price increase and gives us the option to renew the lease for up to four or five additional five-year terms.

New Tower Builds

  As part of our new build strategy, we generally begin construction of a new tower only if an anchor tenant (which is typically a PCS, cellular or ESMR provider) has signed an antenna site lease agreement with us. In some cases we may build towers before we have obtained a tenant, although we do not expect to do this very often. The tower site is marketed to other wireless service providers whose monthly rents vary based usually on location, the different antenna installations and tower loading requirements of each type of service. The typical PCS, cellular or ESMR provider pays a monthly rent substantially greater than that of the typical paging provider. Other tenants, including local wireless service providers, generally pay lower monthly rent. Anchor tenants usually receive a discount from the rent paid by subsequent tenants of the same type of wireless service. In certain cases, an anchor tenant may also enjoy an introductory lease rate for a period of time. Our objective is to construct towers for identified anchor tenants in locations where we believe we can secure other wireless providers as additional tenants. Through the addition of new tenants, we seek to achieve a target multiple of tower-level cash flow to the cost of construction by the end of a specified period following construction. We believe that our targeted multiple, which we constantly evaluate and is subject to change from time to time, can be achieved through a variety of tenant mixes ranging from two to three PCS, cellular or ESMR tenants to a greater number of paging or local wireless service providers. Additional tenants provide an increase in revenues without generating significant increases in operating expense. The expenses associated with tower ownership are limited and generally remain fixed regardless of the number of tenants on the tower. These expenses are primarily ground lease payments, real estate taxes, utilities, insurance and maintenance. Because of the operating leverage of the site leasing business, additional tenant leases generate a disproportionately higher increase in tower cash flow.

  We build towers for our ownership on locations selected by us or, in the case of carrier build-to suit programs, by the carrier. Build-to-suit projects typically originate from a proposal we submit in response to a request from a wireless service provider. If the wireless service provider accepts the terms of our proposal, the provider will award us a non-binding mandate to pursue:
(1) specific sites: (2) search rings: or (3) general areas. Based on the status of the site we have been given a mandate to pursue, we will perform due diligence investigations for a designated period, during which time we will analyze the site based on a number of factors, including colocation opportunities, zoning and permitting issues, economic potential of the site, difficulty of constructing a multi-tenant tower and remoteness of the site. These mandates are non-binding agreements and either party may terminate the mandate at any time. In some cases we must build a tower for the carrier if no suitable colocation site is available, regardless of the results of our due diligence and marketability analysis.

  If we conclude that it is economically feasible to construct the tower after our due diligence investigation during the mandate, we will enter into an antenna site lease agreement with the provider. The antenna site lease agreement typically provides that the lessees' obligations are conditioned on our receipt of all necessary zoning approvals where zoning remains to be obtained. We have negotiated several master build-to-suit programs with PCS, cellular and ESMR carriers. Some antenna site lease agreements contain penalty or forfeiture provisions in the event the tower is not completed within specified time periods.

Com-Net Acquisition

  We recently acquired Com-Net and an affiliated entity for $1.0 million in cash, $7.0 million of assumed debt and 780,000 shares of our Class A common stock (480,000 of which were pledged to us and will be returned to us if certain earnings targets are not met). In addition, the shareholders of Com-Net may receive up to $2.5 million in cash and 320,000 additional shares of Class A common stock if certain 1999 earnings targets are met, and up to an additional 400,000 shares of Class A common stock if certain 2000 earnings targets are met. Substantially all of Com-Net's revenues have been derived from site development activities, primarily construction services.

Future Acquisitions

  We also regularly explore tower acquisition opportunities as part of our growth strategy. While we evaluate potential tower acquisitions on an individual basis, our acquisition criteria is similar to our construction criteria. In general, we seek to acquire towers in locations where we believe we will be able to secure other wireless service providers as tenants so that the tower will generate a targeted multiple of tower-level cash flow by a certain time period after its acquisition. In making this determination, we evaluate several factors, including: the existing number of tenants, current revenue of the tower, tower location, available tower capacity for additional tenants and the availability and likelihood of securing additional tenants.

  While we use projections of future tower cash flows when evaluating potential tower builds or acquisitions, we cannot assure you that our projections will prove to be accurate nor can we assure you that we will be able to successfully market a tower to other tenants or implement our build-out strategy on the timetable currently contemplated or at all. Numerous factors affect the economics of each tower, many of which are beyond our control. We cannot assure you that any particular tower will generate the revenues projected at the time it is first constructed or acquired by us.

Future Compensation Charges Related to Stock Option Grants

  In April 1999, we granted options to employees for the purchase of 900,000 shares of our Class A common stock at an exercise price of $8.00 per share pursuant to our 1999 Equity Participation Plan. These options will vest over the next three years, commencing on December 31, 1999 and ending in April 2002. Since the exercise price of these options is substantially below the anticipated price to the public in the offering, we will record non-cash compensation charges in each quarter during the vesting period beginning with the second quarter of this year. The amount of these charges is a function of the price to the public in the offering. Based upon the midpoint of the anticipated price range in the offering, these charges will total approximately $1.7 million over the next three years.

Results of Operations

  As we continue our transition into site leasing, operating results in prior periods may not be meaningful predictors of future prospects. You should be aware of the dramatic changes in the nature and scope of our business when reviewing the ensuing discussion of comparative historical results. We expect that the acquisitions consummated to date and any future acquisitions, as well as our new tower builds, will have a material impact on future revenues, expenses and net income. In particular, depreciation and amortization and interest expense increased significantly in 1998 and in the three months ended March 31, 1999 over the prior periods, and will continue to increase significantly in future periods. We believe that our construction programs will have a material adverse effect on future results of operations, until such time, if ever, as the newly constructed towers attain higher levels of tenant use.

 First Quarter 1999 Compared to First Quarter 1998

  Total revenues decreased 6.6% to $13.7 million for the first quarter of 1999 from $14.7 million for the first quarter of 1998. We derive our revenues from two businesses--site development and site leasing. Our site development business consists of site development consulting and site development construction. Site development revenue decreased 31.6% to $8.6 million in the first quarter of 1999 from $12.5 million in the first quarter of 1998 due to a substantial decline in site development consulting revenue, which was partially offset by a substantial increase in site development construction revenue. Site development consulting revenue decreased 59.7% to $3.9 million in the first quarter of 1999 from $9.7 million in the first quarter of 1998, due primarily to the decreased demand for site acquisition and zoning services from PCS licensees, as well as the increasing acceptance by wireless carriers of outsourced communication site infrastructure through build-to-suit programs. Site development construction revenue increased 66.2% to $4.7 million for the first quarter of 1999 from $2.8 million for the first quarter of 1998, due to the expanded customer base of our construction company and the number of projects on which services were rendered. We expect our site development construction revenue to continue to increase substantially as a result of the recently completed Com-Net acquisition. Site leasing revenue increased 138.2% to $5.1 million for the first quarter of 1999 from $2.2 million for the first quarter of 1998, due to the substantially greater number of towers in our portfolio during the 1999 period compared to 1998.

  Total cost of revenues decreased 14.2% to $9.0 million for the first quarter of 1999 from $10.5 million for the first quarter of 1998. Site development cost of revenue decreased 26.3% to $6.6 million for the 1999 period from $9.0 million for the 1998 period due to the decrease in the site development consulting cost of revenue, which was partially offset by an increase in the site development construction cost of revenue. Site development consulting cost of revenue decreased 58.1% to $3.0 million for the first quarter of 1999 from $7.2 million for the first quarter of 1998 due primarily to the lower level of activity. Site development construction cost of revenue increased to $3.6 million for the 1999 period from $1.7 million for the 1998 period, due primarily to the increased level of activity. Site leasing cost of revenue increased 57.8% to $2.4 million for the 1999 period from $1.5 million for the 1998 period, due primarily to the increased number of owned or controlled towers resulting in an increased amount of lease payments to land owners.

  Gross profit increased 12.5% to $4.7 million for the first quarter of 1999 from $4.2 million for the first quarter of 1998 due to the increase in high margin site leasing revenue which was offset by a decrease in gross profit in our site development business. Gross profit from site development decreased 44.9% to $2.0 million in the 1999 period from $3.5 million in the 1998 period, due to the decline in site development consulting activity and a slight decline in that segment's gross profit in the 1999 period to 22.7% from 25.5% in the 1998 period. Gross profit from site development construction remained flat at $1.1 million in each of the periods. Gross profit margin on site development construction dropped in the 1999 period to 22.8% from 37.7% in the 1998 period, reflecting the increased use of subcontractor labor in 1999. In the future, we believe our gross profit margin on site development construction may be lower than that experienced in the first quarter of 1999 as we integrate Com-Net's business, which has historically had gross profit margins in the 15% to 20% range. Gross profit for the site leasing business increased 324.2% to $2.8 million in the first quarter of 1999 from $0.7 million in the first quarter of 1998, and site leasing gross profit margin improved to 53.8% in the 1999 period from 30.2% in the 1998 period. The increased gross profit and improved margin were both due to the substantially greater number of towers owned or controlled in the 1999 period. As a percentage of total revenues, total gross profit increased to 34.4% in the 1999 period from 28.5% in the 1998 period due to increased levels of higher margin site leasing gross profit.

  Selling, general and administrative expenses increased 3.4% to $4.1 million for the first quarter of 1999 from $3.9 million for the first quarter of 1998. As a percentage of total revenues, selling, general and administrative expenses increased to 29.7% for the 1999 period from 26.8% in the 1998 period.

  Depreciation and amortization increased to $3.1 million for the first quarter of 1999 as compared to $0.5 million for the first quarter of 1998. This increase is directly related to the increased amount of fixed assets (primarily towers) we owned or controlled in the 1999 period as compared to the 1998 period.

  Operating loss increased to $(2.5) million for the first quarter of 1999 from $(0.3) million for the first quarter of 1998 as a result of the increased depreciation and amortization expenses in 1999 associated with the increase in tower ownership. Other income (expense) increased to $(5.5) million for the first quarter of 1999 from $(1.1) million for the first quarter of 1998. This increase resulted primarily from the interest expense associated with our senior discount notes. The extraordinary item in the first quarter of 1999 of $1.1 million relates to the write-off of deferred financing fees associated with our prior bank credit agreement. Net loss was $(8.4) million for the 1999 period as compared to net loss of $(1.5) million for the 1998 period.

 1998 Compared to 1997

  Total revenues increased 7.5% to $59.1 million for 1998 from $55.0 million for 1997. Total site development revenue decreased 3.2% to $46.7 million in 1998 from $48.2 million in 1997 due to a substantial decline in site development consulting revenue, which was largely offset by a substantial increase in site development construction revenue. Site development consulting revenue decreased 41.6% to $27.4 million for 1998 from $47.0 million for 1997, due primarily to the decreased demand for site acquisition and zoning services from PCS licensees, as well as the increasing acceptance by wireless carriers of outsourced communication site infrastructure through build-to-suit programs. Site development construction revenue increased to $19.3 million for 1998 from $1.2 million for 1997, due to the acquisition of CSSI, our construction subsidiary, in September 1997 and higher levels of activity. Site leasing revenue increased 83.4% to $12.4 million for 1998 from $6.8 million for 1997, due to a substantial number of revenue producing towers added during the period through new builds and acquisitions.

  Total cost of revenues increased 18.9% to $43.8 million for 1998 from $36.8 million for 1997. Site development cost of revenue increased 16.0% to $36.5 million in 1998 from $31.5 million in 1997 due to a substantial increase in site development construction cost of revenue, which was partially offset by a decrease in site development consulting cost of revenue. Site development consulting cost of revenue decreased 28.5% to $21.9 million for 1998 from $30.6 million for 1997, due to lower revenue. Site development construction cost of revenue increased to $14.6 million for 1998 from $0.8 million for 1997, due again to the inclusion of the construction subsidiary for a full twelve months in 1998 versus three months in 1997. Site leasing cost of revenue increased 35.9% to $7.3 million for 1998 from $5.4 million for 1997, due primarily to the increased volume of towers owned resulting in an increased amount of lease payments to land owners.

  Gross profit decreased 15.7% to $15.3 million for 1998 from $18.2 million for 1997, due to the decrease in site development consulting revenue and lower margins earned on such revenue, which more than offset gross profits from increased site development construction and site leasing. Gross profit for site development consulting services decreased 66.1% to $5.6 million for 1998 from $16.4 million for 1997. The lower gross profit margins experienced in 1998 were due to more work being performed on a fixed fee basis and the completion of a number of large projects on which we experienced proportionately higher expenses than in the earlier stages of a project. Gross profit for site development construction services increased to $4.7 million for 1998 from $0.4 million for 1997 due to higher revenue. Gross profit for the site leasing business increased 264.6% to $5.1 million for 1998 from $1.4 million for 1997 due primarily to higher revenue but also due to higher gross profit margins earned on towers owned as opposed to the margins earned on our lease/sublease business which contributed most of our 1997 site leasing revenue. As a percentage of total revenues, gross profit decreased to 25.9% for 1998 as compared to 33.0% for 1997 due to significantly lower site development consulting gross profit.

  Selling, general and administrative expenses increased 52.1% to $18.3 million for 1998 from $12.0 million for 1997 primarily due to the addition of personnel, the expansion of office space and overall increases in operating expenses attributable to the growth in the organization and building of our tower development infrastructure. We also incurred $1.0 million of direct expenses on acquisitions or proposed new tower builds which were not completed. As a percentage of total revenues, selling, general and administrative expenses increased to 31.0% for 1998 from 21.9% in 1997.

  Depreciation and amortization increased to $5.8 million for 1998 as compared to $0.5 million for 1997. This increase is directly related to the increased amount of fixed assets (primarily towers) we owned in 1998 as compared to 1997.

  Operating income (loss) decreased to $(8.8) million for 1998 from $5.6 million for 1997 as a result of the factors discussed above. Other income (expense) decreased to $(12.6) million for 1998 from $0.2 million for 1997. This decrease resulted primarily from the interest expense associated with the senior discount notes offset by interest income that was earned on cash balances. Net income (loss) was $(19.9) million for 1998 as compared to net income of $0.3 million for 1997.

 1997 Compared to 1996

  Total revenues decreased 15.1% to $55.0 million for 1997 from $64.8 million for 1996. Total site development revenue decreased 20.0% to $48.2 million in 1997 from $60.3 million in 1996 due to a substantial decline in site development consulting revenue. Site development consulting revenue decreased 22.0% to $47.0 million for 1997 from $60.3 million for 1996, due primarily to the decreased demand for site development services from A- and B- block broadband PCS licensees, partially offset by the increased demand for services from D-, E-, and F- block broadband PCS licensees and ESMR providers. This decreased demand from A- and B- block licensees resulted from their initial markets nearing build-out completion and not yet having commenced anticipated build out of secondary or tertiary markets, as well as the increasing acceptance by these providers of outsourced communication site infrastructure through build-to-suit programs. Site development construction revenue were $1.2 million for 1997. There was no site development construction revenue in 1996 because we did not acquire CSSI, our construction subsidiary, until September 1997. Site leasing revenue increased 49.2% to $6.8 million for 1997 from $4.5 million for 1996, due primarily to the continued growth of lease/sublease business from new and existing paging clients, and also to our ownership of 51 revenue producing towers at year end 1997.

  Total cost of revenues decreased 15.3% to $36.8 million for 1997 from $43.5 million for 1996. Site development cost of revenue decreased 21.0% to $31.5 million in 1997 from $39.8 million in 1996 due to a decrease in site development consulting cost of revenue. Site development consulting cost of revenue decreased 23.0% to $30.6 million for 1997 from $39.8 million for 1996 due primarily to decreased site development consulting revenue. Site development construction cost of revenue was $0.8 million for 1997. Because we did not purchase CSSI until September 1997, there was no site development construction cost of revenue in 1996. Site leasing cost of revenue increased 47.2% to $5.4 million in 1997 from $3.6 million in 1996, due primarily to the higher revenue.

  Gross profit decreased 14.9% to $18.2 million for 1997 from $21.3 million for 1996, due primarily to the decrease in site development revenue. Gross profit for site development consulting services decreased 19.9% to $16.4 million for 1997 from $20.5 million for 1996. This decrease was related to the decrease in revenue. Gross margin percentages were constant at 34%. Gross profit for site development construction was $0.4 million for 1997. Gross profit for the site leasing business increased 57.3% to $1.4 million for 1997 from $0.9 million for 1996. These increases were attributable to the growth of the lease/sublease business. As a percentage of total revenues, gross profit remained constant at 33% for 1997 and 1996.

  Selling, general and administrative expenses decreased 32.2% to $12.0 million for 1997 from $17.8 million for 1996, primarily due to a reduction in executive compensation and increased 1996 expenses associated with a bonus paid to Mr. Bernstein, our Chief Executive Officer, and non-cash compensation expense of $7.0 million relating to the granting of options to our other officers. The bonus was $4.0 million in 1996. Non-cash compensation expense recorded in 1997 was $1.0 million. As a percentage of total revenues, selling, general and administrative expenses decreased to 21.9% for 1997 from 27.4% for 1996. Excluding the effect of the above mentioned bonus and non-cash compensation expense, selling, general and administrative expenses as a percentage of revenue would have increased to 20.1% for 1997 from 10% for 1996. This increase is attributable to the addition of personnel and increased operating expenses we incurred to grow the site leasing business.

  Depreciation and amortization increased to $0.5 million for 1997 as compared to $0.2 million for 1996. This increase is directly related to the increased amount of fixed assets (primarily towers) we owned in 1997 as compared to 1996.

  Operating income increased 63.9% to $5.6 million for 1997 from $3.4 million for 1996. Other income (expense) was not material in either period. Actual net income decreased 91.9% to $0.3 million for 1997 from $3.3 million for 1996. On a pro forma basis, assuming SBA had been a C corporation for both periods, net income decreased 86.5% to $0.3 million for 1997 from $2.0 million for 1996. These decreases resulted from a reduction in site development revenues and the inclusion of a provision for income taxes in 1997. Prior to 1997, we were not subject to tax at the corporate level.

Liquidity and Capital Resources

  SBA Communications Corporation is a holding company with no business operations of its own. Its only significant asset is the outstanding capital stock of its subsidiaries. It conducts all its business operations through its subsidiaries. Accordingly, its only source of cash to pay its obligations is distributions from its subsidiaries from their net earnings and cash flow. Even if our subsidiaries determined to pay a dividend on or make a distribution in respect of their capital stock, we cannot assure you that our subsidiaries will generate sufficient cash flow to pay such a dividend or distribute such funds or that they will be permitted to pay dividends by the terms of our senior credit facility.

  Net cash used in operations during the three months ended March 31, 1999 was $4.5 million compared to net cash used in operations of $6.1 million in the three months ended March 31, 1998. Net cash used in investing activities for the three months ended March 31, 1999 was $36.9 million compared to $11.1 million for the three months ended March 31, 1998. This increase is attributable to a higher level of tower acquisition and new build activity in 1999 versus 1998. Net cash provided by financing activities for the three months ended March 31, 1999 was $16.9 million compared to $134.6 million for the three months ended March 31, 1998. The 1998 amount includes the proceeds of the notes.

  Net cash provided by operations during 1998 and 1997 was relatively constant at $7.5 million and $7.8 million, respectively. Net cash used in investing activities for 1998 was $138.1 million compared to $17.7 million for 1997. The increase in cash used in investing activities results from the acquisition and construction of 443 towers during 1998. Net cash provided by financing activities for 1998 was $151.3 million compared to $15.6 million for 1997. This increase is attributable to the proceeds of our senior discount notes.

  Net cash provided by operations during 1997 was $7.8 million compared to $1.2 million in 1996. The increase in net cash provided by operations was primarily attributable to the decrease in net income together with changes in the account balances associated with accounts receivable, accounts payable, intangibles and various tax accounts for the respective periods. Net cash used in investing activities for 1997 was $17.7 million compared to $0.1 million for 1996. The increase in cash used for investing activities resulted from the acquisition of towers and CSSI, a tower construction company. Net cash provided by financing activities for 1997 was $15.6 million compared to net cash used in financing activities of $1 million for 1996. The increase in net cash provided by financing activities was primarily attributable to the proceeds from the sale of our Series A preferred stock.

  Our balance sheet reflected positive working capital of $6.0 million and $8.1 million as of March 31, 1999 and December 31, 1998, respectively.

  As a result of a preferred stock offering in March 1997, we received net proceeds of $25.3 million after deducting the agents' commission, offering expenses and a stock redemption. These proceeds were used primarily for the repayment of short-term debt, for the funding of various expansion costs, for the construction and acquisition of various towers and for general working capital.

  On March 2, 1998 we issued $269.0 million in aggregate principal amount at maturity of 12% senior discount notes due 2008. This offering provided approximately $150.2 million of gross proceeds to us. From these gross proceeds, we repaid approximately $20.2 million of existing indebtedness and paid approximately $5.7 million of fees and expenses. The remaining proceeds were used primarily for the acquisition and construction of communications towers. Prior to March 1, 2003, interest expense on the senior discount notes will consist solely of non-cash accretion of original issue discount and the senior discount notes will not require cash interest payments. After such time, the senior discount notes will have accreted to $269.0 million and will require annual cash interest payments of approximately $32.3 million. In addition, the senior discount notes mature on March 1, 2008.

  In February 1999, we entered into a senior credit facility through our Telecommunications subsidiary with a group of lenders. This $175.0 million senior credit facility, which replaced our prior $55.0 million credit facility, consists of a $25.0 million term loan and a $150.0 million revolving line of credit. The term loan was fully funded at closing. Availability under the senior credit facility is determined by a number of factors including number of towers built by us with anchor tenants on the date of completion, the financial performance of our other towers, site development and construction segments, as well as by other financial covenants, financial ratios and other conditions. The senior credit facility, matures December 31, 2004 and, pursuant to a schedule, amortization and reduced availability begins March 31, 2001. Borrowings under the senior credit facility bear interest at the eurodollar rate plus a margin ranging from 2.25% to 3.50% (determined by a leverage ratio) or a "base rate" (as defined in the senior credit facility) plus a margin ranging from 1.25% to 2.50% (determined by a leverage ratio). The senior credit facility is secured by substantially all of the assets of our Telecommunications subsidiary and its direct and indirect subsidiaries, requires our Telecommunications subsidiary to maintain certain financial covenants and places restrictions on, among other things, the payment of dividends to SBA, the incurrence of debt and liens, disposition of assets, transactions with affiliates and certain investments. In connection with the termination of the previous credit agreement, we recorded an extraordinary charge of approximately $1.1 million representing the write-off of previously capitalized deferred financing fees related to the previous bank credit agreement. Deferred financing fees related to obtaining the new senior credit facility were approximately $3.9 million. Additionally, on March 8, 1999, after receiving the requisite consents from the holders of our senior discount notes, we amended the indenture governing the notes to increase one of the categories of permitted indebtedness from $125.0 million to $175.0 million. In connection therewith, we paid $2.1 million to the holders of the notes. The amount is also reflected in deferred financing fees.

  In the event that the business acquired in the Com-Net acquisition achieves certain EBITDA targets in 1999 and 2000, we may be obligated to issue up to 720,000 additional shares of Class A common stock and to pay up to $2.5 million to the former shareholders of Com-Net. If the business acquired does not achieve certain EBITDA targets in 1999, the former shareholders of Com-Net will return to us up to 480,000 of the shares we issued to them at the closing of the Com-Net acquisition.

  We currently estimate that we will make at least $160.0 million of capital expenditures during 1999 for the construction and acquisition of communication sites, primarily towers, and the acquisition of Com-Net. We currently expect that capital expenditures will be at the same or higher levels in 2000. We expect to use cash from operations together with the proceeds of the offering and availability under our senior credit facility to fund these capital expenditures. These expected capital expenditures will substantially exhaust our availability under our senior credit facility. However, the exact amount of our future capital expenditures will depend on a number of factors. In 1999, we currently anticipate building a significant number of towers for which we have non-binding mandates pursuant to our build-to-suit program. We also intend to continue to explore opportunities to acquire additional towers, tower companies and/or related businesses. Our capital expenditures in 1999 will depend in part upon acquisition opportunities that become available during the period, the needs of our primary build-to-suit customers and the availability to us of additional debt or equity capital on acceptable terms. In the event that borrowings under the senior credit facility have otherwise been used when an acquisition or construction opportunity arises, we would be required to seek additional debt or equity financing. We cannot assure you that any such financing will be available on commercially reasonable terms or at all or that any additional debt financing would be permitted by the terms of our existing indebtedness.

  Our ability to make scheduled payments of principal of, or to pay interest on, our debt obligations, and our ability to refinance any such debt obligations, or to fund planned capital expenditures, will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our business strategy contemplates substantial capital expenditures in connection with our planned tower build-out and acquisitions. Based on our current operations and anticipated revenue growth, we believe that, if our business strategy is successful, cash flow from operations and the proceeds of the offering and available borrowings under the senior credit facility will be sufficient to fund our anticipated capital expenditures in 1999. Thereafter, however, or in the event we exceed our currently anticipated capital expenditures for 1999, we anticipate that we will need to seek additional equity or debt financing to fund our business plan. Failure to obtain any such financing could require us to significantly reduce our planned capital expenditures and scale back the scope of our tower build-out or acquisitions, either of which could have a material adverse effect on our projected financial condition or results of operations. In addition, we may need to refinance all or a portion of our indebtedness (including the senior discount notes and/or the senior credit facility) on or prior to its scheduled maturity. We cannot assure you that we will generate sufficient cash flow from operations in the future, that anticipated revenue growth will be realized or that future borrowings or equity contributions will be available in amounts sufficient to service our indebtedness and make anticipated capital expenditures. In addition, we cannot assure you that we will be able to effect any required refinancing of our indebtedness (including the senior discount notes) on commercially reasonable terms or at all. See "Risk Factors."

Market Risk

  We are exposed to certain market risks which are inherent in our financial instruments. These instruments arise from transactions entered into in the normal course of business, and in some cases, relate to our acquisition of related businesses. We are subject to interest rate risk on our senior credit facility and any future financing requirements. Our fixed rate debt consists primarily of the accreted balance of the notes. Our variable rate debt consists of borrowings made under the senior credit facility.

  The following table presents the future principal payment obligations and weighted average interest rates associated with our existing long-term debt instruments assuming our actual level of long-term indebtedness:

                           1999 2000   2001      2002      2003    Thereafter
                           ---- ---- --------- --------- --------- -----------
Liabilities:
Long-term debt............ --   --         --        --        --  269,000,000
 Fixed rate (12.0%)
Term Loan................. --   --   2,500,000 2,500,000 7,500,000  12,500,000
 Variable rate (8.437% at
  March 31, 1999)
Revolving Loan............ --   --   1,500,000 3,000,000 4,500,000   6,000,000
 Variable rate (8.437% at
  March 31, 1999)

  Our primary market risk exposure relates to (1) the interest rate risk on long-term and short-term borrowings, (2) our ability to refinance our senior discount notes at maturity at market rates, (3) the impact of interest rate movements on our ability to meet interest expense requirements and exceed financial covenants and (4) the impact of interest rate movements on our ability to obtain adequate financing to fund future acquisitions. We manage the interest rate risk on our outstanding long-term and short-term debt through our use of fixed and variable rate debt and interest rate swaps. While we cannot predict or manage our ability to refinance existing debt or the impact interest rate movements will have on our existing debt, we continue to evaluate our financial position on an ongoing basis.

Year 2000

  During 1998 we continued our review of the installation of new systems hardware and software and determined that the installation is on schedule for completion before the year 2000.

  There are five phases that describe our process in becoming Year 2000 compliant. The awareness phase encompasses developing a budget and project plan. The assessment phase identifies mission-critical systems to check for compliance. Both of these phases have been completed. We are at various stages in the three remaining phases: renovation, validation and implementation. Renovation is the design of the systems to be Year 2000 compliant. Validation is testing the systems followed by implementation.

  We have begun implementation of a new financial system. The system is certified by the vendor as Year 2000 compliant. In conjunction with this implementation, we have undertaken the renovation of our operational systems. The testing and implementation of these systems is scheduled for completion in 1999. The cost of the new financial system and renovation of our operational systems is expected to be approximately $750,000.

  Management is reviewing the state of Year 2000 readiness of third parties with whom we share a material relationship, such as banks and vendors used by us. At this time, we are unaware of any third party Year 2000 issues that would materially effect these relationships or our financial condition.

  We expect to be Year 2000 compliant in 1999 for all major systems. We are assessing our risks and the full impact on operations if the worst case Year 2000 scenario were to occur. In conjunction with this, we are developing a contingency plan and expect to complete the development of this plan in 1999.

Inflation

  The impact of inflation on our operations has not been significant to date. However, we cannot assure you that a high rate of inflation in the future will not adversely affect our operating results.

Recent Accounting Pronouncements

 Comprehensive Income

  In June 1997, the Financial Accounting Standards Board, or FASB, issued SFAS No. 130, "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that an enterprise classify items of other comprehensive income separately from accumulated deficit and additional paid-in capital in the equity section of the balance sheet. Comprehensive income is defined as the change in equity during the financial reporting period of a business enterprise resulting from non-owner sources. During the year ended December 31, 1998, 1997 and 1996 and for the three months ended March 31, 1999 and 1998, we did not have any changes in our equity resulting from such non-owner sources and accordingly, comprehensive income as set forth by SFAS No. 130 was equal to the net loss amounts presented for the respective periods in our Consolidated Financial Statements.

 Segment Reporting

  In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which is required to be adopted in fiscal 1998. SFAS No. 131 requires us to report financial and other descriptive information about our reportable operating segments. Required disclosures include, among other things, a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. We have implemented SFAS No. 131 during 1998.

 Derivative Instruments and Hedging Activities

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 will require that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. Management believes that adopting this statement will not have a material impact upon our results of operations or financial position.

                               INDUSTRY OVERVIEW

General

  We are a leading independent owner and operator of wireless communications infrastructure in the United States. In order to capitalize on the trend toward colocation and independent tower ownership in this industry, we have aggressively expanded our site leasing business by using our nationally recognized site development experience and strong relationships with wireless service providers to source opportunities to build and acquire communication sites. The wireless communications industry continues to grow rapidly as consumers become more aware of the benefits of wireless services, current wireless technologies are used in more applications, the cost of wireless services to consumers declines and new wireless technologies are developed. Changes in U.S. federal regulatory policy, including the implementation of the Telecommunications Act of 1996, have led to a significant number of new competitors in the industry through the auction of frequency spectrum for a wide range of uses, most notably PCS. This competition, combined with a growing reliance on wireless services by consumers, has led to an increased demand for higher quality, uninterrupted service and improved coverage. This demand for higher quality service and coverage has led to increased demand for communication sites as new providers build out their networks and existing providers upgrade and expand their networks to maintain their competitiveness. We believe that, as the wireless communications industry has become more competitive, wireless service providers have outsourced certain network services and build-out activities and colocated transmission equipment with other providers on multi-tenant towers, in order to maximize their operating and capital efficiencies. The need for colocation has also been driven by the growing trend by municipalities to slow the proliferation of towers by requiring that towers accommodate multiple tenants.

  All of these factors have provided an opportunity for us to develop and own communication sites, lease antenna space on such sites and provide related network infrastructure and support services.

Development of the Tower Industry

  The U.S. wireless communications industry was transformed in the 1970s through the issuance of licenses by the FCC to provide high quality communications services to vehicle-mounted and hand-held portable telephones, pagers and other devices. The licensees built and began operating wireless networks that were supported by communication sites, transmission equipment and other infrastructure. In the early 1980s, the number of towers began to expand significantly with the development of more advanced wireless communications systems, particularly cellular and paging. Nevertheless, as additional towers were built by the wireless carriers, they often were built for a single purpose rather than as multiple tenant towers. In addition, these towers were generally owned and maintained by carriers and were treated as corporate cost centers operated primarily for the purpose of transmitting or receiving such carriers' signals.

  During the mid-to-late 1980s, a number of independent operators of towers began to emerge. These independent tower operators focused on owning and managing towers with multiple tenants by adding lessees to existing and reconstructed towers. We believe the majority of these operators were small business owners with a small number of local towers and few services other than site leasing. In the last five years, however, several larger independent tower operators have emerged as demand for wireless services has continued to grow and as additional high frequency licenses have been awarded for new wireless services (including PCS, narrowband paging and wireless local loop), each requiring networks with extensive tower infrastructure. These independent tower operators have sought to acquire smaller operators as well as clusters of towers formerly owned by carriers and broadcasters.

  Today, a variety of companies, including wireless carriers, local and long distance telecommunications companies, broadcasting companies, independent tower operators, utilities and railroad companies, own towers. Despite the increasing demand for towers, the tower industry in the United States remains highly fragmented, with only a few independent tower operators owning a large number of towers. The pace of consolidation has begun to accelerate, however, as the larger independent operators continue to acquire small local operators and purchase towers from wireless communications companies. In addition, wireless carriers are building out new, or filling in existing, tower footprints for new and existing wireless services. Independent operators have also expanded into a number of associated network and communication site services, including the design of communication sites and networks, the selection and acquisition of tower and rooftop sites (including the resolution of zoning and permitting issues) and the construction of towers. Previously, carriers typically handled such services through in-house departments, and local nonintegrated service contractors focused on specific segments such as site acquisition.

Networks and Towers

  Wireless service providers require wireless transmission networks in order to provide service to their customers. Each of these networks is configured specifically to meet the coverage requirements of the particular provider and includes transmission equipment such as antennas placed at various locations throughout the service area. These locations, or communication sites, are critical to the operation of a wireless network. A communication site may have the capacity for multiple antenna installations, or antenna sites, depending on the size and type of the communication site. The value of a tower generally depends on its location and the number of antennas that it can support.

  Set forth below is a diagram illustrating the basic functions of each of the primary components of a "wireless network."



  Communication sites consist of towers, rooftops and other structures upon which antennas are placed. A typical tower usually includes a compound enclosing the tower and an equipment shelter (which houses a variety of transmitting, receiving and switching equipment). The tower can be either a self-supported or guyed model. There are two types of self-supported models, the lattice and the monopole. A lattice model is usually tapered from the bottom up and can have three or four sides of open-framed steel supports. A monopole is a free-standing tubular structure. Guyed towers gain their support capacity from a series of guy cables attaching separate levels of the tower to anchor foundations in the ground. Monopoles typically range in height from 50-200 feet, lattice towers can reach up to 1000 feet and guyed towers can reach 2000 feet or more.

  Rooftop sites are more common in urban areas where tall buildings are generally available and multiple communication sites are required because of high wireless traffic density. One advantage of a rooftop site is that zoning regulations typically permit installation of antennas. In cases of such high population density, neither height nor extended radius of coverage are as important and the installation of a tower structure may prove to be impossible because of zoning restrictions, land cost and land availability. Antennas may also be installed on structures such as electric transmission towers, silos, water tanks, windmills and smokestacks.

 Operation of Two-Way Wireless Systems

  Wireless transmission networks use a variety of radio frequencies to transmit voice and data. Wireless transmission networks include two-way radio applications, such as cellular, wide band and narrow band PCS and ESMR networks, and one way radio applications, such as paging services. Each application operates within a distinct radio frequency. Although cellular represents the largest segment of the wireless communications industry, other wireless technologies are expected to grow significantly.

  Two-way wireless service areas are divided into multiple regions called "cells," each of which contains a base station consisting of a low-power transmitter, a receiver and signaling equipment, typically located on a tower. The cells are usually configured in a grid pattern, although terrain factors (including natural and man-made obstructions) and signal coverage patterns may result in irregularly shaped cells and overlaps or gaps in coverage. Cellular system cells generally have a radius ranging from two miles to 25 miles and PCS system cells generally have a radius ranging from one-quarter mile to 12 miles, depending on the PCS technology being used, installation, height and the terrain. Growing demand for cell sites is one of the primary reasons for growing demand for our services. The base station in each cell is connected by microwave, fiber optic cable or telephone wires to a switch, which uses computers and specially developed software to control the operation of the wireless telephone system for its entire service area. The switch controls the transfer of calls from cells within the system and connects calls to the local landline telephone system or to a long distance telephone carrier.

  Each wireless transmission network is planned to meet a certain level of subscriber density and traffic demand in addition to providing a certain geographic coverage. Each transmission requires a certain amount of radio frequency, so a system's capacity is limited by the amount of frequency that is available. Each separate transmitter can reuse the same frequency, subject to certain interference limitations. The design of each wireless system involves the placement of transmission equipment in locations that will make optimal use of available frequency based upon projected usage patterns, subject to the availability of such locations and the ability to use them for wireless transmission under applicable zoning requirements.

 Wireless Communications

  The wireless communications industry now provides a broad range of services, including cellular, PCS, paging, SMR and ESMR. The industry has benefited in recent years from increasing demand for its services, and industry experts expect this demand to continue to increase. The following table sets forth Paul Kagan Associates, Inc.'s industry estimates regarding projected subscriber growth for certain types of wireless communications services.

                                                          1998-2002  2002-2008
                                                          Compounded Compounded
                       Estimated   Projected   Projected    Annual     Annual
                         1998        2002        2008       Growth     Growth
                      Subscribers Subscribers Subscribers    Rate       Rate
                      ----------- ----------- ----------- ---------- ----------
                                  (In millions except percentages)
Cellular(1)..........    60.0        80.7        81.1         7.7%       0.1%
PCS(1)...............     7.2        46.0        86.6        59.0%      11.1%
ESMR(1)..............     2.8        10.1        17.0        37.8%       9.1%

--------
(1) Data is from January 1999.

  Although Paul Kagan Associates, Inc. is a leading industry analyst, we cannot assure you that their projections of industry growth will be realized. Projections are inherently uncertain and actual results will likely differ from these projections, possibly materially.

  We believe that more communication sites will be required in the future to accommodate the expected increase in demand for wireless communications services. In addition, we see additional opportunities with the development of higher frequency technologies (such as PCS), which have a reduced cell range as a result of signal propagation characteristics that require a more dense network of towers. Also, network services may be required to service the network build-outs of new carriers and the network upgrades and expansion of existing carriers.

  Current emerging wireless communications systems, such as PCS and ESMR, represent an immediate and sizable market for providers of communication site services as they build out large nationwide and regional networks. While several PCS and ESMR providers have already built limited networks in certain markets, these providers still need to fill in "dead zones" and expand geographic coverage. The Cellular Telecommunications Industry Association, or CTIA, estimates that, as of June 30, 1998, there were 57,674 antenna sites in the United States. In October 1995, the PCIA, estimated that the number of antenna sites in the United States for both cellular and PCS providers would increase by an additional 100,000 antenna sites (more than one of which can be located on a single communication site) over the subsequent ten years as cellular systems expand coverage and PCS systems are deployed.

  As a result of advances in digital technology, ESMR operators have also begun to design and deploy digital mobile telecommunications networks in competition with cellular providers. In response to the increased competition, cellular operators are re-engineering their networks by increasing the number of sites, locating sites within a smaller radius, filling in "dead zones" and converting from analog to digital cellular service in order to manage subscriber growth, extend geographic coverage and provide competitive services. The demand for communication sites is also being stimulated by the development of new paging applications, such as e-mail and voicemail notification and two-way paging, as well as other wireless data applications.

  Licenses are also being awarded, and technologies are being developed, for numerous new wireless applications that will require networks of communication sites. These potential applications include the auction of licenses that occurred in February 1998 for local multi-point distribution services, including wireless local loop, wireless cable television, data and Internet access. Radio spectrum required for these technologies has, in many cases, already been awarded and licensees have begun to build out and offer services through new wireless systems. Examples of these systems include local loop networks operated by WinStar and Teligent, wireless cable networks operated by companies such as Cellular Vision and CAI Wireless, and data networks being constructed and operated by BellSouth Wireless Data, MTEL and Ardis.

Characteristics of the Tower Industry

  In addition to the increased demand for wireless services and the need to develop and expand wireless communications networks, we believe that other trends influencing the wireless communications industry have important implications for independent tower operators. In this increasingly competitive wireless industry environment, we believe that many providers are dedicating their capital and operations primarily to those activities that directly contribute to subscriber growth, such as marketing and distribution. Many providers have, therefore, sought to reduce costs and increase efficiency through the outsourcing of infrastructure network functions such as communication site ownership, construction, operation and maintenance. Further, in order to speed new network deployment or expansion and generate efficiencies, providers are increasingly colocating transmission equipment with that of other wireless service providers. The trend towards colocation has been furthered by the "Not-In-My-Backyard" arguments generated by local zoning/planning authorities in opposition to the proliferation of towers.

  We also believe that, in addition to the favorable growth and outsourcing trends in the wireless communications industry and barriers to entry as a result of local zoning restrictions associated with new tower sites, tower operators benefit from several favorable characteristics. The ability of tower operators to provide antenna sites to customers on multiple tenant towers protects them against the specific technology, product and market risks typically faced by any individual provider. The emergence of new technologies, providers, products and markets may allow independent tower operators to further diversify against such risks. We believe that independent tower operators also benefit from the contract nature of the site leasing business and the predictability and stability of these recurring revenues. In addition, the site leasing business has low variable operating costs and significant operating leverage. Towers generally are fixed cost assets with minimal variable operating costs associated with additional tenants. A tower operator can generally expect to experience increasing operating margins when new tenants are added to existing towers.

  We believe that the site leasing business typically experiences low customer churn rates as a result of the high costs that would be incurred by a wireless service provider if it were to relocate an antenna to another site and consequently be forced to re-engineer its network. Moving a single antenna may alter the pre-engineered maximum signal coverage, requiring a reconfigured network at significant cost to maintain the same coverage. Municipal approvals are increasingly difficult to obtain and may also affect the provider's decision to relocate. We believe that the costs associated with network reconfiguration and municipal approval and the time required to complete these activities are not generally justified by any potential savings in reduced site leasing expense.

                                    BUSINESS

General

  We are a leading independent owner and operator of wireless communications infrastructure in the United States. We generate revenues from our two primary businesses--site leasing and site development services. Since our founding in 1989, we have participated in the development of more than 12,000 antenna sites in 49 of the 51 major wireless markets in the United States. In 1997, we began aggressively expanding our site leasing business by capitalizing on our nationally recognized site development experience and strong relationships with wireless service providers to take advantage of the trend toward colocation and independent tower ownership. As of April 30, 1999, we owned or controlled 642 towers, had 51 towers pending acquisition under letters of intent or definitive agreements and had non-binding mandates to build over 400 additional towers for anchor tenants. Our Annualized tower cash flow for the first quarter of 1999 was $11.1 million.

  As a result of our extensive existing tower base, we believe we are well-positioned to continue to capitalize on the growth opportunities available in the rapidly consolidating and highly fragmented tower leasing industry. We have used our leadership position in the site development services business, our existing national field organization and our strong relationships with wireless service providers to expand into the ownership and leasing of communication sites. We have added build-to-suit programs and other antenna site leasing options to our service offerings and have acquired attractive communication sites. Our build-to-suit programs provide an integrated solution to those wireless service providers seeking to minimize their capital expenditures, overhead and time associated with the build-out and on-going maintenance of their wireless network infrastructure.

  Our primary focus is the leasing of antenna space on our multi-tenant towers to a variety of wireless service providers under long-term lease contracts. We lease antenna space on: (1) the towers we construct through build-to-suit programs; (2) existing sites we acquire; (3) the towers we develop strategically; and (4) sites we lease, sublease and/or manage for third parties. Under a build-to-suit program, we build a tower for a wireless service provider who has entered into a long-term anchor tenant lease. We retain ownership of the tower and the exclusive right to colocate additional tenants on the tower. We also develop towers strategically, identifying an attractive location and completing all pre-construction procedures (such as zoning) necessary to secure the site. We then market the tower site to potential customers.

  Our site development business consists of site development consulting and site development construction. Our site development services business is an "end-to-end" service offering design, construction and operating expertise to a range of wireless service providers. Our site development services consist of:
(1) network pre-design; (2) communication site selection; (3) communication site acquisition; (4) local zoning and permitting; and (5) site construction and antenna installation.

  We have a diverse range of customers, including cellular, PCS, paging, SMR and ESMR providers, as well as other users of wireless transmission and reception equipment. Our customers currently include many of the major wireless communications companies, including AT&T Wireless, BellSouth Mobility DCS, Nextel, Omnipoint, Pac Bell, PrimeCo, Southwestern Bell and Sprint PCS.

  We will continue to use our site development expertise to complement our site leasing business, secure additional build-to-suit mandates and choose acquisitions and strategic sites that we believe will be attractive for future tenants. We believe that as the site development industry matures, our revenues and gross profit from the consulting segment of that business will continue to decline substantially. We also believe that, over the longer term, our site leasing revenues will increase as carriers move to outsource ownership and management of towers and as the number of towers we own or control grows as a result.

Business Strategy

Our strategy is to lease antenna space to multiple tenants on towers that we construct or acquire. We plan to enhance our position as a leading owner and operator of communication sites. Key elements of our strategy include:

  . Maximizing Use of Tower Capacity. We believe that many of our towers have or will have significant capacity available for antenna space leasing and that increased use of our owned towers can be achieved at low incremental cost. We generally construct our towers to accommodate multiple tenants in addition to the anchor tenant, and a substantial majority of our towers are lattice or guyed towers. We actively market space on our own towers through our internal sales force.

  . Developing New Towers That We Will Own and Operate. As wireless service providers increasingly outsource their investment in, and ownership of, towers, we can meet their outsourcing needs by using our expertise and relationships in the site development business to construct towers with anchor tenants through build-to-suit programs. We can also independently identify attractive locations for new towers and strategically complete pre-construction procedures necessary to secure tower sites in advance of customer demand. We believe that we have one of the largest number of non-binding build-to-suit mandates from wireless service providers in the industry. As of April 30, 1999, we had non-binding mandates to build over 400 additional towers under build-to-suit programs for carriers including BellSouth Mobility DCS and Sprint PCS. Furthermore, we have in varying stages of development over 150 additional sites which we believe will be attractive locations for new tower construction. In 1998, we built 310 towers.

  . Acquiring Existing Towers. We believe that our existing national field organization gives us a competitive advantage in identifying opportunities for the acquisition of existing towers. Our strategy is to acquire towers that can service multiple tenants and are attractive to wireless service providers based on their location, height and available capacity. While we generally target smaller acquisitions, we believe that there are many potential acquisition candidates and that the number of available towers will grow as large cellular, PCS and other wireless service providers divest their tower holdings. We have strict valuation criteria and believe that certain tower properties can be purchased at reasonable price levels. In 1998, we acquired 135 towers. As of April 30, 1999, we had letters of intent or definitive agreements with respect to pending acquisitions for 51 towers.

  .  Building on Strong Relationships with Major Wireless Service
     Providers. We are well-positioned to be a preferred partner in build-to-suit programs because of our strong relationships with wireless service providers and proven operating experience. In many cases, the personnel awarding site development projects for wireless service providers are the same personnel who make decisions with respect to build-to-suit programs. We continually market our build-to-suit programs to our site development service customers. Our build-to-suit customers include AT&T Wireless, BellSouth Mobility DCS, Nextel, PrimeCo PCS, Southwestern Bell, Sprint PCS and Western Wireless.

  . Maintaining our Expertise in Site Development Services. We continue to perform an array of site development services for wireless service providers across the United States, including AT&T Wireless, BellSouth Mobility DCS, Nextel, Pacific Bell Mobile Services, PrimeCo PCS, Southwestern Bell, Sprint PCS and Western Wireless. We have a broad national field organization that allows us to identify and participate in site development projects across the country and that gives us a knowledge of local markets and strong customer relationships with wireless service providers.

  . Capitalizing on Management Experience. Our management team has extensive experience in site leasing and site development services. Management believes that its industry expertise and strong relationships with wireless carriers will allow us to continue to build and acquire a high quality portfolio of towers. Steven E. Bernstein, our President and Chief Executive Officer, has more than 12 years of experience in the wireless communications industry and our other executive officers have an average of approximately five years of experience in this industry. In addition, management is highly motivated to produce strong operating results based on their approximately 52.5% ownership of our common stock equivalents currently outstanding.

Company Services

  We are a leading independent provider of communication sites and services, offering an array of site leasing and site development services to the wireless communications industry. We offer our customers the flexibility of choosing between the provision of a full ready-to-operate site or any of the component services involved in the operation of a full ready-to-operate site. The site leasing services we provide include owning, leasing or managing communication sites and leasing antenna space on communication sites to wireless service providers. The site development services we provide, directly or through subcontractors, include all activities associated with the selection, acquisition and construction of communication sites for wireless service providers.

Site Leasing Business

The site leasing business consists of:

  . the ownership of communication sites pursuant to build-to-suit programs, strategic builds and acquisitions;

  . the leasing or subleasing of antenna space on communication sites to wireless service providers; and

  .  the maintenance and management of communication sites.

  We lease and sublease antenna space on our communication sites to a variety of wireless service providers. We own or lease the ground under such communication sites from third parties, and in some cases manage communication sites for third parties in exchange for a percentage of the revenues or tower cash flow. We determine tower cash flow by subtracting from gross tenant revenues the direct expenses associated with operating the communication site, such as ground lease payments, real estate taxes, utilities, insurance and maintenance. The substantial majority of our owned or controlled towers are the result of build-to-suit programs. In our build-to-suit programs, we use some or all of the five phases of our site development business as we would when providing site development services to a third party. After a tower has been constructed, we lease antenna space on the tower. We generally receive monthly lease payments from customers payable under written antenna site leases. The majority of our outstanding customer leases, and the new leases we typically enter into, have original terms of five years (with four or five renewal periods of five years each) and usually provide for annual or periodic price increases. Monthly lease pricing varies with the number and type of antenna installed on a communication site. Broadband customers such as PCS, cellular or ESMR generally pay substantially more monthly rent than paging or other narrowband customers. We also provide a lease/sublease service as part of our site leasing business whereby we lease space on a communication site and sublease the space to a wireless service provider.

  Management believes that the site leasing portion of our business has significant potential for growth and we intend to expand our site leasing business through increasing activity from our new tower builds and selective acquisitions. We recently were awarded a non-binding mandate from BellSouth Mobility DCS to execute all of its outsourced 1999 new tower build-out (currently expected to be approximately 150 new towers) and also recently were awarded a non-binding mandate from Sprint PCS to build approximately 100 towers in 1999.

  In 1998, total capital expenditures associated with the acquisition and construction of 443 towers were approximately $138.1 million. The following table indicates the total number of our built and acquired towers as of April 30, 1999:

                                                          New
      Location of Towers                        Acquired Builds Total % of Total
      ------------------                        -------- ------ ----- ----------
      South Carolina...........................     1      85     86      13%
      Georgia..................................     5      74     79      12%
      Tennessee................................    18      46     64      10%
      Florida..................................    42      10     52       8%
      Texas....................................    16      29     45       7%
      New York.................................    33      10     43       7%
      Wisconsin................................     8      27     35       5%
      Alabama..................................     1      29     30       5%
      Pennsylvania.............................    17      10     27       4%
      Michigan.................................     0      20     20       3%
      Minnesota................................    16       3     19       3%
      Ohio.....................................     8       8     16       3%
      Oklahoma.................................     0      15     15       2%
      Louisiana................................    11       0     11       2%
      North Carolina...........................     2       9     11       2%
      Connecticut..............................     1       9     10       2%
      Iowa.....................................     8       2     10       2%
      Kentucky.................................     4       5      9       1%
      Delaware.................................     0       7      7       1%
      Missouri.................................     1       5      6       *
      New Mexico...............................     6       0      6       *
      Virginia.................................     2       4      6       *
      Nebraska.................................     1       4      5       *
      Colorado.................................     4       0      4       *
      Indiana..................................     3       1      4       *
      Maine....................................     3       1      4       *
      Maryland.................................     0       4      4       *
      Mississippi..............................     4       0      4       *
      South Dakota.............................     3       0      3       *
      California...............................     2       0      2       *
      Illinois.................................     2       0      2       *
      Kansas...................................     1       0      1       *
      New Jersey...............................     0       1      1       *
      North Dakota.............................     1       0      1       *
                                                  ---     ---    ---
        Total..................................   224     418    642
                                                  ===     ===    ===

     --------
     * less than 1%

 Build-to-Suit Programs

  Under our build-to-suit programs, we generally construct towers only after having signed an antenna site lease agreement with an anchor tenant and having made the determination that the initial or planned capital investment for those towers would not exceed a targeted multiple of expected tower cash flow from those towers after a certain period of time. In selling our build-to-suit programs, our sales representatives use their existing relationships in the wireless communications industry to target wireless service providers interested in outsourcing their network buildout. Our sales representatives make proposals for build-to-suit towers in response to competitive bids or specific requests and in circumstances where we believe the provider would have an interest in build-to-suit towers. Although the terms vary from proposal to proposal, we typically sign a five-year lease agreement with an anchor tenant, with four or five additional five-year renewal periods at the option of the lessee. While the proposed monthly rent also varies, broadband customers such as PCS, cellular or ESMR generally pay more than the aggregate monthly rent paid by paging or other narrowband customers. In addition, anchor tenants will typically pay lower monthly rents than subsequent tenants of a similar type service. In some cases, an anchor tenant may also enjoy an introductory lease rate for a period of time.

  If a wireless provider accepts the terms of the proposal submitted by us, the provider will award us a non-binding mandate to pursue specific sites. Based on the status of the geographic areas we have been given a mandate to pursue, we will perform due diligence investigations for a designated period during which time we will analyze the site based on a number of factors, including colocation opportunities, zoning and permitting issues, economic potential of the site, difficulty of constructing a multi-tenant tower and remoteness of the site. These mandates are non-binding agreements and either party may terminate the mandate at any time.

  If, after our due diligence investigation during the mandate, we conclude that it is economically feasible to construct the towers requested by the wireless service provider, we will enter into an antenna site lease agreement with the provider. In certain limited circumstances we are contractually obligated to build a tower for the carrier regardless of the outcome of our due diligence investigation. We have negotiated several master build-to-suit agreements, including antenna site lease terms, with providers in specific markets that we believe will facilitate our obtaining build-to-suit programs from such providers in those markets. The antenna site lease agreements typically provide that all obligations are conditioned on our receiving all necessary zoning approvals where zoning remains to be obtained. Certain of the antenna site lease agreements contain penalty or forfeiture provisions in the event the tower is not completed within specified time periods.

 Strategic Siting

  Our strategic siting activities focus on developing new towers in locations chosen by us, instead of by an anchor tenant in a build-to-suit program. We try to identify attractive locations for new towers and strategically complete pre-construction procedures necessary to secure the site in advance of demand from a specific customer. We may invest in the zoning and permitting of these strategic sites (and even the construction of the towers) when we have not yet obtained an anchor tenant if we believe that demand for the site will exist in the near term, or that a competitor of ours may acquire the site if we wait until an anchor tenant is secured. However, we generally will not build a tower on a strategic site until we have signed a lease with a tenant.

 Acquisitions

  We actively pursue acquisitions of communication sites. Our acquisition strategy, like our new build strategy, is financially-oriented as opposed to geographically or customer-oriented. Our goal is to acquire towers that have an initial or planned capital investment not exceeding a targeted multiple of expected tower cash flow from the acquired towers after a certain period of time. We determine tower cash flow by subtracting from gross tenant revenues the direct expenses associated with operating the communication site, such as ground lease payments, real estate taxes, utilities, insurance and maintenance.

  Our dedicated mergers and acquisitions personnel direct our acquisition activities and are responsible for identification, negotiation, documentation and consummation of acquisition opportunities, as well as the coordination and management of independent advisors and consultants retained by us from time to time in connection with acquisitions. In addition to our mergers and acquisitions personnel, we rely on our national field representatives to identify potential acquisitions. Our field representatives identify generally smaller acquisition prospects, involving one to ten towers, and often provide us with the exclusive opportunity to structure and consummate a transaction with the potential seller. We believe that our field representatives and knowledge of potential acquisition candidates gained through our substantial site development business experience provide us with a competitive advantage. This information will permit us to identify and consummate acquisitions on more favorable terms than would be available to us through competitively-bid or brokered acquisition prospects. As is the case with our new tower builds, our focus is to acquire multi-tenant communication sites with under-used capacity in locations that we believe will be attractive to wireless service providers that have not yet built out their service in such locations.

 Lease/Sublease

  Under our lease/sublease program, we lease antenna space on a communication site and then sublease the space to wireless service providers. When these lease/subleases were first signed, these providers chose the financial benefits associated with the lease/sublease program, which include reduced capital expenditures, as compared to paying for site development services on a fee basis. Wireless paging providers comprise a significant majority of customers who sublease antenna sites from us. The subleases generally have original terms of five years, with four or five renewal periods of five years each at the option of the lessee, and usually provide for annual or periodic price increases.

 Maintenance and Management

  Once acquired or constructed, we maintain and manage our communication sites through a combination of in-house personnel and independent contractors. We also manage communication sites for third parties. In-house personnel are responsible for oversight and supervision of all aspects of site maintenance and management, and are particularly responsible for monitoring security access and lighting, RF emission and interference issues, signage, structural engineering and tower capacity, tenant relations and supervision of independent contractors. We hire independent contractors locally to perform routine maintenance functions such as landscaping, pest control, snow removal, vehicular access, site access and equipment installation oversight. We engage independent contractors on a fixed fee or time and materials basis or, in a few limited circumstances where such contractors were sellers of towers to us, for a percentage of tower cash flow.

  Our network operations center in Boca Raton, Florida centrally monitors security access and lighting for our towers, as well as other functions. As the number of communication sites we own and manage increases, we anticipate incurring greater expenditures to expand our maintenance infrastructure, including expenditures for personnel and computer hardware and software. We expect these expenditures to be marginal compared to the anticipated increased revenues.

Site Development Business

  We offer each phase of our site development services to our customers. These services and phases are the same ones we employ for our own benefit when we build towers for our ownership. During Phase I, network pre-design, we perform pre-design analysis by investigating those geographic areas that are designated as a priority by our customer. We will then identify, to the extent possible, all sites that meet the customer's RF requirements in those areas. Mapping specialists create maps of the sites, analyzing for a number of factors, including which areas may have the most favorable zoning regulations and availability of colocation opportunities. Typically, we conduct preliminary zoning analysis and determine those areas where zoning approval is likely, along with a possible time frame for approval. We use Phase I services to eliminate costly redesigns once a project is started, which can result in significant savings of both time and money.

  In Phase II, site selection, we determine:

  . which sites most closely meet the RF engineering requirements of the customer;

  .  which sites are leasable or can be purchased;

  . which sites have the potential to be zoned for site construction or colocation based on the then current zoning requirements; and

  . which sites are most suitable for construction and installation of antennas.

  Mapping specialists select the most suitable sites based on demographics, traffic patterns and signal characteristics. Typically, we will identify two or three potential sites for each location in the RF engineering plan, with the intent of colocating on an existing site or constructing a new site on the location most advantageous to the customer. We also seek FAA approval at this time.

  In Phase III, site acquisition, we secure the right from the property owner to construct a tower or colocate on the site. Depending on the type of interest in the property that we believe will best suit the needs of the customer, we will negotiate and enter into on behalf of the customer:

  . a contract of sale pursuant to which the customer acquires fee title to the property;

  . a long-term ground or rooftop lease pursuant to which the customer acquires a leasehold interest in the property (typically a five-year lease with four or five renewal periods of five years each);

  . an easement agreement pursuant to which the customer acquires an easement over the property; or

  . an option to purchase or lease the property pursuant to which the customer has a future right to acquire fee simple title to the property or acquire a leasehold interest.

  It is during this phase of the site development service that we generally obtain a title report on the site, conduct a survey of the site, perform soil analysis of the site and obtain an environmental survey of the site.

  Phase IV, local zoning and permitting, includes preparing all appropriate zoning applications and providing representation at any zoning hearings that may be conducted. We also obtain all necessary entitlement land use permits necessary to commence construction on the site or install equipment on the site.

  Phase V, construction and installation, involves the construction management of the tower on a selected site, whether by the third party or directly by us. During Phase V, we prepare a construction budget, install or monitor the installation of equipment and antennas, hire sub-contractors to perform the actual construction of the tower or equipment installation when not performed by us, prepare a construction schedule, monitor all vendors' delivery and installation of equipment and monitor the completion of all construction and landscaping of the site.

  The acquisition of CSSI, our construction subsidiary, in 1997 provided us with in-house tower construction and antenna installation capability. CSSI had extensive experience in the development and construction of tower sites and the installation of antennas, microwave dishes and electrical and telecommunications lines, primarily in the southeastern region of the United States. CSSI's site development and construction services include clearing sites, laying foundations and electrical and telecommunications lines, and constructing equipment shelters and towers. CSSI has designed and built tower sites for a number of its customers and will continue to provide construction services for third parties. In addition, CSSI has constructed and is expected to construct a portion of our towers in the future. Through CSSI, we can provide cost-effective and timely completion of construction projects in part because its site development personnel are cross-trained in all areas of site development, construction and antenna installation. CSSI maintains a varied inventory of heavy construction equipment and materials at its five-acre equipment storage and handling facility in Ocala, Florida, which is used as a staging area for projects in the southeastern region of the United States.

  Our site development business is headquartered in Boca Raton, Florida. Once we are awarded a site development project, we dispatch a site development team from headquarters to the project site and establish a temporary field office for the duration of the project. The site development team is typically composed of our permanent employees and supplemented with local hires employed only for that particular project. A team leader is assigned to each phase of the site development project and reports to a project manager who oversees all team leaders. Upon the completion of a site development project, the field office is typically closed and all of our permanent employees are either relocated to another project or directed to return to headquarters.

  We generally set prices for each site development service separately. Customers are billed for these services on a fixed price or time and materials basis and we may negotiate fees on individual sites or for groups of sites.

 The Com-Net Acquisition

  On April 30, 1999, we acquired Com-Net Construction Services, Inc. Com-Net constructs towers and terminal switches on a turn-key basis for wireless and other telecommunications companies, primarily through the midwestern, eastern and western United States. Since its inception in 1990, Com-Net has provided construction and other related services on over 2,000 tower sites, ranging from turn-key tower construction to the installation of antennas. Clients of Com-Net include AT&T, BellSouth Cellular Corp., GTE and Sprint. For the year ended December 31, 1998, Com-Net had revenues of over $20.0 million and gross profit of $2.2 million. Dan Eldridge, the founder and President of Com-Net, will continue as President of Com-Net subsequent to the acquisition. We intend for Com-Net to continue to provide construction services to wireless carriers and other telecommunications companies, and to build towers for our ownership. At closing, we issued 780,000 shares of our Class A common stock to the shareholders of Com-Net (480,000 of which were pledged to us and will be returned to us if certain earnings targets are not met) and assumed working capital debt of approximately $4.5 million. In addition, the shareholders of Com-Net may receive up to $2.5 million in cash and 320,000 additional shares of Class A common stock if certain 1999 earnings targets are met by the acquired entity, and up to an additional 400,000 shares of Class A common stock if certain 2000 earnings targets are met.

  In connection with the Com-Net acquisition, we acquired an affiliate of Com-Net that owns 15 completed towers located in Texas, Ohio and Tennessee and over 30 additional tower sites in various stages of development under build-to-suit programs for a purchase price of $1.0 million in cash and assumed debt of approximately $2.5 million.

Customers

  Since commencing operations, we have performed site leasing and site development services for many of the largest wireless service providers. The majority of our contracts have been for PCS broadband, ESMR, cellular and paging customers. We also serve PCS narrowband, SMR, multichannel multipoint distribution service, or MMDS, and multipoint distribution service, or MDS, wireless providers. In both our site development and site leasing businesses, we work with large national providers and smaller local, regional or private operators. In 1998, our largest site development customers were Sprint PCS, BellSouth Mobility DCS and Pacific Bell Mobile Services, representing 41.3%, 23.8% and 13.5%, respectively, of our 1998 site development revenue. PageNet represented 33.4% of our site leasing revenue. These revenues come primarily from our lease/sublease component of our site leasing business. Our other major site leasing customers were Sprint PCS, BellSouth Mobility DCS and AT&T, representing 6.3%, 2.6% and 1.4%, respectively, of our 1998 site leasing revenue. No other customer represented more than 10.0% of our revenues.

  In 1997 or 1998, we provided services for a number of customers, including:

   Alltel                              Omnipoint
   A+ Network                          Pacific Bell Mobile Services
   Aerial Communications               PageNet
   AT&T Wireless Services              Powertel
   Bell Atlantic NYNEX Mobile Systems  PrimeCo PCS
   BellSouth Mobility DCS              Sprint PCS
   CellNet Data Systems                360 Communications Company
   Comnet Cellular, Inc.               US West Communication
   Nextel                              WinStar

Sales and Marketing

  Our sales and marketing goals are:

  .  to continue to grow our site leasing business;

  . to further cultivate existing customers to obtain mandates for build-to-suit programs as well as to sell site development services;

  . to use our contacts and industry knowledge to better identify attractive locations for new tower builds;

  . to use existing relationships and develop new relationships with wireless service providers to lease antenna space on our owned or managed communication sites;

  . to form affiliations with select communications systems vendors who use end-to-end services, including those provided by us, which will enable us to market our services and product offerings through additional channels of distribution; and

  . to sustain a market leadership position in the site development business.

  Historically, we have capitalized on the strength of our experience, performance and relationships with wireless service providers to position ourselves for additional site development business. We have leveraged these attributes to obtain build-to-suit mandates, and we expect to continue to do so in the future. We also use these attributes to identify attractive locations to build towers on strategic sites.

  We have a dedicated sales force which is supplemented by members of our executive management team. Our salespeople are based regionally as well as in the corporate office. Our senior management focuses on maintaining and cultivating relationships with wireless service providers. Our strategy is to delegate sales efforts to those employees of ours who have the best relationships with the wireless service providers. We assign our representatives specific accounts based on historical experience with a provider and the quality of the relationship between our representative and the provider. Most wireless service providers have national corporate headquarters with regional offices. We believe that most decisions for site development and site leasing services are made by providers at the regional level with input from their corporate headquarters. Our sales representatives work with provider representatives at the local level and at the national level when appropriate. Our sales staff compensation is heavily weighted to incentive-based goals and measurements. In addition to our marketing and sales staff, we rely upon our executive and operations personnel on the national and field office levels to identify sales opportunities within existing customer accounts, as well as acquisition opportunities.

  Our primary marketing and sales support is centralized and directed from our headquarters office in Boca Raton, Florida and is supplemented by our regional offices. We have a full-time staff dedicated to our marketing efforts. The marketing and sales support staff are charged with implementing our marketing strategies, prospecting and producing sales presentation materials and proposals.

Competition

  We compete for site leasing tenants with:

  . wireless service providers that own and operate their own tower footprints and lease, or may in the future decide to lease, antenna space to other providers;

  . site development companies that acquire antenna space on existing towers for wireless service providers, manage new tower construction and provide site development services;

  .  other large independent tower companies; and

  .  smaller local independent tower operators.

Wireless service providers that own and operate their own tower networks generally are substantially larger and have greater financial resources than we do. We believe that tower location and capacity, price, quality of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting the site leasing business. We also compete for development and new tower construction opportunities with wireless service providers, site developers and other independent tower operating companies and believe that competition for site development will increase and that additional competitors will enter the tower market, some of which may have greater financial resources than we do.

  The following is a list of our primary competitors for build-to-suit mandates and tower acquisitions: American Tower Corporation, Crown Castle International Corp., LCC International, Lodestar Communications, Motorola, Pinnacle Tower, SpectraSite, Unisite and WesTower.

  We believe that the majority of our competitors in the site development business operate within local market areas exclusively, while some firms appear to offer their services nationally, including American Tower Corporation, Bechtel, Black & Veach, Mastec, NLS, Pyramid, SpectraSite and WesTower. The market includes participants from a variety of market segments offering individual, or combinations of, competing services. The field of competitors includes site development consultants, zoning consultants, real estate firms, right-of-way consulting firms, construction companies, tower owners/managers, radio frequency engineering consultants, telecommunications equipment vendors (which provide end-to-end site development services through multiple subcontractors) and providers' internal staff. We believe that providers base their decisions on site development services on a number of criteria, including a company's experience, track record, local reputation, price and time for completion of a project. We believe that we compete favorably in these areas.

Employees

  As of March 31, 1999, we had 320 employees, none of whom is represented by a collective bargaining agreement. We consider our employee relations to be good. Due to the nature of our business, we experience a "run-up" and "run-down" in the number of employees as contracts are completed in one area of the country and are commenced in a different area.

Properties

  We are headquartered in Boca Raton, Florida, where we currently lease approximately 32,000 square feet of space. We open and close project offices from time to time in connection with our site development business, which offices are generally leased for periods not to exceed 18 months. We have entered into longer leases in Atlanta, Boston and Milwaukee, which are regional office locations.

Legal Proceedings

  From time to time, we are involved in various legal proceedings relating to claims arising in the ordinary course of business. We are not a party to any such legal proceeding, the adverse outcome of which, individually or taken together with all other legal proceedings, is expected to have a material adverse effect on our prospects, financial condition or results of operations.

Regulatory and Environmental Matters


  Federal Regulations. Both the FCC and FAA regulate towers used for wireless communications transmitters and receivers. These regulations control the siting and marking of towers and may, depending on the characteristics of particular towers, require prior approval and registration of tower facilities. Wireless communications devices operating on towers are separately regulated and independently licensed based upon the particular frequency used.

  Pursuant to the requirements of the Communications Act of 1934, the FCC, in conjunction with the FAA, has developed standards to consider proposals for new or modified antennas. These standards mandate that the

FCC and the FAA consider the height of proposed antennas, the relationship of the structure to existing natural or man-made obstructions and the proximity of the antennas to runways and airports. Proposals to construct or to modify existing antennas above certain heights are reviewed by the FAA to ensure the structure will not present a hazard to aviation. The FAA may condition its issuance of a no-hazard determination upon compliance with specified lighting and/or marking requirements. The FCC will not license the operation of wireless telecommunications devices on towers unless the tower has been registered with the FCC or a determination has been made that such registration is not necessary. The FCC will not register a tower unless it has been cleared by the FAA. The FCC may also enforce special lighting and painting requirements. Owners of wireless transmissions towers may have an obligation to maintain painting and lighting to conform to FCC standards. Tower owners also bear the responsibility of notifying the FAA of any tower lighting outage. We generally indemnify our customers against any failure to comply with applicable regulatory standards. Failure to comply with the applicable requirements may lead to civil penalties.

  The Telecommunications Act of 1996 amended the Communications Act of 1934 by preserving state and local zoning authorities jurisdiction over the construction, modification and placement of towers. The new law, however, limits local zoning authority by prohibiting any action that would (1) discriminate between different providers of personal wireless services or (2) ban altogether the construction, modification or placement of radio communication towers. Finally, the 1996 Telecom Act requires the federal government to help licensees for wireless communications services gain access to preferred sites for their facilities. This may require that federal agencies and departments work directly with licensees to make federal property available for tower facilities.

  Owners and operators of antennas may be subject to, and therefore must comply with, environmental laws. The FCC's decision to license a proposed tower may be subject to environmental review pursuant to the National Environmental Policy Act of 1969, which requires federal agencies to evaluate the environmental impacts of their decisions under certain circumstances. The FCC has issued regulations implementing the National Environmental Policy Act. These regulations place responsibility on each applicant to investigate any potential environmental effects of operations and to disclose any significant effects on the environment in an environmental assessment prior to constructing a tower. In the event the FCC determines the proposed tower would have a significant environmental impact based on the standards the FCC has developed, the FCC would be required to prepare an environmental impact statement. This process could significantly delay the registration of a particular tower.

  As an owner and operator of real property, we are subject to certain environmental laws that impose strict, joint and several liability for the cleanup of on-site or off-site contamination and related personal or property damages. We are also subject to certain environmental laws that govern tower placement, including pre-construction environmental studies. Operators of towers must also take into consideration certain RF emissions regulations that impose a variety of procedural and operating requirements. The potential connection between RF emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. We believe that we are in substantial compliance with and we have no material liability under all applicable environmental laws. These costs of compliance with existing or future environmental laws and liability related thereto may have a material adverse effect on our prospects, financial condition or results of operations.

  State and Local Regulations. Most states regulate certain aspects of real estate acquisition and leasing activities. Where required, we conduct the site acquisition portions of our site development services business through licensed real estate brokers or agents, who may be our employees or hired as independent contractors. Local regulations include city and other local ordinances, zoning restrictions and restrictive covenants imposed by community developers. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local zoning authorities generally have been hostile to construction of new transmission towers in their communities because of the height and visibility of the towers.

                                   MANAGEMENT

Executive Officers and Directors

  Our executive officers and directors are as follows:

     Name                     Age Position
     ------------------------ --- --------
     Steven E. Bernstein.....  38 Chairman of the Board, President and Chief Executive Officer
     Ronald G. Bizick, II....  31 Executive Vice President Sales and Marketing
     Robert M. Grobstein.....  40 Chief Accounting Officer
     Michael N. Simkin.......  46 Chief Operating Officer
     Jeffrey A. Stoops.......  40 Chief Financial Officer
     Donald B. Hebb, Jr......  56 Director
     C. Kevin Landry.........  55 Director
     Robert S. Picow.........  43 Director
     Richard W. Miller.......  58 Director

  Steven E. Bernstein, our founder, has been our President, Chief Executive Officer and a director since our inception in 1989. From 1986 to 1989, Mr. Bernstein was employed by McCaw Cellular Communications. While at McCaw, Mr. Bernstein was responsible for the development of the initial Pittsburgh non-wireline cellular system and the start-up of the Pittsburgh sales network. Mr. Bernstein is a graduate of the University of Florida, where he majored in Real Estate and earned a Bachelor of Science degree in Business Administration. He was PCIA's 1996 Entrepreneur of the Year.

  Ronald G. Bizick, II, Executive Vice President Sales and Marketing, has been an executive officer with us since 1993. He is responsible for sales and marketing of our site development and site leasing services. Prior to joining us in 1990, Mr. Bizick was employed by a private land planning and development firm specializing in commercial and residential wetland and zoning approvals. Mr. Bizick is a cum laude graduate of the University of Pittsburgh, where he earned a Bachelor of Arts degree in Business and Communications.

  Robert M. Grobstein, CPA, Chief Accounting Officer, has been an executive officer with us since December 1993. He is responsible for risk management, financial reporting, and accounting. From January 1990 to March 1993, Mr. Grobstein served as Controller for Turnberry Isle Resort and Country Club, where he supervised a 28-person accounting staff. Mr. Grobstein is a graduate of Robert Morris College, where he majored in Accounting and earned a Bachelor of Science degree in Business Administration. He is a member of both the American Institute of C.P.A.'s and the Florida Institute of C.P.A.'s.

  Michael N. Simkin, Chief Operating Officer, joined us in April 1998. From July 1997 to February 1998, he was Chief Executive Officer of Centennial Communications Corporation, an international specialized mobile radio service provider based in Denver. From April 1995 to April 1997, he was Vice President and General Manager of PrimeCo Personal Communications for the South Florida region. From April 1993 to April 1995, Mr. Simkin was Executive Director of Corporate Strategy for Airtouch Communications. He has an A.B. in Economics and an MBA from the University of California at Berkeley.

  Jeffrey A. Stoops, Chief Financial Officer, joined us in April 1997. Mr. Stoops is responsible for all finance, mergers and acquisitions, capital market activities and legal matters for us. Prior to joining us, Mr. Stoops was a partner with Gunster, Yoakley, Valdes-Fauli & Stewart, P.A., a South Florida law firm, where he practiced for 13 years in the corporate, securities and mergers and acquisitions areas. Mr. Stoops received his Bachelor of Science degree and his JD degree from Florida State University, and is a member of the Florida Bar and also serves as our General Counsel.

  Donald B. Hebb, Jr. was elected as a director of ours in February 1997. Mr. Hebb also has been a Managing Member of the general partner of ABS Capital Partners II, L.P., a private equity fund, and related entities, since March 1993. Prior to that time, he was a Managing Director of Alex. Brown, investing private equity funds. Prior to that time, Mr. Hebb served as President and Chief Executive Officer of Alex. Brown and in that capacity, initiated the Alex. Brown Merchant Banking Group early in 1990. Mr. Hebb was the nominee of ABS for election as director.

  C. Kevin Landry was elected as a director of ours in March 1997. Mr. Landry has been a Managing Director and Chief Executive Officer of TA Associates, Inc. since its incorporation in 1994. From 1982 to 1994, he served as a Managing Partner of its predecessor partnership. Mr. Landry also serves on the Board of Directors of Standex International Corporation. He has also served as a director of Alex. Brown. Mr. Landry was the nominee of TA Associates for election as director.

  Robert S. Picow was elected as a director of ours in November 1998. Mr. Picow founded Allied Communications, a distributor of communications equipment, in 1982. He served as the Chief Executive Officer of Allied until its sale in 1996 to Brightpoint, Inc., a publicly traded communications equipment company. Mr. Picow also served as a director of Brightpoint from June 1996 to August 1997. Mr. Picow is a private investor.

  Richard W. Miller was elected as a director of ours in April 1999. Mr. Miller has previously served on our Board of Directors from May 1997 to August 1998. From 1993 to 1997, Mr. Miller was a Senior Executive Vice President and Chief Financial Officer of AT&T. From 1990 to 1993, he was the Chairman and Chief Executive Officer of Wang Laboratories, Inc. Mr. Miller also serves on the Board of Directors of Avalon Properties, Inc. and Closure Medical Corporation. Mr. Miller is a private investor.

  Pursuant to an amendment to our articles of incorporation that will become effective upon consummation of the offering, our Board of Directors will be classified into three classes of directors, denoted as Class I, Class II and Class III. Messrs. Picow and Landry will be Class I directors, Mr. Miller will be a Class II director, and Messrs. Bernstein and Hebb will be Class III directors. See "Description of Capital Stock."

Board Committees

  In 1999, our Board of Directors approved the creation of a compensation committee and an audit committee. The compensation committee, composed of Messrs. Hebb, Landry and Miller, will establish salaries, incentives and other forms of compensation for executive officers and will administer incentive compensation and benefit plans provided for employees. The audit committee, composed of Messrs. Bernstein, Picow and Miller, will review our audit policies and will oversee the engagement of our independent auditors, as well as develop financing strategies for us and approving outside auditors.

                             Executive Compensation

  The following table sets forth the cash and non-cash compensation paid by or incurred on behalf of SBA to our Chief Executive Officer and four other most highly compensated executive officers for each of the years ended December 31, 1996, 1997 and 1998.

                           Summary Compensation Table

                                                         Long Term
                                                        Compensation
                                                           Awards
                                                        ------------
                                                         Number of
                              Annual Compensation        Securities        All
                              ----------------------     Underlying       Other
   Name and Principal                                     Options/       Compen-
        Position         Year Salary ($)   Bonus ($)      SARs (#)    sation ($)(a)
   ------------------    ---- ----------   ---------    ------------  ------------- --- ---
Steven E. Bernstein..... 1998  354,822       283,850(b)       --         13,066(d)
 Chairman of the Board,
  President and          1997  354,822       100,000(c)       --         15,669(d)
 Chief Executive Officer 1996  195,000     3,995,000          --         23,172(d)
Ronald G. Bizick, II.... 1998  275,000       151,250          --          1,000
 Executive Vice
  President--            1997  275,000       100,000      773,528(e)      1,000
 Sales and Marketing     1996   75,000     1,629,000          --          1,000
Robert M. Grobstein..... 1998  204,815       108,000          --          1,000
 Chief Accounting
  Officer                1997  204,815       100,000      386,764         1,000
                         1996  104,980       560,020          --          1,000
Michael N. Simkin....... 1998  254,815(f)    145,981(g)   200,000         1,000
 Chief Operating Officer 1997      --            --           --            --
                         1996      --            --           --            --
Jeffrey A. Stoops....... 1998  304,798       165,000          --          1,000
 Chief Financial
  Officer............... 1997  304,798(h)    100,000      100,000(i)      1,000
                         1996      --            --           --            --

--------
(a) These numbers include matching payments made under our 401(k) plan.
(b) This number represents the value of 51,609 shares of Class A common stock issued to Mr. Bernstein on December 31, 1998.
(c) This number represents the value of 26,810 shares of Class A common stock issued to Mr. Bernstein in the first quarter of 1998.
(d) This number includes the provision of a car allowance to Mr. Bernstein.
(e) These options were exercised by Mr. Bizick in June 1998.
(f) This number represents Mr. Simkin's annual compensation. Mr. Simkin began his employment with us on April 13, 1998.
(g) This number represents the value of 26,542 shares of Class A common stock issued to Mr. Simkin on December 31, 1998.
(h) This number represents Mr. Stoops' annual compensation. Mr. Stoops began his employment with us on April 1, 1997.
(i) Does not include options to purchase shares of Class B common stock granted by Mr. Bernstein to Mr. Stoops. On March 14, 1997, Mr. Bernstein granted Mr. Stoops options to purchase 1,369,863 shares of Class B common stock at an exercise price of $2.19 per share.

                     Options/SAR Grants in Last Fiscal Year

                                       Individual Grants
                         ----------------------------------------------
                                                                           Potential
                                                                          Realizable
                                                                           Value At
                                                                        Assumed Annual
                                                                         Rate of Stock
                          Number of    % of Total                            Price
                          Securities  Options/SARs                       Appreciation
                          Underlying   Granted to  Exercise             for Option Term
                         Options/SARs Employees in   Price   Expiration ---------------
          Name             Granted        1998     Per Share    Date     5%($)  10%($)
          ----           ------------ ------------ --------- ---------- ------- -------
Steven E. Bernstein.....      --           --         --         --       --      --
Ronald G. Bizick, II....      --           --         --         --       --      --
Robert M. Grobstein.....      --           --         --         --       --      --
Michael N. Simkin.......  200,000(a)       25%       $2.63    6/15/08   330,799 838,309
Jeffrey A. Stoops.......      --           --         --           --        --   --

--------
(a) These options were granted to Mr. Simkin in 1998 as part of his employment package. These options vest over three years from the date of grant.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                         and Year-end Option/SAR Values

                                                 Number of Securities
                                                Underlying Unexercised    Value of Unexercised In-
                          Shares                     Options/SARs          the-Money Options/SARs
                         Acquired                at December 31, 1998      at December 31, 1998($)
                            on        Value    -------------------------- -------------------------
          Name           Exercise    Realized  Exercisable  Unexercisable Exercisable Unexercisable
          ----           ---------  ---------- -----------  ------------- ----------- -------------
Steven E. Bernstein.....    --          --         --            --           --           --
Ronald G. Bizick, II.... 773,528(a) $1,372,239     --            --           --           --
Robert M. Grobstein.....    --          --       386,764(b)      --        2,107,864       --
Michael N. Simkin.......    --          --        66,667       133,333       191,334     382,666
Jeffrey A. Stoops.......    --          --        66,667(c)     33,333(d)    191,334      95,666

--------
(a) These options were exercised by Mr. Bizick in June 1998. The shares of Class A common stock acquired upon exercise of these options have not been sold.
(b) These options were granted to Mr. Grobstein in connection with our corporate reorganization in 1997.
(c) This does not include exercisable options to acquire 913,242 shares of Class B common stock that Mr. Bernstein granted to Mr. Stoops.
(d) This does not include unexercisable options to acquire 456,621 shares of Class B common stock that Mr. Bernstein granted to Mr. Stoops.

Employment Agreements

  Steven E. Bernstein. We do not have an employment agreement with Steven E. Bernstein, our President and Chief Executive Officer. Mr. Bernstein is, therefore, not subject to non-competition or non-solicitation contractual restrictions. Mr. Bernstein was paid a base salary of $350,000 for 1998 and an annual cash bonus based on achievement of performance criteria established by the Board. Mr. Bernstein's compensation and other terms of employment are determined by our Board of Directors.

  Ronald G. Bizick, II. Mr. Bizick is party to an employment agreement with us dated as of January 1, 1997. Under his employment agreement, Mr. Bizick receives an initial base salary of $275,000 per year and an annual cash bonus based on achievement of performance criteria established by the Board of Directors. Mr. Bizick's bonus is not permitted to exceed his base annual salary. Mr. Bizick's employment agreement is for an initial three-year term, and automatically renews for an additional one-year term unless either Mr. Bizick or SBA provides written notice to the other party at least 90 days prior to renewal. Mr. Bizick's employment agreement provides that upon termination of employment by us without cause, we will pay an amount equal to the aggregate present value of the product of the base annual salary paid to Mr. Bizick by us multiplied by 2.0. The agreement also provides for noncompetition, nonsolicitation and nondisclosure covenants.

  Robert M. Grobstein. Mr. Grobstein is party to an employment agreement with us dated as of January 1, 1997. Under his employment agreement, Mr. Grobstein received an initial base salary of $200,000 per year and an annual cash bonus based on achievement of performance criteria established by the Board of Directors. Mr. Grobstein's bonus is not permitted to exceed Mr. Grobstein's base annual salary. Mr. Grobstein's employment agreement is for an initial three-year term, and automatically renews for an additional one-year term unless either Mr. Grobstein or SBA provides written notice to the other party at least 90 days prior to renewal. Mr. Grobstein's employment agreement provides that upon termination of employment by us without cause we will pay an amount equal to the aggregate present value of the base annual salary paid to Mr. Grobstein by us, multiplied by 2.0. The agreement also provides for noncompetition, nonsolicitation and nondisclosure covenants.

  Michael N. Simkin. Mr. Simkin is party to an employment agreement with us dated as of June 15, 1998. Under his employment agreement, Mr. Simkin receives an initial base salary of $250,000 per year and an annual cash bonus based on achievement of performance criteria established by the Board of Directors. This bonus is not permitted to exceed Mr. Simkin's pro-rated base salary then in effect. For calendar year 1998, Mr. Simkin's pro-rated period is the period from April 13, 1998 to December 31, 1998. Mr. Simkin's employment agreement is for an initial 34-month term, and automatically renews for an additional one-year term, unless either Mr. Simkin or SBA provides written notice to the other party at least 90 days prior to renewal. Mr. Simkin's employment agreement provides that upon termination of employment by us without cause we will pay an amount equal to Mr. Simkin's aggregate annual compensation. The agreement also provides for noncompetition, nonsolicitation and nondisclosure covenants.

  Jeffrey A. Stoops. Mr. Stoops is party to an employment agreement with us dated as of March 14, 1997. Under his employment agreement, Mr. Stoops receives an initial base salary of $300,000 per annum and an annual cash bonus based on achievement of performance criteria established by the Board of Directors. Mr. Stoops' bonus is not permitted to exceed Mr. Stoops' base annual salary. Mr. Stoops' employment agreement is for an initial 33-month term, and automatically renews for an additional one-year term, unless either Mr. Stoops or SBA provides written notice to the other party at least 90 days prior to renewal. Mr. Stoops' employment agreement provides that upon termination of employment by us without cause we will pay an amount equal to Mr. Stoops' base annual salary. The agreement also provides for noncompetition, nonsolicitation and nondisclosure covenants.

Compensation of Directors

  We reimburse our four outside directors for expenses incidental to attendance at meetings of the Board of Directors. Prior to the offering, each of Messrs. Miller and Picow received options to purchase 100,000 shares of Class A common stock, at an exercise price of $2.63 per share upon their election to the Board of Directors, and those options vest over three years from the date of grant. After the consummation of the offering, any new directors will be compensated under the 1999 Equity Participation Plan. See "1999 Equity Participation Plan-- Independent Directors." In addition, Richard W. Miller and Robert S. Picow each receives compensation for his services as our director and consultant. Mr. Miller and Mr. Picow each receives $1,000 per Board meeting for attendance at such meetings, and $1,000 per day for consulting, plus expenses.

1996 Stock Option Plan

  Pursuant to the 1996 Stock Option Plan, options to purchase an aggregate of 1,272,452 shares of Class A common stock in the form of both nonqualified stock options and incentive stock options, were granted to our directors, key employees and consultants. A total of 1,800,000 shares of Class A common stock was reserved for issuance under this option plan. As of March 31, 1999, options to acquire 1,164,300 shares were issued and outstanding, with an exercise price of $2.63 per share and options to acquire 105,719 shares were issued and outstanding with an exercise price of $4.00 per share. These options generally vest over three-year periods from the date of grant. Pursuant to a resolution by our board of directors, no new options may be granted under this option plan.

1999 Equity Participation Plan

  In 1999, our Board of Directors approved the creation of the 1999 Equity Participation Plan of SBA Communications Corporation, which we also refer to as the Equity Plan. A total of 2,500,000 shares of Class A common stock are reserved for issuance under this option plan. The principal purposes of the Equity Plan are to provide incentives for our officers, employees and consultants through granting of options, restricted stock and other awards, thereby stimulating their personal and active interest in our development and financial success, and inducing them to remain in our employ. The Equity Plan is also intended to assist us in attracting and retaining qualified independent directors (that is, directors who are not employed by us), by providing for the automatic grant of options to independent directors. In April 1999, we granted to our executive officers and other employees options to purchase an aggregate of approximately 900,000 shares of Class A common stock at an exercise price of $8.00 per share, which vest in three installments commencing December 31, 1999 and ending on April 19, 2002.

  Under the Equity Plan, not more than 2,500,000 shares of Class A common stock (subject to antidilution and other adjustment provisions) are authorized for issuance upon exercise of options, stock appreciation rights (which we also refer to as SARs), and other awards, or upon vesting of restricted or deferred stock awards. Furthermore, the maximum number of shares which may be subject to options, SARs, restricted stock or other awards granted under the Equity Plan to any individual in any calendar year cannot exceed 500,000 (subject to antidilution and other adjustment provisions).

  The principal features of the Equity Plan are summarized below, but the summary is qualified in its entirety by reference to the Equity Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

 Administration

  Prior to our initial registration of Class A common stock under Section 12 of the Exchange Act, our Board of Directors will administer the Equity Plan. Following such registration, the compensation committee or another committee or subcommittee appointed under the terms of the Equity Plan (which we refer to as the Committee) which other committee or subcommittee consists solely of two or more members of the Board, each of whom is both a "non-employee director" for purposes of Rule 16b-3 under the Exchange Act and an "outside director" for the purposes of Section 162(m) of the Code, will administer the Equity Plan with respect to grants to our employees or consultants and the full Board will administer the Equity Plan with respect to options granted to independent directors.

  Notwithstanding the foregoing, the full Board may administer the Equity Plan with respect to grants to our employees or consultants, except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code are required to be determined by the Committee.

  Subject to the terms and conditions of the Equity Plan, the Committee has the authority to select the employees and consultants, if any, to whom awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Equity Plan with respect to grants or awards made to employees or consultants. The Committee (and the Board) is also authorized to adopt, amend and rescind rules relating to the administration of the Equity Plan. Notwithstanding the foregoing, the Board shall conduct the general administration of the Equity Plan with respect to options granted to independent directors.

 Eligibility

  Options, SARs, restricted stock and other awards under the Equity Plan may be granted to individuals who are our employees or consultants (or employees or consultants of any current or future subsidiaries of SBA) selected by the Committee for participation in the Equity Plan. In addition, the Equity Plan provides for certain automatic grants of non-qualified stock options to independent directors.

 Independent Directors

  The Equity Plan provides for automatic grants of non-qualified stock options to purchase 50,000 shares of Class A common stock to each independent director who is initially elected to the Board after April 19, 1999, with a per share exercise price equal to the fair market value per share at the date of grant. Each such option will become exercisable in cumulative annual installments of one-fifth each on each of the first five anniversaries of the date of the grant so long as the independent director continues to serve as our director; provided, however, to the extent permitted by Rule 16b-3, the Board of Directors may accelerate the exercisability of options upon the occurrence of certain specified extraordinary corporate transactions or events. No portion of an option granted to any independent director shall be exercisable after the tenth anniversary of the date of grant or after the termination of the independent director's services as our director. In addition to providing for automatic option grants to independent directors first elected to the Board after April 19, 1999, the Equity Plan provides that the Board may, in its discretion, make additional option grants to independent directors from time to time. The terms of each option granted to independent directors will be set forth in a written agreement between us and the independent director.

 Awards under the Equity Plan

  The Equity Plan provides that the Committee may grant or issue stock options, SARs, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments, and other stock related benefits, or any combination thereof to any eligible employee or consultant. Each such award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

  Nonqualified Stock Options, which we also refer to as NQSOs, will provide for the right to purchase Class A common stock at a specified price which, except with respect to NQSOs intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, may be less than fair market value on the date of grant (but not less than par value), and usually will become exercisable (in the discretion of the Committee) in one or more installments after the grant date, subject to the participant's continued employment with us and/or subject to the satisfaction of individual performance targets established by the Committee. NQSOs may be granted for any term specified by the Committee. Notwithstanding the foregoing, NQSOs granted to independent directors shall be subject to the terms described above.

  Incentive Stock Options, which we also refer to as ISOs, will be designed to comply with certain restrictions contained in the Internal Revenue Code. Among such restrictions, ISOs: (1) must have an exercise price not less than the fair market value of a share of Class A common stock on the date of grant, (2) may only be granted to employees, (3) must expire within a specified period of time following the optionee's termination of employment, and (4) must be exercised within ten years after the date of grant; but may be subsequently modified to disqualify them for treatment as ISOs. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all of our classes of stock, the Equity Plan provides that the exercise price must be at least 110% of the fair market value of a share of Class A common stock on the date of grant and the ISO must expire upon the fifth anniversary of the date of its grant.

  Restricted Stock may be sold to participants at various prices (but not below par value) and made subject to such restrictions as may be determined by the Committee. Restricted stock, typically, may be repurchased by us at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse.

  Deferred Stock may be awarded to participants, subject to vesting conditions based on continued employment or on performance criteria established by the Committee. Like restricted stock, deferred stock may not be sold, or otherwise transferred, until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

  Stock Appreciation Rights may be granted in connection with stock options or other awards, or separately. SARs granted by the Committee in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of Class A common stock over the exercise price of the related option or other awards. Except as required by Section 162(m) of the Internal Revenue Code with respect to any SAR intended to qualify as performance-based compensation as described in Section 162(m) of the Internal Revenue Code, there are no restrictions specified in the Equity Plan on the amount of gain realizable from the exercise of SARs, although restrictions may be imposed by the Committee in the SAR agreements. The Committee may elect to pay SARs in cash or in Class A common stock or in a combination of both.

  Dividend Equivalents represent the value of the dividends per share paid by us, calculated with reference to the number of shares covered by the stock options, SARs or other awards held by the participant. These dividend equivalents may be paid in cash or in shares of Class A common stock or in a combination of both.

  Performance Awards may be granted by the Committee on an individual or group basis. Generally, these awards will be based upon specific performance targets and may be paid in cash or in shares of Class A common stock or in a combination of both. Performance Awards may include "phantom" stock awards that provide for payments based upon increases in the price of our Class A common stock over a predetermined period. Performance Awards may also include bonuses which may be granted by the Committee on an individual or group basis and which may be payable in cash or in Class A common stock or in a combination of both.

  Stock Payments may be authorized by the Committee in the form of shares of Class A common stock or an option or other right to purchase Class A common stock as part of a deferred compensation arrangement or otherwise in lieu of or in addition to all or any party of compensation, including bonuses, that would otherwise be payable in cash to the employee or consultant.

Securities Laws and Federal Income Taxes

  Securities Laws. The Equity Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including, without limitation, Rule 16b-3. To the extent permitted by applicable law, the Equity Plan and options or other awards granted thereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

  General Federal Tax Consequences. Under current federal laws, in general, recipients of awards and grants of nonqualified stock options, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, and stock payments under the Equity Plan are generally not taxable at the time of grant but are taxable under Section 83 of the Internal Revenue Code upon their receipt of Class A common stock or cash with respect to the exercise or vesting of such awards or grants and, subject to Section 162(m) of the Internal Revenue Code, we will be entitled to an income tax deduction with respect to the amounts taxable to these recipients. Under Sections 421 and 422 of the Internal Revenue Code, recipients of ISOs are generally not taxable at the time of grant or on their receipt of Class A common stock upon their exercises of ISOs if the ISOs and option stock are held for certain minimum holding periods and, in such event, we are not entitled to income tax deductions with respect to such exercises.

  Section 162(m) Limitation. In general, under Section 162(m) of the Internal Revenue Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million in any one year. However, under Section 162(m), the deduction limit does not apply to certain "performance-based compensation" established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs will satisfy the "performance-based compensation" exception if the awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (that is, the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Under an Internal Revenue Code Section 162(m) transition rule for compensation plans of corporations which are privately held and which become publicly held in an initial public offering, the Equity Plan will not be subject to Section 162(m) until the transition date, which is the earliest of (1) the material modification of the Equity Plan; (2) the issuance of all common stock and other compensation that has been allocated under the Equity Plan; or (3) the first meeting of shareholders at which directors are to be elected that occurs after December 31, 2002. After this transition date, rights and awards granted under the Equity Plan, other than options and SARs, will not qualify as "performance-based compensation" for purposes of Section 162(m) unless such rights and awards are granted or vest upon preestablished objective performance goals, the material terms of which are disclosed to and approved by our shareholders.

  We have attempted to structure the Equity Plan in such a manner that, after the transition date discussed above, subject to obtaining shareholder approval of the Equity Plan, the remuneration attributable to stock options and SARs which meet the other requirements of Section 162(m) will not be subject to the $1,000,000 limitation. We have not, however, requested a ruling from the IRS or an opinion of counsel regarding this issue.

1999 Stock Purchase Plan

  In 1999, our Board of Directors adopted the 1999 Stock Purchase Plan, or the Purchase Plan. The Purchase Plan is intended to be an "employee stock purchase plan" as described in Section 423 of the Code. The Purchase Plan is administered by the compensation committee of our Board of Directors. A total of 500,000 shares of Class A common stock are reserved and available for purchase under the Purchase Plan, subject to antidilution and other adjustment provisions.

  The Purchase Plan permits eligible employee participants to purchase Class A common stock through payroll deductions at a price per share which is equal to the lesser of eighty-five percent (85%) of the fair market value of the Class A common stock on the first or the last day of an offering period. The Purchase Plan provides for two offering periods each calendar year. The first is January 1 through June 30 and the second is July 31 through December 31, except that the first offering period under the Purchase Plan will begin on September 1, 1999. On the last day of each offering period, each participant's accrued payroll deductions are automatically applied to the purchase of Class A common stock.

  Employees eligible to participate in the Purchase Plan consist of all persons employed for at least 90 days by us or by certain of our subsidiaries described in the Purchase Plan, except that the Purchase Plan excludes from participation any employee whose customary employment is for less than 20 hours per week or for not more than 5 months during a calendar year and any employee who owns stock representing 5% or more of the total combined voting power or value of all classes of our stock or the stock of our subsidiaries. No participant may purchase shares of Class A common stock in any calendar year under the Purchase Plan with an aggregate fair market value (generally determined as of the beginning of the plan year) in excess of $25,000.

                              CERTAIN TRANSACTIONS

  Steven M. Bernstein, our President and Chief Executive Officer, is indebted to us in the amount of $3,839,930, including accrued interest as of March 31, 1999. The indebtedness was incurred in March 1997 in the principal amount of $3.5 million, accrues interest at 4.67% per annum and is secured by 823,530 shares of Mr. Bernstein's Class B common stock. The debt matures on the earlier of March 2001 or the completion of an initial public offering of our common stock. Upon the consummation of the offering, Mr. Bernstein will surrender shares of Class B common stock to SBA, valued at the initial offering price for Class A common stock, in order to repay the loan and all accrued interest on the loan.

  We, on occasion, have employed the services of Traveleze, a travel agent that uses the services of Skylink, a corporation owned by the wife of Ronald G. Bizick II, our Executive Vice President--Sales and Marketing. Traveleze paid commissions to Skylink during 1998 as a result of such transactions based on terms that are customary in the industry aggregating less than $100,000.

                          PRINCIPAL SHAREHOLDERS

  The table below sets forth, as of March 31, 1999, certain information with respect to the beneficial ownership of our capital stock by (1) each person who we know to be a beneficial owner of more than 5% of any class or series of our capital stock; (2) each of the directors and executive officers individually; and (3) all directors and executive officers as a group. At March 31, 1999, we had outstanding the following shares of capital stock: Class A common stock-- 880,922 shares; Class B common stock--8,075,000 shares; Series A preferred stock--8,050,000 shares. At March 31, 1999 no other classes or series of capital stock had any shares issued and outstanding. This table does not give effect to shares of Class A common stock that may be acquired pursuant to options outstanding as of March 31, 1999, except as described in footnote (b).

                                                               Beneficial Ownership
                                                    ----------------------------------
                                                                Percentage  Percentage
                                                                 of Total    of Total
                                                                  Voting      Voting
                                                                 Power of    Power of
                                                                  Class A    Class A
                                                                  Common      Common
                                                                  Stock       Stock
Executive Officers                                  Number of    Prior to     After
and Directors(a)               Title of Class       Shares (b) Offering (b)  Offering
------------------        ------------------------- ---------- ------------ ----------
Steven E. Bernstein(c)..  Class B Common Stock       8,075,000     49.8%       79.1%
                          Class A Common Stock          78,419        *           *
Ronald G. Bizick,
 II(d)..................  Class A Common Stock         773,528        *           *
Robert M. Grobstein(e)..  Class A Common Stock         386,764      --          --
Michael N. Simkin(f)....  Class A Common Stock          93,208        *           *
Jeffrey A. Stoops(g)....  Class A Common Stock         979,908      --          --
Donald B. Hebb, Jr.(h)..  Series A Preferred Stock+  3,220,000     19.9         3.3%
C. Kevin Landry(i)......  Series A Preferred Stock+  2,736,997     16.9         2.8%
Richard W. Miller(j)....  Class A Common Stock          33,333      --          --
Robert S. Picow(k)......  Class A Common Stock             --       --          --
All executive officers
 and directors as a
 group
 (9 persons)............                            15,463,915     87.1        86.0%

Beneficial Owners of 5%
or More of Capital Stock
------------------------
ABS Capital Partners II,
 L.P.(l)................  Series A Preferred Stock+  3,220,000     19.9%        3.3%
TA Associates, Inc.(m)..  Series A Preferred Stock+  2,736,997     16.9         2.8%
The Hillman Company(n)..  Series A Preferred Stock+  1,169,808      7.2         1.2%

--------

 + Each share of Series A preferred stock will automatically convert into one share of Class A common stock and one share of Series B preferred stock upon the consummation of the offering. The Series B preferred stock will be redeemed with a portion of the proceeds of the offering. See "Description of Capital Stock."
(a) Except as otherwise indicated, the address of each person named in this table is c/o SBA Communications Corporation, One Town Center Road, Third Floor, Boca Raton, Florida 33486.
(b) In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options exercisable within 60 days after March 31, 1999 are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other shareholders. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares. We have reserved for issuance options to purchase 1,800,000 shares of the Class A common stock at exercise prices at or above $2.63 per share, of which options for 1,273,252 shares were issued and outstanding at March 31, 1999. Of these options, 532,886 will be exercisable within 60 days after March 31, 1999.

(c) All shares are owned of record by Bernstein Limited Partnership II. Mr. Bernstein has granted Mr. Stoops options to purchase 1,369,863 of his shares of Class B common stock at an exercise price of $2.19 per share, which options vest over an approximately 33 month period in three equal installments. As of March 31, 1999, options to purchase 913,242 of such shares were exercisable. Until such time as Mr. Stoops exercises his options, Mr. Bernstein retains voting control over such shares. Upon exercise by Mr. Stoops, the shares convert to Class A common stock. This number does not include options to purchase 175,000 shares of Class A common stock at an exercise price of $8.00 per share, which options vest in three annual installments commencing December 31, 1999.

(d) This number does not include options to purchase 137,500 shares of Class A common stock at an exercise price of $8.00 per share, which options vest in three annual installments commencing December 31, 1999.

(e) All shares are in the form of an immediately exercisable option to purchase Class A common stock at $.05 per share. This number does not include options to purchase 100,000 shares of Class A common stock at an exercise price of $8.00 per share, which options vest in three annual installments commencing December 31, 1999.

(f) This number includes currently exercisable options to purchase 66,666 shares of Class A common stock for $2.63 per share granted under the 1996 Stock Option Plan. This number does not include unvested options to purchase 133,334 shares of our Class A common stock at an exercise price of $2.63 per share. This number also does not include options to purchase 125,000 shares of Class A common stock at an exercise price of $8.00 per share, which options vest in three annual installments commencing December 31, 1999.

(g) This number includes currently exercisable options granted by Mr. Bernstein to Mr. Stoops for 913,242 shares at $2.19 per share and options granted under the 1996 Stock Option Plan for 66,666 shares currently exercisable at $2.63 per share. Until exercised, the shares subject to the options granted by Mr. Bernstein remain in the voting control of Mr. Bernstein. This number does not include options to purchase an additional 456,621 shares of common stock for $2.19 per share granted by Mr. Bernstein to Mr. Stoops, which vest on December 31, 1999. This number does not include additional options to purchase 33,333 shares of Class A common stock at $2.63 per share granted under the 1996 Option Plan, which vest on December 31, 1999. This number also does not include options to purchase 150,000 shares of Class A common stock at an exercise price of $8.00 per share, which options vest in three annual installments commencing December 31, 1999.

(h) This number includes 3,220,000 shares of Series A preferred stock owned by ABS. Mr. Hebb is Managing Member of ABS Partners II, L.L.C., the general partner of ABS. Mr. Hebb disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(i) This number includes (1) 1,610,000 shares owned by Advent VII L.P., (2) 1,102,850 shares owned by Advent Atlantic & Pacific III L.P., and (3) 24,147 shares owned by TA Venture Investors L.P. Advent VII L.P., Advent Atlantic & Pacific L.P. and TA Venture Investors L.P. are part of an affiliated group of investment partnerships referred to collectively as the TA Associates Group. The general partner of Advent VII L.P. is TA Associates VII L.P. The general partner of Advent Atlantic & Pacific III L.P. is TA Associates AAP III Partners L.P. The general partner of TA Associates VII L.P. and TA Associates AAP III Partners L.P. is TA Associates, Inc. In such capacity, TA Associates, Inc. exercises sole voting and investment power with respect to all shares held of record by the named investment partnerships, with the exception of TA Venture Investors L.P.; individually, no stockholder, director or officer of TA Associates, Inc. is deemed to have or share such voting or investment power. Principals and employees of TA Associates, Inc. (including Mr. Landry, a director of ours) comprise the general partners of TA Venture Investors L.P. In such capacity Mr. Landry may be deemed to share voting and investment power with respect to the 24,147 shares held of record by TA Venture Investors L.P. Mr. Landry disclaims beneficial ownership of all shares, except to the extent of 2,212.93 shares as to which he holds a pecuniary interest.

(j) This number includes currently exercisable options to purchase 33,333 shares of Class A common stock for $2.63 per share under the 1996 Stock Option Plan. This number does not include options to purchase an additional 66,667 shares of Class A common stock at $2.63 per share, of which options to purchase 33,333 shares of Class A common stock vest on May 22, 1999 and of which options to purchase 33,334 shares of Class A common stock vest on May 22, 2000.

(k) This number does not include options to purchase 100,000 shares of Class A common stock at $2.63 per share, which vest in three equal annual installments beginning November 12, 1999.

(l) The principal business address of ABS Capital Partners, II, L.P. is One South Street, Baltimore, MD 21202.

(m) This number includes (1) 1,610,000 shares owned by Advent VII L.P., (2) 1,102,850 shares owned by Advent Atlantic & Pacific III L.P., and (3) 24,147 shares owned by TA Venture Investors L.P. Advent VII L.P., Advent Atlantic & Pacific L.P. and TA Venture Investors L.P. are part of an affiliated group of investment partnerships referred to collectively as the TA Associates Group. The general partner of Advent VII L.P. is TA Associates VII L.P. The general partner of Advent Atlantic & Pacific III L.P. is TA

   Associates AAP III Partners L.P. The general partner of TA Associates VII L.P. and TA Associates AAP III Partners L.P. is TA Associates, Inc. In such capacity, TA Associates, Inc. exercises sole voting and investment power with respect to all shares held of record by the named investment partnerships, with the exception of TA Venture Investors L.P.; individually, no stockholder, director or officer of TA Associates, Inc. is deemed to have or share such voting or investment power. The principal business address of TA Associates, Inc. is 125 High Street, Boston, MA 02110.

(n)  This number includes 233,960 shares held by C.G. Grefenstette and Thomas
     G. Bigley as Trustees for Henry Lea Hillman, Jr., Juliet Lea Hillman, Audry Hilliard Hillman, and William Talbott Hillman, 175,470 shares held by Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette as Trustees of the Henry L. Hillman Trust, 584,908 shares owned by Juliet Challenger, Inc., and 175,470 shares owned by Venhill Limited Partnership. The principal business address of The Hillman Company is Grant Building, Pittsburgh, PA 15219.

                          DESCRIPTION OF CAPITAL STOCK

  The following summary of the terms and provisions of our capital stock is not complete and is qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, which have been filed as an exhibit to the registration statement of which this prospectus is a part.

  As of April 1, 1999, our outstanding capital stock consisted of 880,922 shares of Class A common stock, 8,075,000 shares of Class B common stock, and 8,050,000 shares of Series A preferred stock. No other shares of any class or series were issued and outstanding as of April 1, 1999. In addition, (1) 1,800,000 shares of Class A common stock were reserved for issuance upon the exercise of outstanding stock options that were granted under the 1996 Stock Option Plan, (2) 2,500,000 shares of Class A common stock were reserved for issuance upon the exercise of stock options granted or to be granted under the 1999 Equity Participation Plan, (3) 8,050,000 shares of Series B preferred stock were reserved for issuance upon conversion of the outstanding shares of Series A preferred stock, (4) 8,050,000 shares of Class A common stock were reserved for issuance upon conversion of outstanding shares of Series A preferred stock, (5) 402,500 shares were reserved for issuance upon exercise of an outstanding warrant granted to BT Alex. Brown in connection with the offering of Series A preferred stock, (6) 500,000 shares of Class A common stock were reserved for issuance under the 1999 Employee Stock Purchase Plan and (7) 386,764 shares of Class A common stock were reserved for issuance upon the exercise of stock options held by Mr. Grobstein.

  In connection with the offering, each share of Series A preferred stock will be automatically converted into one share of Class A common stock, which will remain outstanding, and one share of Series B preferred stock, which will be redeemed with a portion of the proceeds from the offering. See "Use of Proceeds." Also in connection with the offering, we are amending and restating our articles of incorporation and by-laws. The description that follows gives effect to these amendments.

  Upon consummation of the offering, our authorized capital stock will consist of 100,000,000 shares of Class A common stock, par value $.01 per share, 8,100,000 shares of Class B common stock, par value $.01 per share, and 30,000,000 shares of preferred stock, par value $.01 per share. These shares of preferred stock will not have been designated as to series and will be available for issuance from time to time in one or more series at the discretion of our Board of Directors. While we have no present intention to issue additional shares of preferred stock, any such issuance could be used to discourage, delay or make more difficult a change in control of SBA.

  We have two classes of authorized common stock: Class A common stock and Class B common stock. The Class A common stock has one vote per share. The Class B common stock has ten votes per share. All outstanding shares of Class A common stock and Class B common stock are validly issued, fully paid and nonassessable. As of March 31, 1999, there were five holders of all of our Class A common stock and there was one holder of all of our Class B common stock.

  Except as otherwise required by law or in our articles of incorporation, owners of the Class A common stock and Class B common stock will vote together as a single class on all matters, including the election of directors. Our articles of incorporation provide, upon the consummation of this offering, for a separate class vote of each class of common stock in the event of any amendment that alters the terms of the Class B common stock. Pursuant to our articles of incorporation and by-laws, our Board of Directors will be classified into three classes of directors, denoted as Class I, Class II and Class III. Messrs. Picow and Landry will be Class I directors, Mr. Miller will be a Class II director, and Messrs. Bernstein and Hebb will be Class III directors.

Class A Common Stock

 Voting Rights

  Each share of Class A common stock is entitled to one vote. Except as noted above, and except as provided under the Florida Business Corporation Act, the holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters on which shareholders are permitted or entitled to vote. All the outstanding shares of Class A common stock are held by directors, executive officers, other employees and affiliates of ours or our subsidiaries.

 Dividends

  Each share of Class A common stock is entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available for that purpose, subject to preferences that may apply to any preferred stock that we may issue in the future. No dividends may be declared and paid to holders of shares of Class A common stock unless the Board of Directors at the same time also declares and pays to the holders of Class B common stock a per share dividend equal to the dividend declared and paid to the holders of shares of Class A common stock. See "Dividend Policy."

 Liquidation Rights

  In the event of our dissolution or liquidation, after satisfaction of all our debts and liabilities and distributions to the holders of any preferred stock that we may issue in the future, if any, of amounts to which they are preferentially entitled, holders of Class A common stock will be entitled to share ratably with holders of common stock in the distribution of assets to the shareholders.

 Other Provisions

  There are no cumulative, subscription or preemptive rights to subscribe for any additional securities which we may issue, and there are no redemption provisions, conversion provisions or sinking fund provisions applicable to the Class A common stock.

Class B Common Stock

 Voting Rights

  Each share of Class B common stock is entitled to ten votes for each share on all matters presented to the shareholders. Except as provided under the Florida Business Corporation Act, the holders of the shares of Class B common stock and Class A common stock vote together as a single class on all matters on which shareholders are permitted or entitled to vote.

 Dividends

  Each share of Class B common stock is entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available for that purpose, subject to preferences that may apply to any preferred stock that we may issue in the future. No dividends may be declared and paid to holders of shares of Class B common stock unless the Board of Directors at the same time also declares and pays to holders of Class A common stock a per share dividend equal to the dividend declared and paid to holders of shares of Class B common stock.

 Liquidation Rights

  In the event of our dissolution or liquidation, after satisfaction of all our debts and liabilities to creditors and distributions to the holders of any preferred stock that we may issue in the future, if any, of amounts to which they are preferentially entitled, holders of Class B common stock will be entitled to share ratably with holders of common stock in the distribution of assets available for distribution to the shareholders.

 Convertibility

  Each outstanding share of Class B common stock may, at the option of the holder thereof, at any time, be converted into one fully paid and non-assessable share of Class A common stock. Each share of outstanding

Class B common stock shall convert into one fully paid and non-assessable share of Class A common stock immediately upon transfer to any holder other than any one or more of the following (an "Eligible Class B Shareholder"): (1) Steven E. Bernstein; (2) other members of his immediate family or their lineal descendants; (3) spouses of lineal descendants or lineal descendants of spouses, whether alive as of the date of the articles of incorporation or born subsequently; (4) any trusts or other estate planning vehicles for the benefit of any of the foregoing, whether existing as of the date of the articles of incorporation or subsequently created; or (5) any estate or tax planning vehicles on the part of Mr. Bernstein. If the shares of Class B common stock held by Eligible Class B Shareholders in the aggregate constitute 10% or less of the outstanding shares of our common stock, or upon the death or mental incapacity of Steven E. Bernstein, each share of Class B common stock shall immediately convert into one fully paid and non-assessable share of Class A common stock. Each share of outstanding Class B common stock which is held by any Eligible Class B Shareholder shall immediately convert into one share of Class A common stock at such time as such holder is no longer an Eligible Class B Shareholder.

 Other Provisions

  There are no cumulative, subscription or preemptive rights to subscribe for any additional securities that we may issue, and there are no redemption provisions or sinking fund provisions applicable to the Class B common stock.

  The rights and preferences of holders of both classes of common stock are subject to the rights of any series of preferred stock which we may issue in the future.

Warrant

  In connection with the sale of our Series A preferred stock in March 1997, we issued a warrant to acquire shares of Class A common stock to BT Alex. Brown. The warrant, (which represents 1.3% of our common stock on a fully diluted basis as of the closing of the offering, and assuming the exercise of the over-allotment option in full) when exercised, entitles its holder to receive 402,500 fully paid and non-assessable shares of Class A common stock at an exercise price of $3.73 per share. The warrant is exercisable at any time on or before March 2002. The exercise and transfer of the warrant is subject to applicable federal and state securities laws.

Registration Rights

  If at any time, the holders of not less than 25% of the Class A common stock issued or issuable upon conversion of our outstanding Series A preferred stock request that we file a registration statement covering common stock (with an anticipated aggregate offering price of $15.0 million or more in the case of a registration which is an initial public offering and $3.0 million for any other registration), we will use our best efforts to cause such shares to be registered, subject to certain cut-back provisions; provided, however, that we may delay any such registration for a period of up to three months for a valid business reason. We will not be required to file more than three registration statements, other than on Form S-3. The holders of Series A preferred stock will have the right to require us to file up to two registration statements per year on Form S-3, provided the anticipated aggregate offering price in each registration on Form S-3 equals $1.0 million or more.

  Each of Messrs. Bernstein, Bizick, Grobstein and Stoops also has certain rights to have his shares of common stock registered under the Securities Act. Mr. Bernstein has the right to have 8,075,000 shares of Class B common stock registered under the Securities Act. Mr. Bizick has the right to have 773,528 shares of Class A common stock registered under the Securities Act. Mr. Grobstein has the right to have 386,764 shares of Class A common stock registered under the Securities Act. Mr. Stoops has the right to have 1,369,863 shares of Class A common stock registered under the Securities Act.

  If at any time, Mr. Bernstein, Mr. Bizick, Mr. Grobstein or Mr. Stoops, individually or as a group, request that we file a registration statement on Form S-3 for these shares, we will use our best efforts to cause such shares to be registered subject to certain cut-back provisions; provided, however, that we may delay any such registration for a period of up to three months for a valid business reason. We will not be required to file the registration statement on Form S-3 more frequently than twice a year.

  The holders of Series A preferred stock are entitled to have the shares of Class A common stock issued upon conversion of the Series A preferred stock included in each registration statement filed on behalf of SBA or our shareholders, subject to certain cut-back provisions. Except as otherwise agreed, in the event of an application of such cut-back provisions, the holders of Series A preferred stock have a priority right to participate in such registration over Messrs. Bernstein, Bizick, Grobstein or Stoops.

Preferred Stock

  All shares of our currently outstanding preferred stock will be retired upon consummation of the offering. Our board of directors will be authorized by our articles of incorporation to provide for the issuance of new shares of preferred stock, in one or more series, to establish the number of shares to be included in each series, to fix the designation, rights, preferences, privileges and restrictions of the shares of each series and to increase or decrease the number of shares of any series of preferred stock, all without any further vote or action by our shareholders.

                          DESCRIPTION OF EXISTING DEBT

The Senior Credit Facility

  On February 5, 1999, our wholly owned subsidiary, Telecommunications, entered into a senior credit facility with a group of banks and other financial institutions led by Lehman Commercial Paper Inc., as administrative agent, and Lehman Brothers Inc. and General Electric Capital Corporation, as co-arrangers. Lehman Brothers Inc. is an underwriter in this offering. The following is a summary of certain provisions of the senior credit facility, but you should refer to the actual credit agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

  The senior credit facility provides for revolving credit loans of up to $150.0 million. The senior credit facility also provides for a term loan in the amount of $25.0 million. Telecommunications borrowed the full $25.0 million of this term loan on February 5, 1999. We plan to use some of the proceeds of the offering to repay outstanding revolving credit loans. The senior credit facility is secured by a lien on substantially all of our assets and the assets of our domestic subsidiaries and a pledge of all of the outstanding capital stock of each of our domestic subsidiaries. We, and each of our domestic subsidiaries (other than Telecommunications) have guaranteed the obligations of Telecommunications under the senior credit facility.

  The revolving credit commitments are required to be reduced and the term loans are required to be amortized in quarterly installments beginning on March 31, 2001 until December 31, 2004, when the senior credit facility matures. In addition, the senior credit facility provides for the mandatory prepayment of the revolving credit loans and the term loan with the net cash proceeds of (1) any issuance of equity or incurrence of debt by us or any of our subsidiaries, subject to certain exceptions, (2) any asset sale by us or any of our subsidiaries, subject to certain exceptions, (3) any payment received by us or any of our subsidiaries in respect to any property or casualty insurance claim and (4) 75% of excess cash flow of Telecommunications commencing with the fiscal year of Telecommunications ending December 31, 1999.

  The loans under the senior credit facility bear interest, at the option of Telecommunications, at either (1) a "base rate" equal to the greater of (a) the rate of interest announced by Bankers Trust Company as its prime rate at its New York office, (b) the secondary market rate for three-month certificates of deposit, as adjusted for statutory reserve requirements plus 1.0%, or (c) the sum of 0.5% plus the federal funds effective rate plus, in each case, a margin ranging from 1.25% to 2.50% (determined by a leverage ratio), or (2) the rate at which eurodollar deposits for one, two, three or six months (as selected by Telecommunications) are offered in the interbank eurodollar market plus a margin ranging from 2.25% to 3.50% (determined by a leverage ratio). If all or any portion of the principal amount of any loan is not paid when due, the applicable interest rate on the overdue amount will increase by 2.0% per year. If all or any portion of any interest, fees or other amounts is not paid when due, the overdue amount shall bear interest at 2.0% above the rate applicable to the base rate loans.

  The senior credit facility contains a number of covenants that, among other things, restrict our ability, and the availability of each of our subsidiaries, to dispose of assets, incur additional indebtedness, incur guaranty obligations, pay dividends or make capital distributions, create liens on assets, make investments, make acquisitions, engage in mergers or consolidations, engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In addition, the senior credit facility requires compliance with certain financial covenants and restricts the number of towers that may be constructed in advance of securing an anchor tenant. Prior to August 5, 2001, Telecommunications and its subsidiaries must maintain a minimum annualized adjusted EBITDA, a minimum ratio of annualized adjusted EBITDA to interest expense and a minimum amount of revenues from towers and cannot exceed a maximum amount of total debt per tower, a maximum ratio of total debt to total capitalization, a maximum amount of total debt to annualized adjusted EBITDA and a maximum amount of capital expenditures. From and after August 5, 2001, Telecommunications and its subsidiaries must maintain a minimum ratio of consolidated EBITDA to interest expense, a minimum ratio of fixed charges and a minimum ratio of debt service coverage and cannot exceed a maximum ratio of total debt to EBITDA and maximum amount of capital expenditures. We do not expect that such covenants will materially impact our ability to operate our respective businesses.

  The senior credit facility contains customary events of default, including
(1) the failure to pay principal when due, (2) the failure to pay any interest or any other amount within five days after it becomes due, (3) the material inaccuracy of any representation or warranty being made by us or any of our domestic subsidiaries on or as of the date made or deemed made, (4) a default in the performance of any negative covenant (including any financial covenant),
(5) a default in the performance of other covenants or agreements subject, in certain cases, to a 30 day grace period, (6) default in certain of our other indebtedness, (7) certain insolvency events and (8) certain change of control events. In addition, a default under the indenture governing our senior discount notes will result in a default under the senior credit facility.

The 12% Senior Discount Notes Due 2008

  On March 2, 1998, we privately placed $269.0 million in aggregate principal amount at maturity of our 12% senior discount notes due 2008. This description summarizes certain terms of those notes, but does not describe all of the terms. You should refer to the indenture governing the notes, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

  The senior discount notes are unsecured senior obligations of SBA, and will rank equal in right of payment with all existing and future unsecured senior indebtedness of SBA and will be senior in right of payment to future subordinated indebtedness of SBA. Our subsidiaries are not guarantors of the notes. The notes will mature on March 1, 2008. The notes will accrete in value until March 1, 2003. After that date, cash interest will accrue on the notes at the rate of 12% per year and will be payable semi-annually, commencing on September 1, 2003.

  Except as stated below, the notes are not redeemable at our option prior to March 1, 2004. Thereafter, the notes are redeemable at our option, in whole or in part, at any time, at a premium which is at a fixed percentage that declines to par on or after March 1, 2007, in each case together with accrued and unpaid interest, if any, to the date of redemption. In the event we consummate a public equity offering or certain strategic equity investments prior to March 1, 2001, we may, at our option, use all or a portion of the proceeds from such offering to redeem up to 20% of the original aggregate principal amount at maturity of the notes at a redemption price equal to 112% of the accreted value of the notes to be redeemed, plus accrued and unpaid interest, if any, thereon to the redemption date, if at least 80% of the original aggregate principal amount at maturity of the notes remains outstanding after each such redemption.

  Upon the occurrence of certain change of control events, each holder of notes has the right to require us to purchase all or a portion of such holder's notes at a price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest to the date of purchase or, if the notes are purchased prior to March 1, 2003, at a purchase price equal to 101% of the accreted value of the notes on the date of purchase.

  The indenture contains certain covenants, including covenants that limit (1) the incurrence of certain additional indebtedness and issuance of preferred stock, (2) restricted payments, (3) distributions from restricted subsidiaries,
(4) transactions with affiliates, (5) sales of assets and subsidiary stock (including sale and leaseback transactions), (6) dividend and other payment restrictions affecting restricted subsidiaries, and (7) mergers or consolidations.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the offering, we will have 28,972,866 shares of common stock outstanding (including the 7,723,482 shares of Class B common stock to be outstanding after the offering, the 8,050,000 shares of Class A common stock to be issued upon the conversion of the Series A preferred stock and the 780,000 shares of Class A common stock issued at the closing of the Com-Net acquisition). In addition, we have reserved for issuance 4,151,383 shares of Class A common stock upon exercise of stock options and 402,500 shares of Class A common stock upon exercise of the outstanding warrant. The 11,538,462 shares (13,269,231 shares if the over-allotment option is exercised in full) sold in the offering will be freely transferable without restriction under the Securities Act, unless they are held by "affiliates" of ours as that term is used under the Securities Act. Of the remaining 17,434,404 shares (15,703,635 shares if the over-allotment option is exercised in full), 15,773,482 shares will be freely transferable without restriction under the Securities Act, unless they are held by our "affiliates" and will be available for public sale upon expiration of the "lock-up" agreements described below. The remaining 1,660,922 shares will be "restricted securities" as that term is defined in Rule 144 and subject to the volume restrictions of Rule 144. Substantially all of these restricted securities are entitled to demand and piggyback registration rights under certain circumstances.

  We intend to file a registration statement under the Securities Act after the offering to register shares of Class A common stock reserved for issuance under the 1996 Stock Option Plan and the 1999 Equity Participation Plan. This registration would permit the resale of such shares by non-affiliates upon issuance in the public market without restriction under the Securities Act. Such registration statement will automatically become effective immediately upon filing. See "Management."

  In connection with the offering and subject to certain exceptions, we, all of our executive officers and directors and holders of our Series A preferred stock have agreed not to sell any shares of Class A common stock, or any securities which may be converted into or exchanged for any such shares of Class A common stock or substantially similar securities, for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc., subject to typical exceptions. In addition, our employees who will own 10,000 or more vested options during the 180-day period described above will execute similar "lock-up" agreements. See "Underwriting."

  In general, under Rule 144 as currently in effect, a shareholder, including an "affiliate," who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least one year from the later of the date such securities were acquired from us or, if applicable, the date they were acquired from an affiliate, is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Class A common stock (which will equal approximately 290,269 shares or the average weekly trading volume in the Class A common stock during the four calendar weeks before the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed from the later of the date restricted securities were acquired from us or, if applicable, the date they were acquired from an affiliate of ours, a shareholder who is not an affiliate of ours at the time of sale and has not been an affiliate of ours for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.

  Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, directors, officers, consultants or advisors prior to the date we become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to written compensatory benefit plans or written contracts relating to the compensation of these persons. In addition, the SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of these options (including exercises, after the date of this offering). Securities issued in reliance on Rule 701 are restricted securities and commencing 90 days after we become subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, subject to the contractual restrictions described above, may be sold (1) by persons other than affiliates, subject only to the manner of sale provisions of Rule 144, and (2) by affiliates, under Rule 144 without compliance with its one-year minimum holding period requirements.

  Except as indicated above, we are unable to estimate the amount, timing and nature of future sales of outstanding Class A common stock. Prior to this offering, there has been no public market for the Class A common stock, and no prediction can be made as to the effect, if any, that market sales of shares of Class A common stock or the availability of shares of sale will have on the market price of the Class A common stock prevailing at any given time. Nevertheless, sales of significant numbers of shares of Class A common stock in the public market could adversely affect the market price of the Class A common stock and could impair our ability to raise capital through an offering of our equity securities. See "Risk Factors" and "Underwriting".

Registration Rights

  The holders of our outstanding preferred stock, as well as Messrs. Bernstein, Bizick, Grobstein and Stoops, have certain rights to have their shares of common stock registered under the Securities Act. See "Description of Capital Stock --Registration Rights."

  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

  The following is a general summary of the material United States Federal income and estate tax considerations to a Non-U.S. Holder (as defined below) relevant to the ownership and disposition of shares of Class A common stock. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary and proposed United States Treasury regulations promulgated thereunder, Internal Revenue Service (the "IRS") rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This summary does not discuss all the tax consequences that may be relevant to a particular Non-U.S. Holder in light of the holder's particular circumstances and it is not intended to be applicable in all respects to all categories of Non-U.S. Holders, some of whom may be subject to special rules not discussed below. In addition, this summary does not address any state, local or foreign tax considerations that may be relevant to a Non-U.S. Holder's decision to purchase shares of Class A common stock.

  For purposes of this discussion, a "Non-U.S. Holder" means a beneficial owner of common stock that is not (1) a citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source and (4) a trust (a) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. An individual may be deemed to be a resident alien (as opposed to a nonresident alien) by virtue of being present in the United States on at least 31 days during the calendar year and for an aggregate of at least 183 days during the calendar year and the two preceding calendar years (counting, for such purposes all the days present in the current year, one-third of the days present in the immediately preceding year and one sixth of the days present in the second preceding year). In addition to the "substantial presence test" described in the immediately preceding sentence, an individual may be treated as a resident alien if he or she (1) meets the lawful permanent residence test (a so-called "green card" test) or (2) elects to be treated as a U.S. resident and meets the "substantial presence test" in the immediately following year. Generally, resident aliens are subject to U.S. Federal income and estate tax in the same manner as U.S. citizens and residents.

  ALL NON-U.S. HOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SHARES OF CLASS A COMMON STOCK IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

Dividends on Common Stock

  Generally, any dividends paid to a Non-U.S. Holder of common stock will be subject to United States Federal withholding tax at a rate of 30% of the amount of the dividend, or at a lower applicable income tax treaty rate. However, if the dividend is effectively connected with the conduct of a United States trade or business of a Non-U.S. Holder (and is attributable to a U.S. permanent establishment of such Non-U.S. Holder, if an applicable income tax treaty so requires as a condition for the Non-U.S. Holder to be subject to U.S. income tax on a net income basis in respect of such dividends) it will be subject to United States Federal income tax on a net income basis at ordinary Federal income tax rates (in which case the "branch profits tax" at 30% (or such lower rate as may be specified in an applicable income tax treaty) may also apply if such Non-U.S. Holder is a foreign corporation), and assuming certain certification requirements are met, will not be subject to the 30% withholding tax. Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under such effectively connected income exemption.

  Under current Treasury regulations, a holder's status as a Non-U.S. Holder and eligibility for a tax treaty reduced rate of withholding will be determined by reference to the holder's address and to any outstanding certificates or statements concerning eligibility for a reduced rate of withholding, unless facts and circumstances indicate that reliance on such address, certificates or statements is not warranted. However, subject to certain transitional rules, recently issued Treasury regulations require a Non-U.S. Holder to provide certifications under penalties of perjury in order to obtain treaty benefits for payments made after December 31, 2000.

  A Non-U.S. Holder of common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Disposition of Common Stock

  Subject to the discussion of backup withholding below, any capital gain realized upon a sale or other disposition of common stock by a Non-U.S. Holder ordinarily will not be subject to United States Federal income tax unless (1) such gain is effectively connected with a trade or business conducted by such Non-U.S. Holder within the United States (and is attributable to a U.S. permanent establishment of such holder, if an applicable income tax treaty so requires as a condition for the Non-U.S. Holder to be subject to U.S. income tax on a net income basis in respect of such gain) (in which case the branch profits tax at 30% of the Non-U.S. Holder's effectively connected earnings and profits within the meaning of the Code for the taxable year, as adjusted for certain items, (or such lower rate as may be specified in an applicable income tax treaty) may also apply, in addition to tax on the net gain derived from the sale under regular graduated United States federal income tax rates, if the Non-U.S. Holder is a foreign corporation), (2) in the case of a Non-U.S. Holder that is an individual who holds the common stock as a capital asset, such Non-U.S. Holder is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the sale or other disposition and either (a) has a "tax home" for Federal income tax purposes in the United States or (b) has an office or other fixed place of business in the United States to which the gain is attributable (in which case such holder will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States)), or (3) we are or have been a "United States real property holding corporation" (a "USRPHC") for Federal income tax purposes within the lesser of (a) the five-year period ending on the date of the sale or other disposition and (b) the Non-U.S. Holder's holding period, and, in each case, no income tax treaty exception is applicable. We believe that we are currently a USRPHC. However, any gain recognized by a Non-U.S. Holder on the disposition of the common stock still would not be subject to U.S. tax if the common stock were to be "regularly traded" (within the meaning of applicable Treasury regulations) on an established securities market (such as, for example, the Nasdaq Stock Market) and the Non-U.S. Holder did not own, directly or constructively, more than 5% of the outstanding common stock at any time during the shorter of (a) the five-year period ending on the date of the sale or other disposition and (b) the Non-U.S. Holder's holding period. We believe that upon the consummation of the offering the common stock will be "regularly traded" (within the meaning of applicable Treasury regulations) on an established securities market. Non-U.S. Holders should consult their tax advisors to determine whether an income tax treaty is applicable.

  Special rules may apply to certain Non-U.S. Holders, such as "controlled foreign corporations", "passive foreign investment companies" and "foreign personal holding companies", that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Federal Estate Taxes

  Common stock that is beneficially owned by an individual Non-U.S. Holder at the time of death will be included in such individual's gross estate for United States Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

  Under current law, dividends on common stock paid to a Non-U.S. Holder at an address outside the United States will generally be exempt from backup withholding tax (unless the payer has knowledge that the payee is a U.S. person). Under United States Treasury regulations, however, backup withholding of United

States Federal income tax at a rate of 31% may apply to dividends paid with respect to common stock to Non-U.S. Holders that fail to provide certain information (including the holder's taxpayer identification number) in the manner required by United States law and applicable regulations.

  Payments of the proceeds from the sale by a Non-U.S. Holder of shares of common stock made by or through a foreign office of a broker will not be subject to information reporting or backup withholding except that if the broker is, for United States tax purposes, a United States person, a controlled foreign corporation or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of shares of common stock by or through the United States office of a broker will be subject to information reporting and backup withholding unless the Non-U.S. Holder certifies under penalties of perjury that it is a Non-U.S. Holder or otherwise establishes an exemption from information reporting and backup withholding. Subject to certain transitional rules, recently adopted Treasury regulations change information reporting requirements for Non-U.S. Holders for payments made after December 31, 2000. Accordingly, a Non-U.S. Holder should consult its tax advisor regarding the effects on it, if any, of these new regulations.

  Any amounts withhold under the backup withholding rules may be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                                  UNDERWRITING

  Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, the underwriters of the offering named below, for whom Lehman Brothers Inc., Deutsche Bank Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Smith Barney Inc. are acting as representatives, severally agreed to purchase, and we have agreed to sell to the underwriters, the number of shares of Class A common stock set forth opposite the name of each underwriter.

                                                                      Number of
   Name                                                                 Shares
   ----                                                               ----------
   Underwriters:
    Lehman Brothers Inc..............................................  3,834,462
    Deutsche Bank Securities Inc.....................................  1,918,000
    Donaldson, Lufkin & Jenrette Securities Corporation..............  1,918,000
    Salomon Smith Barney Inc.........................................  1,918,000
    BancBoston Robertson Stephens Inc................................    150,000
    Bear, Stearns & Co. Inc..........................................    150,000
    Credit Suisse First Boston Corporation...........................    150,000
    Dresdner Kleinwort Benson North America LLC......................    150,000
    Goldman, Sachs & Co..............................................    150,000
    Morgan Stanley & Co. Incorporated................................    150,000
    PaineWebber Incorporated.........................................    150,000
    RBC Dominion Securities Corporation..............................    150,000
    Raymond James & Associates Inc...................................    150,000
    Legg Mason Wood Walker, Incorporated.............................    100,000
    Needham & Company, Inc...........................................    100,000
    Sands Brothers & Co. Ltd.........................................    100,000
    SunTrust Equitable Securities Corporation........................    100,000
    Sutro & Co. Incorporated.........................................    100,000
    Wachovia Securities, Inc.........................................    100,000
                                                                      ----------
     Total........................................................... 11,538,462
                                                                      ==========

  The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in the offering are subject to approval of legal matters by counsel as well as to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

  The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the public offering price less a
concession not in excess of $        per share. The underwriters may allow, and
such dealers may reallow, a concession not in excess of $        per share on
sales to certain other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority without the prior written approval of the customer.

  We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,730,769 additional shares of our Class A common stock at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with the offering. To the extent this option is exercised, each underwriter will be obligated, subject to various conditions, to purchase a number of additional shares approximately proportionate to its initial purchase commitment.

  We, our executive officers and directors and, with certain limited exceptions, all of our other existing shareholders have agreed not to do any of the following, whether any transaction described in clause (1), (2) or (3) below is to be settled by delivery of Class A common stock or other securities, in cash or otherwise, in each case without the prior written consent of Lehman Brothers Inc., on behalf of the underwriters, for a period of 180 days after the date of this prospectus:

(1) offer, sell, pledge, or otherwise dispose of, or enter into any transaction or device which is designed or could be expected to, result in the disposition by any person at any time in the future of, any shares of Class A common stock or securities convertible into or exchangeable for Class A common stock or substantially similar securities, other than any of the following:

  .the Class A common stock sold under this prospectus and

  . shares of Class A common stock we issue pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date of this prospectus or pursuant to currently outstanding options, warrants or rights;

(2) sell or grant options, rights or warrants with respect to any shares of our Class A common stock or securities convertible into or exchangeable for our Class A common stock or substantially similar securities, other than the grant of options pursuant to option plans existing on the date hereof; and

(3) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks or ownership of shares of Class A common stock.

  These lock up arrangements will be subject to the following exceptions:

  .transfers of common stock in private transactions or

  .transfers of common stock for estate planning purposes;

in each case, provided that the transferees agree to be bound by the restrictions described above.


  Prior to the offering, there has been no public market for the shares of Class A common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of the Class A common stock, the representatives will consider, among other things and in addition to prevailing market conditions, our historical performance and capital structure, estimates of our business potential and earnings prospects, an overall assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  We have applied to list our Class A common stock on the Nasdaq National Market under the symbol "SBAC".

  Any offer of the shares of Class A common stock in Canada will be made only pursuant to an exemption from the prospectus filing requirement and an exemption from the dealer registration requirement (where such an exemption is not available, offers shall be made only by a registered dealer) in the relevant Canadian jurisdiction where any such offer is made.

  In connection with the offering, Lehman Brothers, on behalf of the underwriters, may purchase and sell shares of our Class A common stock in the open market. These transaction may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Class A common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of our Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of our Class A common stock made for the purpose of preventing or retarding a decline in the market price of our Class A common stock while the offering is in progress.

  The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Lehman Brothers, in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

  Any of these activities may cause the price of our Class A common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be affected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

  Purchasers of the shares of Class A common stock offered in this prospectus may be required to pay stamp taxes and other charges in accordances with the laws and practices of the country of purchase, in addition to the offering price set forth on the cover of this prospectus.

  We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

  Certain of the representatives have from time to time provided investment banking, financial advisory and other services to us for which such representatives received customary fees and commissions. Lehman Brothers acted as co-arranger of our senior credit facility and its affiliate, Lehman Commercial Paper Inc., is the administrative agent of the senior credit facility. Lehman Commercial Paper Inc. will receive a portion of the proceeds of the offering in repayment of indebtedness outstanding under the senior credit facility. Lehman Brothers and BT Alex. Brown were also the initial purchasers of our senior discount notes. In addition, BT Alex. Brown acted as placement agent in connection with the private placement of shares of our Series A preferred stock in March 1997. We granted BT Alex. Brown (which is now referred to as "Deutsche Bank Securities") a warrant to purchase up to 402,500 shares of Class A common stock, subject to certain anti-dilution rights. An affiliate of BT Alex. Brown is also a limited partner in ABS Capital Partners, II, L.P. ABS Capital Partners, II, L.P. owns shares of our Series A preferred stock. Certain officers and employees of BT Alex. Brown are direct and indirect holders of Series A preferred stock. See "Principal Shareholders." Under Rule 2720 of the Conduct Rules of the NASD, BT Alex. Brown may be deemed to have a "conflict of interest" with us. The offering is being conducted in accordance with Rule 2720, which provides that, among other things, when a NASD member participates in the underwriting of the equity securities of a company with which it has a deemed "conflict of interest," the public offering price per share can be no higher than that recommended by a "qualified independent underwriter," or QIU, meeting certain standards. In accordance with this requirement, Lehman Brothers has assumed the responsibilities of acting as QIU. In its role as QIU, Lehman Brothers has performed a due diligence investigation and reviewed and participated in the preparation of this prospectus and the registration statement of which this prospectus in a part. We and the other underwriters have agreed to indemnify Lehman Brothers in its capacity as QIU against certain liabilities, including liabilities under the Securities Act, or to contribute to payments Lehman Brothers in its capacity as QIU may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

  Certain legal matters relating to the offering will be passed upon for us by Latham & Watkins, New York, New York, and Gunster, Yoakley, Valdes-Fauli & Stewart, P.A., West Palm Beach, Florida. Certain legal matters relating to the Class A common stock will be passed upon for the underwriters by Simpson Thacher & Bartlett, New York, New York.

                            INDEPENDENT ACCOUNTANTS

  The consolidated financial statements and schedule of SBA Communications Corporation as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, financial statements of Caddo Tower Company Inc. for the fiscal year ended July 31, 1998, financial statements of PrimeCo Tower Operations for the year ended December 31, 1997, financial statements of Northwest Tower Service, Inc. for the year ended December 31, 1997 and financial statements of General Communications Properties, Inc. Tower Operations for the year ended December 31, 1997, included in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The financial statements of Transmission Facilities, Inc. for the year ended December 31, 1997, included in this prospectus and elsewhere in the registration statement, have been audited by Peter C. Cosmas Co., Certified Public Accountants as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The financial statements of Long Island Waves, Inc. for the ten months ended September 30, 1998, included in this prospectus and elsewhere in the registration statement, have been audited by John A. Criscuola, Certified Public Accountant as indicated in his report with respect thereto, and are included herein in reliance upon his authority as an expert in giving said report.

  The financial statements of Quad States Towers and Communications for the year ended June 30, 1998, included in this prospectus and elsewhere in the registration statement, have been audited by Turbes Drealan Kvilhaug & Co. PA, Certified Public Accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS

SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

UNAUDITED FINANCIAL STATEMENTS:
  Consolidated Balance Sheets as of December 31, 1998 and March 31, 1999..  F-3
  Consolidated Statements of Operations for the three months ended March
   31, 1998 and March 31, 1999............................................  F-4
  Consolidated Statements of Cash Flows for the three months ended March
   31, 1998 and March 31, 1999............................................  F-5
  Condensed Notes to Consolidated Financial Statements....................  F-6

AUDITED FINANCIAL STATEMENTS:
  Report of Independent Certified Public Accountants...................... F-12
  Consolidated Balance Sheets as of December 31, 1998 and December 31,
   1997................................................................... F-13
  Consolidated Statements of Operations for the years ended December 31,
   1998,
   1997 and 1996.......................................................... F-14
  Consolidated Statements of Stockholders' Deficit for the years ended
   December 31, 1998,
   1997 and 1996.......................................................... F-15
  Consolidated Statements of Cash Flows for the years ended December 31,
   1998,
   1997 and 1996.......................................................... F-16
  Notes to Consolidated Financial Statements.............................. F-18
  Report of Independent Certified Public Accountants on Schedule.......... F-33
  Schedule of Valuation and Qualifying Accounts........................... F-34

CADDO TOWER COMPANY INC.

AUDITED FINANCIAL STATEMENTS:
  Report of Independent Certified Public Accountants...................... F-35
  Statement of Operations and Retained Earnings for the year ended July
   31, 1998............................................................... F-36
  Statement of Cash Flows for the year ended July 31, 1998................ F-37
  Notes to Financial Statements........................................... F-38

PRIMECO TOWER OPERATIONS

AUDITED FINANCIAL STATEMENTS:
  Report of Independent Certified Public Accountants...................... F-40
  Statement of Operations and Retained Earnings for the year ended
   December 31, 1997...................................................... F-41
  Statement of Cash Flows for the year ended December 31, 1997............ F-42
  Notes to Financial Statements........................................... F-43

NORTHWEST TOWER SERVICE, INC.

AUDITED FINANCIAL STATEMENTS:
  Report of Independent Certified Public Accountants...................... F-45
  Statement of Operations and Retained Earnings for the year ended
   December 31, 1997...................................................... F-46
  Statement of Cash Flows for the year ended December 31, 1997............ F-47
  Notes to Financial Statements........................................... F-48

GENERAL COMMUNICATIONS PROPERTIES, INC. TOWER OPERATIONS

AUDITED FINANCIAL STATEMENTS:
  Report of Independent Certified Public Accountants...................... F-50
  Statement of Operations and Retained Earnings for the year ended
   December 31, 1997...................................................... F-51
  Statement of Cash Flows for the year ended December 31, 1997............ F-52
  Notes to Financial Statements........................................... F-53

TRANSMISSION FACILITIES, INC.

AUDITED FINANCIAL STATEMENTS:
  Independent Auditors' Report............................................ F-55
  Statement of Income and Retained Earnings for the year ended December
   31, 1997............................................................... F-56
  Statement of Cash Flows for the year ended December 31, 1997............ F-57
  Notes to Financial Statements........................................... F-58

LONG ISLAND WAVES, INC.

AUDITED FINANCIAL STATEMENTS:
  Report of Independent Certified Public Accountants ..................... F-59
  Statement of Income and Retained Earnings for the period from December
   1, 1997 through September 30, 1998..................................... F-60
  Statement of Cash Flows for the period from December 1, 1997 through
   September 30, 1998..................................................... F-61
  Notes to Financial Statements........................................... F-62

QUAD STATES TOWERS AND COMMUNICATIONS

AUDITED FINANCIAL STATEMENTS:
  Independent Auditors' Report............................................ F-65
  Statement of Income for the year ended June 30, 1998.................... F-66
  Statement of Cash Flows for the year ended June 30, 1998................ F-67
  Notes to Financial Statements........................................... F-68

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                    December 31,   March 31,
                                                        1998          1999
                                                    ------------  ------------
                      ASSETS
Current assets:
  Cash and cash equivalents, includes interest
   bearing amounts of $26,227,973 and $1,811,140 in
   1998 and 1999................................... $ 26,743,270  $  2,277,530
  Accounts receivable, net of allowances of
   $436,671 and $538,494 in 1998 and 1999..........   12,512,574    14,164,266
  Prepaid and other current assets.................    5,981,134     7,605,903
  Costs and estimated earnings in excess of
   billings on uncompleted contracts...............      598,971       359,529
                                                    ------------  ------------
    Total current assets...........................   45,835,949    24,407,228
  Property and equipment, net......................  150,946,480   184,824,539
  Note receivable-stockholder......................    3,784,768     3,839,930
  Intangible assets, net...........................    6,932,486     6,797,787
  Deferred financing fees, net.....................    6,563,772    11,221,890
  Other assets.....................................      509,871       750,009
                                                    ------------  ------------
    Total assets................................... $214,573,326  $231,841,383
                                                    ============  ============
       LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable................................. $ 14,447,384  $ 12,115,877
  Accrued expenses.................................    2,247,282     3,098,326
  Accrued salaries and payroll taxes...............    1,841,392     1,141,040
  Notes payable....................................   17,001,000           --
  Billings in excess of costs and estimated
   earnings on uncompleted contracts...............      166,526       126,333
  Other current liabilities........................    2,049,058     1,968,397
                                                    ------------  ------------
    Total current liabilities......................   37,752,642    18,449,973
                                                    ------------  ------------
Other liabilities:
  Senior discount notes payable....................  165,572,133   170,444,840
  Notes payable....................................          --     40,000,000
  Deferred tax liabilities.........................    3,370,439     3,370,439
  Other long-term liabilities......................      415,201       445,880
                                                    ------------  ------------
    Total long-term liabilities                      169,357,773   214,261,159
                                                    ------------  ------------
Commitments and contingencies (see Note 8)
Redeemable preferred stock.........................   33,558,333    34,270,833
Stockholders' deficit:
  Common stock:
  Class A (32,000,000 shares authorized) 880,922
   shares issued and outstanding in 1998 and 1999..        8,809         8,809
  Class B (8,100,000 shares authorized) 8,075,000
   shares issued and outstanding in 1998 and 1999..       80,750        80,750
  Additional paid in capital.......................      716,131       740,693
  Accumulated deficit..............................  (26,901,112)  (35,970,834)
                                                    ------------  ------------
    Total stockholders' deficit                      (26,095,422)  (35,140,582)
                                                    ------------  ------------
    Total liabilities and stockholders' deficit     $214,573,326  $231,841,383
                                                    ============  ============

  The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        For the three months
                                                           ended March 31,
                                                       ------------------------
                                                          1998         1999
                                                       -----------  -----------
Revenues:
  Site development revenue...........................  $12,531,250  $ 8,574,687
  Site leasing revenue...............................    2,158,539    5,141,614
                                                       -----------  -----------
    Total revenues...................................   14,689,789   13,716,301
                                                       -----------  -----------
Cost of revenues (exclusive of depreciation shown be-
 low)
  Cost of site development revenue...................    8,989,385    6,623,195
  Cost of site leasing revenue.......................    1,506,871    2,377,506
                                                       -----------  -----------
    Total cost of revenues...........................   10,496,256    9,000,701
                                                       -----------  -----------
    Gross profit.....................................    4,193,533    4,715,600
Operating expenses:
  Selling, general and administrative................    3,942,048    4,077,573
  Depreciation and amortization......................      507,245    3,131,301
                                                       -----------  -----------
    Total operating expenses.........................    4,449,293    7,208,874
                                                       -----------  -----------
    Operating loss...................................     (255,760)  (2,493,274)
Other income (expense):
  Interest income....................................      764,158      506,943
  Interest expense...................................     (332,575)    (815,490)
  Non-cash amortization of original issue discount
   and debt issuance costs...........................   (1,547,352)  (5,200,244)
  Other..............................................          --         9,215
                                                       -----------  -----------
    Total other income (expense).....................   (1,115,769)  (5,499,576)
                                                       -----------  -----------
    Loss before provision for income taxes and ex-
     traordinary item................................   (1,371,529)  (7,992,850)
(Provision) benefit for income taxes.................      (86,584)     785,582
                                                       -----------  -----------
    Net loss before extraordinary item...............   (1,458,113)  (7,207,268)
Extraordinary item...................................          --    (1,149,954)
                                                       -----------  -----------
    Net loss.........................................   (1,458,113)  (8,357,222)
Dividends on preferred stock.........................     (437,500)    (712,500)
                                                       -----------  -----------
    Net loss to common stockholders..................  $(1,895,613) $(9,069,722)
                                                       ===========  ===========


  The accompanying notes to consolidated financial statements are an integral part of these consolidated statements

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      For the three months
                                                         ended March 31,
                                                    --------------------------
                                                        1998          1999
                                                    ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss.........................................  $ (1,458,113) $ (8,357,222)
 Adjustments to reconcile net income to net cash
  provided by (used in) operating activities--
 Depreciation and amortization....................       507,245     3,131,301
 Provision for doubtful accounts..................        41,370       101,822
 Non cash compensation expense....................        48,125        24,562
 Amortization of original issue discount and debt
  issue costs.....................................     1,575,418     5,200,244
 Interest on shareholder note.....................       (56,466)      (55,162)
 Write-off of deferred financing fees.............           --      1,149,954
 Changes in operating assets and liabilities:
   (Increase) decrease in--
     Accounts receivable..........................    (2,704,107)   (1,753,515)
     Prepaid and other current assets.............      (603,850)   (1,624,769)
     Costs and estimated earnings in excess of
      billings on uncompleted contracts...........        27,219       239,442
     Other assets.................................      (172,397)     (240,138)
     Deferred tax asset...........................        63,744           --
     Intangible assets............................    (1,663,766)       (5,000)
   Increase (decrease) in--
     Accounts payable.............................      (364,364)   (2,331,507)
     Accrued expenses.............................      (308,623)      851,044
     Accrued salaries and payroll taxes...........      (771,345)     (700,352)
     Other liabilities............................        45,193       (80,661)
     Deferred tax liabilities.....................      (493,083)          --
     Other long-term liabilities..................       386,554        30,679
     Billings in excess of costs and estimated
      earnings on uncompleted contracts...........      (155,774)      (40,192)
                                                    ------------  ------------
      Total adjustments...........................    (4,598,907)    3,897,752
                                                    ------------  ------------
      Net cash used in operating activities.......    (6,057,020)   (4,459,470)
                                                    ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Tower and other capital expenditures.............   (11,070,221)  (36,869,661)
                                                    ------------  ------------
   Net cash used in investing activities..........   (11,070,221)  (36,869,661)
                                                    ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net proceeds from senior discount notes payable..   150,191,513           --
 Proceeds from notes payable......................    12,486,767    40,000,000
 Repayment of notes payable.......................   (22,669,821)  (17,001,000)
 Deferred financing fees..........................    (5,380,668)   (6,135,609)
                                                    ------------  ------------
   Net cash provided by financing activities......   134,627,791    16,863,391
                                                    ------------  ------------
   Net increase (decrease) in cash and cash
    equivalents...................................   117,500,550   (24,465,740)
CASH AND CASH EQUIVALENTS:
 Beginning of period..............................     6,109,418    26,743,270
                                                    ------------  ------------
 End of period....................................  $123,609,968  $  2,277,530
                                                    ============  ============
SUPPLEMENTAL DISCLOSURE OF CASH-FLOW INFORMATION:
 Cash paid during the period for:
   Interest.......................................  $    235,865  $    813,682
   Taxes..........................................       469,385       182,496
NON-CASH ACTIVITIES:
 Dividends on preferred stock.....................       437,500       712,500
 Interest on bonds payable........................     1,502,365     4,872,707


  The accompanying notes to consolidated financial statements are an integral part
                       of these consolidated statements.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

              CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. General

  The accompanying unaudited condensed consolidated financial statements include the accounts of SBA Communications Corporation and its subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated. Certain information related to the Company's organization, significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted. These unaudited condensed consolidated financial statements reflect, in the opinion of management, all material adjustments (which included only normal recurring adjustments) necessary to fairly state the financial position and the results of operations for the periods presented and the disclosures herein are adequate to make the information presented not misleading. Operating results for interim periods are not necessarily indicative of the results that can be expected for a full year. These interim financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto.

  Certain reclassifications have been made to the 1998 financial statements to conform to the 1999 presentation.

2. Current Accounting Pronouncements

Comprehensive Income

  In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that an enterprise classify items of other comprehensive income separately from accumulated deficit and additional paid-in-capital in the equity section of the balance sheet. Comprehensive income is defined as the change in equity during the financial reporting period of a business enterprise resulting from non-owner sources. During the three months ended March 31, 1998 and 1999, the Company did not have any changes in its equity resulting from such non-owner sources and accordingly, comprehensive income as set forth by SFAS No. 130 was equal to the net loss amounts presented for the respective periods in the accompanying Consolidated Statements of Operations.

Derivative Instruments and Hedging Activities

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. Management believes adopting this statement will not have a material impact upon the Company's results of operations or financial position.

3. Acquisitions

  During the three months ended March 31, 1999, the Company completed five acquisitions consisting of 38 towers and related assets from various sellers, all of which were individually insignificant to the Company. The aggregate purchase price was approximately $19,100,000 and was paid with proceeds from long-term borrowings.

  The Company accounted for the above acquisitions using the purchase method of accounting. The results of operations of the acquired assets are included with those of the Company from the dates of the respective

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES acquisitions. The following unaudited pro forma summary for the three months ended March 31, 1998 and 1999 presents the consolidated results of operations as if the acquisitions had occurred as of the beginning of each of the periods presented, after giving effect to certain adjustments such as depreciation. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made as of the beginning of the periods presented or of results which may occur in the future.

                                                       For the three months
                                                          ended March 31,
                                                     --------------------------
                                                         1998          1999
                                                     ------------  ------------
     Unaudited Pro-forma Revenues................... $ 16,239,549  $ 13,941,607
                                                     ============  ============
     Unaudited Pro-forma Net Loss................... $ (1,344,828) $ (8,350,587)
                                                     ============  ============

4. Property and Equipment

  Property and equipment, net consists of the following:

                                                     December 31,   March 31,
                                                         1998          1999
                                                     ------------  ------------
     Land........................................... $  5,307,754  $  6,073,413
     Towers.........................................  141,755,358   175,193,991
     Buildings and improvements.....................      506,120       506,120
     Vehicles.......................................      442,496       424,950
     Furniture and equipment........................    1,708,132     2,224,352
     Construction in process........................    7,736,769    10,287,435
                                                     ------------  ------------
                                                      157,456,629   194,710,261
     Less: Depreciation and amortization............   (6,510,149)   (9,885,722)
                                                     ------------  ------------
     Property and equipment, net.................... $150,946,480  $184,824,539
                                                     ============  ============

Construction in process represents costs incurred related to towers which are under development and will be used in the Company's operations.

5. Costs and Estimated Earnings on Uncompleted Contracts

                                                      December 31,   March 31,
                                                          1998         1999
                                                      ------------  -----------
     Costs incurred on uncompleted contracts......... $ 4,633,768   $ 3,598,976
     Estimated earnings..............................   1,357,134     1,121,229
     Billings to date................................  (5,558,457)   (4,487,009)
                                                      -----------   -----------
                                                      $   432,445   $   233,196
                                                      ===========   ===========

  This amount is included in the accompanying balance sheet under the following captions:

                                                       December 31, March 31,
                                                           1998       1999
                                                       ------------ ---------
     Costs and estimated earnings in excess of
      billing.........................................  $ 598,971   $ 359,529
     Billings in excess of costs and estimated
      earnings........................................   (166,526)   (126,333)
                                                        ---------   ---------
                                                        $ 432,445   $ 233,196
                                                        =========   =========

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

6. Current and Long Term Debt

  Current and long term debt consists of the following:

                                                      December 31,  March 31,
                                                          1998         1999
                                                      ------------ ------------
Senior credit facility term loan, interest at 8.437%
 at March 31, 1999 quarterly installments based on
 reduced availability beginning March 31, 2001,
 maturing December 31, 2004.........................          --   $ 25,000,000
Senior credit facility revolving credit loan,
 interest at 8.437% at March 31, 1999 quarterly
 installments based on reduced availability
 beginning March 31, 2001, maturing December 31,
 2004...............................................          --     15,000,000
Bank Credit Agreement...............................   17,001,000           --
12% Senior discount notes, net of unamortized
 original issue discount of $98,555,160 at March 31,
 1999, unsecured, cash interest payable semi-
 annually in arrears beginning March 1, 2003,
 balloon principal payment of $269,000,000 due at
 maturity on March 1, 2008..........................  165,572,133   170,444,840
                                                      -----------  ------------
                                                      182,573,133   210,444,840
  Less: current maturities..........................   17,001,000           --
Long term debt......................................  165,572,133  $210,444,840
                                                      ===========  ============

Senior Credit Facility

  On February 5, 1999 the Company, through its subsidiary, SBA Telecommunications Inc., ("Telecommunications") entered into a new senior credit facility with a syndicate of lenders which replaced and superseded in its entirety its previous credit agreement. The senior credit facility consists of a $25 million term loan, which was fully funded at closing, and a $100 million revolving line of credit, on which the Company had the option to increase to $150 million under certain conditions. Proceeds from the term loan were used to repay the previous bank credit agreement. The senior credit facility also provides for letter of credit availability. Availability under the senior credit facility is determined by a number of factors, including number of towers built by the Company with anchor tenants on the date of completion, the financial performance of the Company's towers, site development and construction segments, as well as by other financial covenants, financial ratios and other conditions. The senior credit facility matures December 31, 2004 and amortization pursuant to a schedule and reduced availability begins March 31, 2001. Borrowings under the senior credit facility bear interest at the eurodollar rate plus a margin ranging from 2.25% to 3.50% (determined by a leverage ratio) or "base rate" (as defined in the senior credit facility) plus a margin ranging from 1.25% to 2.50% (determined by a leverage rate). The senior credit facility is secured by substantially all of the assets of Telecommunications and its direct and indirect subsidiaries, requires Telecommunications to maintain certain financial ratios, and places restrictions on, among other things, the incurrence of debt and liens, dispositions of assets, transactions with affiliates and certain investments. In connection with the termination of the previous credit agreement, the Company recorded an extraordinary charge of approximately $1,150,000 representing the write-off of previously capitalized deferred financing fees related to the previous bank credit agreement. Deferred financing fees related to obtaining the new senior credit facility were approximately $3.9 million. Additionally, on March 8, 1999, after receiving the requisite consents from the holders of our senior discount notes, we amended the indenture governing the notes to increase one of the categories of permitted indebtedness from $125.0 million to $175.0 million. In connection therewith, we paid $2.1 million to the holders of the notes. The amount is also reflected in deferred financing fees. Simultaneously, Telecommunications exercised its option to increase the revolving line of credit portion of the senior credit facility from $100 million to $150 million.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

7. Income Taxes

  Income taxes have been provided for based upon the Company's annual effective income tax rate. A reconciliation of the statutory U.S. Federal tax rate (34%) and the effective income tax rate for the period is as follows:

                                                        For the three months
                                                           ended March 31,
                                                        ----------------------
                                                          1998        1999
                                                        ---------  -----------
     Federal income tax................................ $(480,035) $(2,717,569)
     State income tax..................................    86,584      140,034
     Foreign tax.......................................       --       230,998
     Change in valuation allowance.....................   480,035    1,560,955
                                                        ---------  -----------
                                                        $  86,584  $  (785,582)
                                                        =========  ===========

  The Company has recorded a benefit in the first quarter of 1999 as a result of net operating loss carrybacks available. The amount recorded as a benefit represents the entire carryback amount available If the Company generates taxable losses in the future, net operating loss carryforwards will be generated.

8. Commitments and Contingencies

The Company is involved in various claims, lawsuits and proceedings arising in the ordinary course of business. While there are uncertainties inherent in the ultimate outcome of such matters and it is impossible to presently determine the ultimate costs that may be incurred, management believes the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position or results of operations.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

9. Segment Data

The Company operates principally in three business segments: site development consulting, site development construction, and site leasing. The Company's reportable segments are strategic business units that offer different services. They are managed separately based on the fundamental differences in their operations. Revenue, operating income, identifiable assets, capital expenditures and depreciation and amortization pertaining to the segments in which the Company operates are presented below:

                                                        For the three months
                                                           ended March 31
                                                      -------------------------
                                                          1998         1999
                                                      ------------ ------------
Revenue:
  Site development--consulting....................... $  9,731,091 $  3,921,229
  Site development--construction.....................    2,800,159    4,653,458
  Site leasing.......................................    2,158,539    5,141,614
                                                      ------------ ------------
                                                      $ 14,689,789 $ 13,716,301
                                                      ============ ============
Gross Profit:
  Site development-- consulting...................... $  2,486,279 $    888,369
  Site development-- construction....................    1,055,586    1,063,123
  Site leasing.......................................      651,668    2,764,108
                                                      ------------ ------------
                                                      $  4,193,533 $  4,715,600
                                                      ============ ============
Capital expenditures:
  Site development-- consulting...................... $  5,561,848 $  2,427,225
  Site development-- construction....................       31,795        1,006
  Site leasing.......................................    5,212,626   33,928,913
  Assets not identified by segment...................      263,952      512,517
                                                      ------------ ------------
                                                      $ 11,070,221 $ 36,869,661
                                                      ============ ============
                                                         As of        As of
                                                      December 31,   March 31,
                                                          1998         1999
                                                      ------------ ------------
Assets:
  Site development--consulting....................... $ 14,516,752 $ 16,027,326
  Site development--construction.....................    9,690,197   10,834,906
  Site leasing.......................................  173,075,271  182,011,550
  Assets not identified by segment...................   17,291,106   22,967,601
                                                      ------------ ------------
                                                      $214,573,326 $231,841,383
                                                      ============ ============

10. Subsequent Events

  In April 1999, the Company adopted the 1999 Equity Participation Plan. A total of 2,500,000 shares of Class A common stock are reserved for issuance under this plan. In April, 1999, the Company granted options to employees for the purchase of approximately an aggregate of 900,000 shares of Class A common stock at an exercise price of $8.00 per share. The options will vest in three installments commencing December 31, 1999 and ending April 19, 2002. Since the exercise price range of these options is substantially below the midpoint of the anticipated price range in the proposed initial public offering of Class A common stock, the Company will record a non-cash compensation charge over the vesting period of approximately $3.3 million.

  On April 19, 1999, the Company filed a Registration Statement on Form S-1 to register shares of its Class A common stock in an initial public offering. The Company filed for an offering of gross proceeds of $150.0

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES million, which is anticipated to produce net proceeds after deduction of the underwriting discount and estimated offering expenses of $138.5 million. The Company expects to use approximately $32.7 million of these net proceeds to pay all outstanding dividends on all outstanding shares of the Company's Series A preferred stock and to redeem all outstanding shares of the Company's Series B preferred stock. The Company also expects to use $50.0 million to repay all revolving credit loans under the senior credit facility. Remaining proceeds will be used for the construction and acquisition of towers, the acquisition of tower companies or related businesses, and for general working capital purposes. There can be no assurance that the Company's planned initial public offering of Class A common stock will be successfully consummated or, if consummated, of the final terms of such initial public offering.

  On April 30, 1999, the Company acquired through merger all of the issued and outstanding stock of Com-Net Construction Services, Inc. ("Com-Net"). The Company issued 780,000 shares of its Class A common stock to the shareholders of Com-Net, of which 480,000 shares have been pledged back to the Company and are subject to forfeiture if certain 1999 earnings targets are not achieved by the acquired company. The Company also assumed working capital debt of approximately $4.5 million. In addition, the shareholders of Com-Net may receive up to $2.5 million in cash and 320,000 additional shares of Class A common stock if certain 1999 earnings targets are met by the acquired company, and up to an additional 400,000 shares of Class A common stock if certain 2000 earnings targets are met.

  On the same date the Company acquired all of the issued and outstanding capital stock of an affiliate of Com-Net, Com-Net Development Group, LLC ("Development Group"). Development Group owns 15 completed towers located in Texas, Ohio and Tennessee and over 30 additional tower sites in various stages of development under build-to-suit programs. The Company paid $1.0 million in cash and assumed debt of approximately $2.5 million for Development Group.

  The Company will account for each of the above acquisitions as a purchase.

               Report of Independent Certified Public Accountants

To SBA Communications Corporation and Subsidiaries:

  We have audited the accompanying consolidated balance sheets of SBA Communications Corporation (a Florida corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SBA Communications Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

West Palm Beach, Florida,
March 11, 1999

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                     December 31,  December 31,
                                                         1998          1997
                                                     ------------  ------------
                       ASSETS
Current assets:
  Cash and cash equivalents, includes interest
   bearing amounts of $26,227,973 and $1,397,047 in
   1998 and 1997.................................... $ 26,743,270  $ 6,109,418
  Accounts receivable, net of allowances of $436,671
   and $508,268 in 1998 and 1997....................   12,512,574   10,931,038
  Prepaid and other current assets..................    5,981,134      982,722
  Costs and estimated earnings in excess of billings
   on uncompleted contracts.........................      598,971      118,235
                                                     ------------  -----------
    Total current assets............................   45,835,949   18,141,413
                                                     ------------  -----------
Property and equipment, net.........................  150,946,480   17,829,062
Note receivable-stockholder.........................    3,784,768    3,561,306
Intangible assets, net..............................    6,932,486    2,115,938
Deferred financing fees, net........................    6,563,772      740,338
Deferred tax assets.................................          --     2,257,462
Other assets........................................      509,871      151,885
                                                     ------------  -----------
    Total assets.................................... $214,573,326  $44,797,404
                                                     ============  ===========
       LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable.................................. $ 14,447,384  $ 2,182,447
  Accrued expenses..................................    2,247,282      919,563
  Accrued salaries and payroll taxes................    1,841,392    1,729,273
  Notes payable.....................................   17,001,000   10,184,054
  Deferred tax liabilities..........................          --     1,621,714
  Billings in excess of costs and estimated earnings
   on uncompleted contracts.........................      166,526      956,688
  Other current liabilities.........................    2,049,058      530,964
                                                     ------------  -----------
    Total current liabilities.......................   37,752,642   18,124,703
                                                     ------------  -----------
Other liabilities:
  Deferred tax liabilities..........................    3,370,439          --
  Senior discount notes payable.....................  165,572,133          --
  Other long-term liabilities.......................      415,201       33,635
                                                     ------------  -----------
    Total long-term liabilities.....................  169,357,773       33,635
                                                     ------------  -----------
Commitments and contingencies (see Note 12).........
Redeemable preferred stock..........................   33,558,333   30,983,333
Stockholders' deficit:
  Common stock-Class A (32,000,000 shares
   authorized), 880,922 shares issued and
   outstanding in 1998, none in 1997................        8,809          --
  Class B (8,100,000 shares authorized), 8,075,000
   shares issued and outstanding in 1998 and 1997...       80,750       80,750
  Additional paid in capital........................      716,131          --
  Accumulated deficit...............................  (26,901,112)  (4,425,017)
                                                     ------------  -----------
    Total stockholders' deficit.....................  (26,095,422)  (4,344,267)
                                                     ------------  -----------
    Total liabilities and stockholders' deficit..... $214,573,326  $44,797,404
                                                     ============  ===========

The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                          For the years ended December 31,
                                        ---------------------------------------
                                            1998          1997         1996
                                        -------------  -----------  -----------
Revenues:
  Site development revenue............  $  46,704,641  $48,240,443  $60,276,160
  Site leasing revenue................     12,396,268    6,759,362    4,530,152
                                        -------------  -----------  -----------
    Total revenues....................     59,100,909   54,999,805   64,806,312
                                        -------------  -----------  -----------
Cost of revenues (exclusive of
 depreciation shown below)
  Cost of site development revenue....     36,499,980   31,470,203   39,821,589
  Cost of site leasing revenue........      7,280,786    5,356,160    3,638,133
                                        -------------  -----------  -----------
    Total cost of revenues............     43,780,766   36,826,363   43,459,722
                                        -------------  -----------  -----------
    Gross profit......................     15,320,143   18,173,442   21,346,590
Operating expenses:
  Selling, general and
   administrative.....................     18,302,226   12,032,915   17,753,775
  Depreciation and amortization.......      5,802,090      513,949      160,050
                                        -------------  -----------  -----------
    Total operating expenses..........     24,104,316   12,546,864   17,913,825
                                        -------------  -----------  -----------
    Operating income (loss)...........     (8,784,173)   5,626,578    3,432,765
Other income (expense):
  Interest income.....................      4,303,277      643,851        6,643
  Interest expense....................     (2,357,413)    (406,934)    (139,056)
  Non cash amortization of original
   issue discount and debt issuance
   costs..............................    (14,549,501)         --           --
  Other...............................        (37,591)         --           --
                                        -------------  -----------  -----------
    Total other income (expense)......    (12,641,228)     236,917     (132,413)
                                        -------------  -----------  -----------
    Income (loss) before provision for
     income taxes.....................    (21,425,401)   5,863,495    3,300,352
Provision (benefit) for income taxes..     (1,524,306)   5,595,998          --
                                        -------------  -----------  -----------
    Net income (loss).................    (19,901,095)     267,497    3,300,352
Pro forma income tax provision (see
 note 2)..............................                                1,320,141
                                                                    -----------
    Pro forma net income..............                                1,980,211
Dividends on preferred stock..........      2,575,000      983,333          --
                                        -------------  -----------  -----------
    Net income (loss) available to
     common
    stockholders'.....................  $(22,476,095)  $ (715,836)  $ 1,980,211
                                        =============  ===========  ===========

  The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

              For the Years Ended December 31, 1998, 1997 and 1996

                                                      Common Stock
                                            -----------------------------------
                                                Class A            Class B
                                            ----------------  -----------------
                                            Number   Amount    Number   Amount
BALANCE, December 31, 1995.................     200  $   200        --  $   --
  Issuance of common stock.................   1,415    1,415        --      --
  Non-cash compensation adjustment.........     --       --         --      --
  Net income...............................     --       --         --      --
  Stockholder distribution.................     --       --         --      --
                                            -------  -------  --------- -------
BALANCE, December 31, 1996.................   1,615    1,615        --      --
  Corporate reorganization.................  (1,615)  (1,615) 8,075,000  80,750
  Costs incurred for Series A Redeemable
   Preferred stock offering................     --       --         --      --
  Non-cash compensation adjustment.........     --       --         --      --
  Stock option redemption..................     --       --         --      --
  Net income...............................     --       --         --      --
  Preferred stock dividends................     --       --         --      --
                                            -------  -------  --------- -------
BALANCE , December 31,1997.................     --       --   8,075,000  80,750
  Exercise of stock options................ 775,961    7,760        --      --
  Issuance of common stock as executive
   compensation............................ 104,961    1,049        --      --
  Non-cash compensation adjustment.........     --       --         --      --
  Net loss.................................     --       --         --      --
  Preferred stock dividends................     --       --         --      --
                                            -------  -------  --------- -------
BALANCE, December 31, 1998................. 880,922  $ 8,809  8,075,000 $80,750
                                            =======  =======  ========= =======

                                         Additional   Retained
                                          Paid In     Earnings
                                          Capital     (Deficit)      Total
                                         ---------- ------------  ------------
BALANCE, December 31, 1995..............  $    --   $  4,792,584  $  4,792,784
  Issuance of common stock..............       --                        1,415
  Non-cash compensation adjustment......       --      7,011,000     7,011,000
  Net income............................       --      3,300,352     3,300,352
  Stockholder distribution..............       --    (15,003,936)  (15,003,936)
                                          --------  ------------  ------------
BALANCE, December 31, 1996..............       --        100,000       101,615
  Corporate reorganization..............       --        (79,135)          --
  Costs incurred for Series A Redeemable
   Preferred stock offering.............       --     (2,427,683)   (2,427,683)
  Non-cash compensation adjustment......       --        934,419       934,419
  Stock option redemption...............       --     (2,236,782)   (2,236,782)
  Net income............................       --        267,497       267,497
Preferred stock dividends...............       --       (983,333)     (983,333)
                                          --------  ------------  ------------
BALANCE , December 31,1997..............       --     (4,425,017)   (4,344,267)
  Exercise of stock options.............    37,316           --         45,076
  Issuance of common stock as executive
   compensation.........................   504,005           --        505,054
  Non-cash compensation adjustment......   174,810           --        174,810
  Net loss..............................       --    (19,901,095)  (19,901,095)
  Preferred stock dividends.............       --     (2,575,000)   (2,575,000)
                                          --------  ------------  ------------
BALANCE, December 31, 1998..............  $716,131  $(26,901,112) $(26,095,422)
                                          ========  ============  ============

  The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                          For the years ended December 31,
                                       ----------------------------------------
                                           1998           1997         1996
                                       -------------  ------------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss............................  $ (19,901,095) $    267,497  $ 3,300,352
 Adjustments to reconcile net income
  to net cash provided by (used in)
  operating activities-
 Depreciation and amortization.......      5,921,180       562,653      160,050
 Provision for doubtful accounts.....        282,463       163,416      451,349
 Deferred taxes......................      4,006,187    (2,257,462)         --
 Amortization of original issue
  discount and debt issuance costs...     15,710,370           --           --
 Non cash compensation expense.......        174,810       934,419    7,011,000
 Interest on shareholder notes.......       (223,462)      (61,306)         --
 Changes in operating assets and
  liabilities:
  (Increase) decrease in-
   Accounts receivable...............     (1,863,999)    4,999,525  (10,445,316)
   Prepaid and other current assets..     (4,998,412)      (98,328)    (539,713)
   Costs and estimated earnings in
    excess of Billings on uncompleted
    contracts........................       (480,736)     (118,235)         --
   Intangible assets.................     (5,612,272)   (2,152,866)         --
   Other assets......................       (357,986)      (12,858)     (78,770)
 Increase (decrease) in-
   Accounts payable..................     12,264,937       979,474      892,851
   Accrued expenses..................      1,327,717       237,080      398,010
   Accrued salaries and payroll
    taxes............................        112,119     1,338,172       90,617
   Current deferred tax liability....            --      1,621,714          --
   Other liabilities.................      1,518,096       464,787      (25,442)
   Other long-term liabilities.......        381,567         4,676          --
   Billings in excess of costs and
    estimated earnings...............       (790,162)      956,688          --
                                       -------------  ------------  -----------
   Total adjustments.................     27,372,417     7,561,549   (2,085,364)
                                       -------------  ------------  -----------
   Net cash provided by operating
    activities.......................      7,471,322     7,829,046    1,214,988
                                       -------------  ------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Tower acquisitions and other
    capital expenditures.............   (138,123,784)  (17,675,818)    (144,942)
                                       -------------  ------------  -----------
   Net cash used in investing
    activities.......................   (138,123,784)  (17,675,818)    (144,942)
                                       -------------  ------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from notes payable.........    178,726,500    23,875,872   22,185,291
 Repayment on notes payable..........    (21,583,054)  (18,613,168) (18,763,941)
 Deferred financing fee..............     (6,407,261)     (787,197)         --
 Issuance of common stock............        505,054           --         1,415
 Exercise of options.................         45,075           --           --
 Proceeds from stockholder loans.....            --            --    11,177,157
 Repayment of stockholder loans......            --    (10,665,788)    (632,129)
 Shareholder distribution............            --            --   (15,003,936)
 Advances to stockholder.............            --     (3,500,000)         --
 Proceeds from Series A redeemable
  preferred stock offering...........            --     30,000,000          --
 Stock option redemption.............            --     (2,236,782)         --
 Costs incurred for Series A
  redeemable preferred stock
  offering...........................            --     (2,427,683)         --
                                       -------------  ------------  -----------
   Net cash provided by (used in)
    financing activities.............    151,286,314    15,645,254   (1,036,143)
                                       -------------  ------------  -----------
   Net increase in cash and cash
    equivalents......................     20,633,852     5,798,482       33,903
CASH AND CASH EQUIVALENTS:
 Beginning of year...................      6,109,418       310,936      277,033
                                       -------------  ------------  -----------
 End of year.........................  $  26,743,270  $  6,109,418  $   310,936
                                       =============  ============  ===========

  The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                                                 For the years ended December
                                                             31,
                                                ------------------------------
                                                   1998       1997      1996
                                                ---------- ---------- --------
SUPPLEMENTAL DISCLOSURE OF CASH-FLOW
 INFORMATION:
Cash paid during the year for:
  Interest..................................... $  423,302 $  193,269 $139,056
  Taxes........................................  2,378,510  6,070,423      --
NON-CASH ACTIVITIES
  Liabilities assumed in acquisition of
   assets......................................        --   2,559,505      --
  Dividends on preferred stock.................  2,575,000    983,333      --




  The accompanying notes to consolidated financial statements are an integral part of these consolidated statements

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

  SBA Communications Corporation (the "Company") was incorporated in the State of Florida in March, 1997. The Company holds all of the outstanding capital stock of SBA Telecommunications, Inc. ("Telecommunications").
Telecommunications holds all of the capital stock of SBA Towers, Inc. ("Towers"), SBA, Inc. ("SBA" ), SBA Leasing, Inc. ("Leasing"), and Communication Site Services, Inc ("CSSI").

  Towers and its subsidiaries own and operate transmission towers in various parts of the country. Space on these towers is leased primarily to wireless communications carriers.

  SBA provides comprehensive turnkey services for the telecommunications industry in the areas of site development services for wireless carriers. Site development services provided by SBA includes site identification and acquisition, contract and title administration, zoning and land use permitting, construction management and microwave relocation.

  Leasing leases antenna tower sites from owners and then subleases such sites to wireless telecommunications providers.

  CSSI is engaged in the erection and repair of, and construction associated with, transmission towers, including hanging of antennae, cabling and associated tower components.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements is as follows:

 a. Basis of Consolidation

  The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

  Prior to the formation of the Company, SBA and Leasing were 100% owned by their founder. The 1996 financial statements reflect the combining of these two companies rather than a consolidation.

  Historical net income (loss) per share has not been presented because it would not be meaningful.

 b. Use of Accounting Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The more significant estimates made by management include the allowance for doubtful accounts receivable, the costs and revenues relating to the Company's site development and construction contracts and the economic useful lives of towers. Actual results could differ from those estimates.

 c. Cash and Cash Equivalents

  The Company classifies as cash and cash equivalents all interest-bearing deposits or investments with original maturities of three months or less.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

 d. Property and Equipment

  Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over their estimated useful lives. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease. Maintenance and repairs are expensed as incurred.

  Interest is capitalized in connection with the construction of towers. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life. As the Company significantly expanded its construction activities in 1998, $1,160,869 of interest cost was capitalized in 1998. No interest was capitalized in 1997 or 1996.

 e. Intangible Assets

  Intangible assets are comprised of costs paid in excess of the fair value of assets acquired ("Goodwill") and amounts paid related to covenants not to compete. Goodwill is being amortized over periods which range from 7-15 years. The covenants not to compete are being amortized over the terms of the contracts, which range from 7 to 10 years. Accumulated amortization totaled approximately $340,000 at December 31, 1998.

 f. Impairment of Long-Lived Assets

  Statement of Financial Accounting Standards No. 121 ("SFAS 121") Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of requires that long-lived assets, including certain identifiable intangibles, and the goodwill related to those assets, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset in question may not be recoverable. Management has reviewed the Company's long-lived assets and has determined that there are no events requiring impairment loss recognition.

 g. Deferred Financing Fees

  Financing fees have been deferred and are being amortized using the straight-line method over the length of indebtedness to which they relate. This method approximates the effective interest rate method.

 h. Revenue Recognition

  Revenue from tower leasing services is recorded on a monthly basis. Revenue for Leasing is generated on a monthly basis from subleases entered into for periods of time equivalent to the Company's original lease obligation. Current lease terms range from one to five years. Revenue received in advance is recorded in other liabilities.

  Site development projects in which the Company performs consulting services include contracts on a time and materials basis or a fixed price basis. Time and materials based contracts are billed as the services are rendered. For those site development contracts in which the Company performs work on a fixed price basis, site development billing (and revenue recognition) is based on the completion of agreed upon phases of the project on a per site basis. Upon the completion of each phase on a per site basis, the Company recognizes the revenue related to that phase. Revenue related to services performed on uncompleted phases of site development projects was not recorded by the Company at the end of the reporting periods presented as it was not material to the Company's results of operations. Any losses on a particular phase of completion are recognized in the period in which the loss becomes evident. Site development projects generally take from 3 to 12 months to complete.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

  Revenue from construction projects is recognized on the percentage-of-completion method of accounting, determined by the percentage of cost incurred to date compared to management's estimated total anticipated cost for each contract. This method is used because management considers total cost to be the best available measure of progress on the contracts. These amounts are based on estimates, and the uncertainty inherent in the estimates initially is reduced as work on the contracts nears completion. The asset "Costs and estimated earnings in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on complete contracts" represents billings in excess of revenues recognized.

  Costs of site development project revenue and construction revenue include all direct material costs, salaries and labor costs, including payroll taxes, subcontract labor, vehicle expense and other costs directly related to the projects. All costs related to site development projects and construction projects are recognized as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined to be probable.

 i. Income Taxes

  Effective January 1, 1997, the Company converted to a C Corporation under Subchapter C of the Internal Revenue Code of 1986, as amended. The pro-forma provision for income taxes for the year ended December 31, 1996 represents a pro-forma calculation (40%) as if the Company was a C Corporation.

  Effective January 1, 1997, the Company began accounting for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No., 109 Accounting for Income Taxes ("SFAS No. 109"). SFAS No. 109 requires the Company to recognize deferred tax liabilities and assets for the expected future income tax consequences of events that have been recognized in the Company's consolidated financial statements. Deferred tax liabilities and assets are determined based on the temporary differences between the consolidated financial statements carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in the years in which the temporary differences are expected to reverse.

 j. Selling, General and Administrative Expenses

  Selling, general and administrative costs represents those costs incurred which are related to the administration or management of the Company. Also included in this category are corporate development expenses which represent costs incurred in connection with acquisitions, construction activities and expansion of the customer base. These expenses consist of compensation and overhead costs that are not directly related to the administration or management of existing towers. The above costs are expensed as incurred.

 k. Fair Value of Financial Instruments

  The carrying value of cash and cash equivalents, accounts receivable, prepaid expenses, notes receivable, accounts payable, accrued expenses and notes payable, approximates fair value. The market value and carrying value of the Senior Discount Notes Payable is $156.0 million and $165.6 million at December 31, 1998, respectively.

 l. Reclassifications

  Certain reclassifications have been made to the 1997 and 1996 financial statements to conform to the 1998 presentation.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

3. CURRENT ACCOUNTING PRONOUNCEMENTS

 Comprehensive Income

  In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that an enterprise classify items of other comprehensive income separately from accumulated deficit and additional paid-in capital in the equity section of the balance sheets. Comprehensive income is defined as the change in equity during the financial reporting period of a business enterprise resulting from non-owner sources. During the year ended December 31, 1998, 1997, and 1996, the Company did not have any changes in its equity resulting from such non-owner sources and accordingly, comprehensive income as set forth by SFAS No. 130 was equal to the net loss amounts presented for the respective periods in the accompanying Consolidated Statements of Operations.

 Segment Reporting

  In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which is required to be adopted in fiscal 1998. SFAS No. 131 requires the Company to report financial and other descriptive information about its reportable operating segments. Required disclosures include, among other things, a measure of segment profit or loss, certain specific revenue and expense items, and segment assets. The Company has implemented SFAS No. 131 during 1998.

 Derivative Instruments and Hedging Activities

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities. "This statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 will require that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. Management believes the impact of adopting this statement will not have a material impact upon the Company's results of operations or financial position.

4. ACQUISITIONS

  On September 18, 1997, the Company consummated the acquisition of CSSI and certain related tower assets of Segars Communications Group, Inc. ("SCGI," and together with the acquisition of CSSI, the "CSSI Acquisition"). The CSSI Acquisition provided the Company with 21 towers in Florida and Georgia in varying stages of construction, together with a number of parcels of leased real estate on which towers may be constructed in the future, and gave the Company the in-house capability to construct towers in the southeastern United States. The Company paid $7 million at closing and an additional $2.6 million as a contingent payment to the sellers, which was based on certain tenant leasing goals being realized. The acquisition was accounted for under the purchase method of accounting. Accordingly, the excess of the purchase price over the estimated fair value of the net assets acquired, or approximately $2.1 million, was recorded as goodwill which is being amortized on a straight-line basis over a period of 15 years. CSSI's results of operations have been included in the Company's consolidated financial statements from the date of acquisition. Additionally, in 1997, the Company acquired 30 towers in five separate transactions for an aggregate initial investment of $5.9 million. These acquisitions were paid for in cash.

  During 1998, the Company completed 39 acquisitions consisting of 135 towers and related assets from various sellers, all of which were individually insignificant to the Company. The aggregate purchase price for these acquisitions for the year ended December 31, 1998 was $55.3 million, which was paid from cash on hand.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

  The Company accounted for the above acquisitions using the purchase method of accounting. The results of operations of the acquired assets are included with those of the Company from the dates of the respective acquisitions. The pro-forma results of operations listed below reflect purchase accounting and pro-forma adjustments as if the transactions occurred as of the beginning of the period presented.

  The unaudited pro-forma results have been prepared for comparative purposes only and include certain adjustments, such as additional amortization expense as a result of goodwill and pro-forma provision for income taxes for the period in which CSSI was an S Corporation under Subchapter S of the Internal Revenue Code. The pro-forma results do not purport to be indicative of results that would have occurred had the combination been in effect for the periods presented, nor do they purport to be indicative of the results that will be obtained in the future.

                                             For the year ended December 31,
                                             ---------------------------------
                                                   1998             1997
                                             ----------------  ---------------
      Unaudited Pro Forma Revenues.......... $     61,754,775  $    65,679,788
                                             ================  ===============
      Unaudited Pro Forma Net Income
       (loss)............................... $    (19,768,191) $       775,002
                                             ================  ===============

5. CONCENTRATION OF CREDIT RISK

  The Company's credit risks consist of accounts receivable in the telecommunications industry. The Company performs periodic credit evaluations of its customers' financial condition and provides allowances for doubtful accounts as required. Following is a list of significant customers and the percentage of total revenue derived from such customers:

                                         For the years ended December 31,
                                                --------------------------------
                                                   1998       1997       1996
                                                ---------- ---------- ----------
                                                         (% of Revenue)
      Sprint...................................       34.0       47.0       50.4
      Bell South...............................       19.3        6.6         .4
      Pacific Bell Mobile Systems..............       10.7       12.3       18.8
      Nextel...................................        8.8        7.8         --
      Page Net.................................        7.0        7.6        9.0
      AT&T Wireless............................        2.7        5.3       11.6

6. PROPERTY AND EQUIPMENT

  Property and equipment, net consists of the following:

                                         Estimated
                                        Useful Lives       December 31,
                                        ------------ -------------------------
                                                         1998         1997
                                          (years)    ------------  -----------
Land...................................              $  5,307,754  $   414,770
Towers.................................        25     141,755,358   13,525,482
Buildings and improvements.............   5 -- 26         506,120      107,931
Vehicles                                  2 --  5         442,496      358,569
Furniture and equipment................   2 --  7       1,708,132    1,299,341
Construction in process................                 7,736,769    2,840,593
                                                     ------------  -----------
                                                      157,456,629   18,546,686
Less: Depreciation and Amortization....                (6,510,149)    (717,624)
                                                     ------------  -----------
Property and equipment, net............              $150,946,480  $17,829,062
                                                     ============  ===========

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

  Construction in process represents costs incurred related to towers which are under development and will be used in the Company's operations.

7. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

  Costs and estimated earnings on uncompleted contracts consist of the following:

                                                            December 31,
                                                        ----------------------
                                                           1998        1997
                                                        ----------  ----------
      Costs incurred on uncompleted contracts.......... $4,633,768  $  862,660
      Estimated earnings...............................  1,357,134     280,438
      Billings to date................................. (5,558,457) (1,981,551)
                                                        ----------  ----------
                                                         $ 432,445  $ (838,453)
                                                        ==========  ==========

  This amount is included in the accompanying balance sheet under the following captions:

                                                           December 31,
                                                       ---------------------
                                                         1998        1997
                                                       ---------  ----------
      Costs and estimated earnings in excess of
       billing........................................ $ 598,971  $  118,235
      Billings in excess of costs and estimated
       earning........................................  (166,526)   (956,688)
                                                       ---------  ----------
                                                       $ 432,445  $(838,453)
                                                       =========  ==========

8. CURRENT AND LONG TERM DEBT

  Current and long term debt consists of the following:

                                                         December 31,
                                                   -------------------------
                                                       1998         1997
                                                   ------------  -----------
      Bank Credit Agreement, interest at variable
       rates (6.9125% to 7.75% at December 31,
       1998) quarterly installments, based on
       reduced availability, beginning March 31,
       2001, maturing on June 29, 2005............ $ 17,001,000  $ 8,800,000
      Installment note payable, interest at 6%....          --     1,384,054
      Senior 12% discount notes, net of
       unamortized original issue discount of
       $118,763,500, unsecured, cash interest
       payable semi-annually in arrears beginning
       March 1, 2003, balloon principal payment of
       $269,000,000 due at maturity on March 1,
       2008.......................................  165,572,133          --
                                                   ------------  -----------
                                                    182,573,133   10,184,054
      Less current maturities of debt.............  (17,001,000) (10,184,054)
                                                   ------------  -----------
      Long-term debt.............................. $165,572,133        $ --
                                                   ============  ===========

 Bank Credit Agreement

  On August 8, 1997, the Company entered into a credit agreement with a syndicate of banks (the "Credit Agreement"). The original Credit Agreement consisted of a secured revolving line of credit in the amount of

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

$10,000,000 and term debt in an amount up to $65,000,000. Under this Agreement funds were generally borrowed at the EURO rate at the time of borrowing plus 1.25%.

  On June 29, 1998, the Company amended and restated the Credit Agreement. The amended Credit Agreement provides for revolving credit loans of $55,000,000. Availability was limited based on a minimum number of owned, leased or managed towers and at all times by certain financial conditions and covenants and ratios, and other conditions. The Credit Agreement matures on June 29, 2005. The borrowings under the Credit Agreement will bear interest at the EURO rate plus a margin ranging from 1.0% to 3.25% (determined based on a leverage ratio) or an "alternate base rate" as defined by the lender. The term facility provided $50,000,000 availability to the Company to be used to secure letters of credit. As of December 31, 1998, there were no outstanding letters of credit.

  The Credit Agreement is secured by substantially all of the Company's tower assets and assignment of tower leases, requires the Company to maintain certain financial covenants and places restrictions on the Company's ability to, among other things, incur debt and liens, dispose of assets, undertake transactions with affiliates and make investments.

  This credit agreement was replaced by a new credit facility in February, 1999 (See Note 16).

 Senior Discount Notes Payable

  On March 2, 1998, the Company closed on $269,000,000 12% Senior Discount Notes (the "Notes") due March 1, 2008. The issuance of the Notes netted approximately $150,200,000 in proceeds to the Company. The Notes will accrete in value until March 1, 2003 at which time they will have an aggregate principal amount of $269,000,000. Thereafter, interest will accrue on the Notes and will be payable semi-annually in arrears on March 1 and September 1, commencing September 1, 2003. Proceeds from the Notes are being used to acquire and construct telecommunications towers as well as for general working capital purposes.

  After the issuance of the Notes, the Company became highly leveraged which could have important consequences to holders of the Notes and common and preferred stockholders of the Company, including, but not limited to: (i) making it more difficult for the Company to satisfy its obligations with respect to the Notes, (ii) increasing the Company's vulnerability to general adverse economic and industry conditions, (iii) limiting the Company's ability to obtain additional financing to fund its growth strategy, future working capital, capital expenditures and other general corporate requirements, (iv) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund its growth strategy, working capital, capital expenditures or other general corporate purposes, (v) limiting the Company's flexibility in planning for, or reacting to, changes in its business and the industry, and (vi) placing the Company at a competitive disadvantage vis-a-vis less leveraged competitors. In addition, the degree to which the Company is leveraged could prevent it from repurchasing any Notes tendered to it upon the occurrence of a change of control.

  There can be no assurance that the Company will generate sufficient cash flow from operations in the future, that anticipated revenue growth will be realized or that future borrowings or equity contributions will be available in amounts sufficient to service its indebtedness and make anticipated capital expenditures. In addition, there can be no assurance that the Company will be able to effect any required refinancing of its indebtedness (including the Notes) on commercially reasonable terms or at all.

  The Notes and Credit Agreement contain numerous restrictive covenants, including but not limited to covenants that restrict the Company's ability to incur indebtedness, pay dividends, create liens, sell assets and engage in certain mergers and acquisitions. The ability of the Company to comply with the covenants and other

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES terms of the Notes and to satisfy its respective debt obligations will depend on the future operating performance of the Company. In the event the Company fails to comply with the various covenants contained in the Notes it would be in default thereunder, and in any such case, the maturity of substantially all of its long-term indebtedness could be accelerated.

9. NOTE RECEIVABLE--STOCKHOLDER

  The amount due from stockholder as of December 31, 1998 and 1997, represents a loan made to one of the stockholders plus accrued interest. The loan was in the amount of $3.5 million and bears interest at a rate of 5.83%. This loan matures at the earlier of three years or upon consummation of an initial public offering of the Company. This loan is secured by 823,530 shares of Class B Common Stock of the Company owned by the stockholder.

10. REDEEMABLE PREFERRED STOCK

  In 1997, the Company sold 8,050,000 shares of 4% Series A Preferred Stock, convertible into one share of the Company's Class A Common Stock and one share of the Company's 4% Series B Redeemable Preferred Stock, to a syndicate of institutional investors (the "Private Investors"). The Series A Preferred Stock has a conversion price of $3.73 and net proceeds received by the Company from the sale of the shares was approximately $27,600,000 (net of approximately $2,400,000 of issuance costs charged to retained earnings).

  The Series A Preferred Stock has the following rights and preferences:

  Each holder of Series A Preferred Stock has the right to convert his or her shares at any time into one share of Class A Common Stock, subject to certain antidilution protection provisions, and one share of Series B Preferred Stock.

  The Series A Preferred Stock will automatically convert into Class A Common Stock and Series B Preferred Stock upon the earlier of (i) completion by the Company of a public offering raising gross proceeds of at least $20,000,000 at an offering price per share greater than or equal to 150% of then applicable conversion price of the Series A Preferred Stock if such public offering occurs before June 30, 1998 or at a price per share greater than or equal to 200% of the then applicable conversion price of the Series A Preferred Stock if such public offering occurs after June 30, 1998 or (ii) the written consent of the holders of at least 66 2/3% of the Series A Preferred Stock then outstanding.

  The holders of outstanding shares of Series A Preferred Stock are entitled, in preference to the holders of any and all other classes of capital stock of the Company (other than the Series B Preferred Stock, which will rank equally with the Series A Preferred Stock as to dividends), to receive, out of funds legally available therefore, cumulative dividends on the Series A Preferred Stock in cash, at a rate per annum of 4% of the Series A Base Liquidation Amount subject to pro-ration for partial years. The Series Base Liquidation Amount equals the sum of $3.73 and any accumulated and unpaid dividends on the Series A Preferred Stock. Accrued but unpaid dividends on the Series A Preferred Stock will be payable upon conversion of the Series A Preferred Stock into Class A Common Stock and Series B Preferred Stock. At December 31, 1998, such accrued and unpaid dividends amounted to $3,558,333. At March 7, 2002, the dividend rate of the Series A Preferred Stock will increase to 8% of the Series A Base Liquidation Amount per annum. On March 7, 2003, the dividend rate on the Series A Preferred Stock will increase to 14% per year. On March 7, 2002, the Company will, to the extent it may do so under applicable law, redeem all of the outstanding shares of Series A Preferred Stock over a two year period, one half in each year, at an aggregate price equal to the Series A Base Liquidation Amount. The Company accretes for preferred stock dividends on the effective interest rate method over the period from issuance to scheduled redemption.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

  In the event of any liquidation or winding up of the Company, including a merger, sale of all of its outstanding shares of capital stock, consolidation or sale of all or substantially all of the assets of the Company, each holder of outstanding Shares of Series B Preferred Stock will be entitled to receive before any amount shall be paid or distributed to the holders of the Common Stock, an amount in cash equal to the sum of $3.73 per share plus any accumulated but unpaid dividends to which such holder is entitled.

  The holders of Series A Preferred Stock have ten votes for each share until converted to Class A Common Stock and Series B Preferred Stock and votes with holders of shares of Class A Common Stock and Class B Common Stock as a single voting group on all matters brought before the shareholders, except as otherwise required by law and other restrictive covenants. The Series B Preferred Stock does not have voting rights.

  The holders of the shares of Series A Preferred Stock are entitled to participate on a pro rata basis in certain issuances of equity securities by the Company.

  The Series B Preferred Stock generally has the same rights and preferences as the Series A Preferred Stock plus the following rights and preferences:

  Upon a qualified public offering, the Company will redeem all of the outstanding shares of Series B Preferred Stock at an aggregate price equal to the Series B Base Liquidation Amount.

  The Company's Articles of Incorporation also provide for the issuance of Series C Preferred Stock and Series D Preferred Stock. The terms of the Series C Preferred Stock are substantially similar to the terms of the Series A Preferred Stock other than the Series C Base Liquidation Amount, which is currently $4.472 per share. The terms of the Series D Preferred Stock is substantially similar to the terms of the Series B Preferred Stock other than the Series D Liquidation Amount, which is $4.472. Management at this time does not expect to issue any shares of Series C Preferred Stock or Series D Preferred Stock.

11. INCOME TAXES

  The provision for income taxes in the consolidated statements of operations consists of the following components:

                                           For the Years Ended December 31
                                               ---------------------------------
                                                     1998             1997
                                               ----------------  ---------------
      Federal income taxes
        Current............................... $     (1,663,653) $    5,033,333
        Deferred..............................         (123,429)       (556,280)
                                               ----------------  --------------
                                                   $(1,787,082)  $    4,477,053
                                               ================  ==============
      State income taxes
        Current............................... $        280,408  $    1,198,413
        Deferred..............................          (17,632)        (79,468)
                                               ----------------  --------------
                                                      $ 262,776  $    1,118,945
                                               ----------------  --------------
      Total................................... $     (1,524,306) $    5,595,998
                                               ================  ==============

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

  A reconciliation of the statutory U.S. Federal tax rate (34%) and the effective income tax rate is as follows:

                                        For the Years Ended December 31
                                            ---------------------------------
                                                  1998             1997
                                            ----------------  ---------------
      Federal income tax (benefit)......... $     (7,284,636) $     1,993,588
      State income tax.....................         (784,569)         224,311
      Corporate reorganization.............              --         3,248,649
      Other................................          221,704          129,450
      Valuation allowance..................        6,323,195              --
                                            ----------------  ---------------
                                                $(1,524,306)  $     5,595,998
                                            ================  ===============

  The components of the net deferred income tax asset (liability) accounts are as follows:

                                                   As of December 31
                                            ---------------------------------
                                                  1998             1997
                                            ----------------  ---------------
      Cash to accrual Section 481(a)
       adjustment.......................... $            --   $    (2,087,966)
      Allowance for doubtful accounts......          174,668          203,307
      Deferred revenue.....................          340,464          127,723
      Other................................          120,201          135,222
      Valuation allowance..................         (635,333)             --
                                            ----------------  ---------------
      Current deferred tax liabilities..... $            --   $    (1,621,714)
                                            ================  ===============
      Original issue discount.............. $      5,552,286  $           --
      Employee stock compensation..........        1,864,841        2,278,161
      Book vs. tax depreciation............       (5,193,422)        (154,143)
      Other................................           93,718          133,444
      Valuation allowance..................       (5,687,862)             --
                                            ----------------  ---------------
      Non-current deferred tax assets
       (liabilities)....................... $     (3,370,439) $     2,257,462
                                            ================  ===============

  In connection with the acquisition of certain towers during 1998, the Company recorded deferred tax liabilities and goodwill of $4.2 million related to the book/tax basis differences in the acquired towers.

  The Company has recorded a valuation allowance for deferred tax assets as management believes that it is not "more likely than not" that the Company will be able to generate sufficient taxable income in future periods to recognize the assets.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

12. COMMITMENTS AND CONTINGENCIES

 a. Operating Leases

  The Company is obligated under several non-cancelable operating leases for office space, vehicles and equipment, and site leases that expire at various times through June, 2044. The annual minimum lease payments under non-cancelable operating leases as of December 31, 1998 are as follow:

   1999............................................................. $ 7,497,510
   2000.............................................................   5,625,577
   2001.............................................................   4,626,198
   2002.............................................................   3,557,578
   2003.............................................................   2,321,144
   Thereafter.......................................................   4,951,829
                                                                     -----------
   Total............................................................ $28,579,836
                                                                     ===========

  Principally, all of the leases provide for renewal at varying escalations.
Leases providing for fixed rate escalations have been reflected above.

  Rent expense for operating leases was $10,834,234, $6,134,045, and $5,417,233 for the years ended December 31, 1998, 1997 and 1996, respectively.

 b. Tenant Leases

  The annual minimum tower space income to be received for tower space and antenna rental under non-cancelable operating leases as of December 31, 1998 are as follows:

   1999............................................................. $13,352,986
   2000.............................................................  11,034,692
   2001.............................................................   9,336,839
   2002.............................................................   7,301,439
   2003.............................................................   4,154,998
   Thereafter.......................................................   2,767,701
                                                                     -----------
   Total............................................................ $47,948,655
                                                                     ===========

  Principally, all of the leases provide for renewal at varying escalations. Leases providing for fixed rate escalations have been reflected above.

 c. Employment Agreements

  The Company currently has employment contracts with the Chief Operating Officer, the Chief Accounting Officer, the Chief Financial Officer, and the Executive Vice President--Sales and Marketing. These employment contracts are for a three year period and provide for minimum annual compensation of $1,025,000. Additionally, these contracts provide for incentive bonuses of annual amounts up to $1,025,000.

 d. Litigation

  The Company is involved in various claims, lawsuits and proceedings arising in the ordinary course of business. While there are uncertainties inherent in the ultimate outcome of such matters and it is impossible to

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES presently determine the ultimate costs that may be incurred, management believes the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position or results of operations.

13. HEALTH AND RETIREMENT PLANS

  The Company has a defined contribution profit sharing plan under Section 401
(k) of the Internal Revenue Code that provides for voluntary employee contributions of 1% to 14% of compensation for substantially all employees. The Company makes a matching contribution of 50% of an employee's first $2,000 of contributions. Company contributions and other expenses associated with the plan were $123,981, $126,101, and $98,052 for the years ended December 31, 1998, 1997, and 1996 respectively.

14. STOCK OPTIONS AND WARRANTS

  As of December 31, 1996, certain of the Company's senior executives terminated existing employment, incentive and option agreements in exchange for new employment agreements and, immediately exercisable options to purchase 1,425,000 shares of Class A Common Stock. All of the options are exercisable at $.05 per share. The Company accounted for the grant of options in accordance with APB No. 25 and, accordingly, recognized a nonrecurring compensation expense of $7,011,000 in 1996 as a result of the grant of the options. The expense represents the difference between the exercise price of the options and the estimated fair value of the underlying common stock. During March 1997, immediately following the consummation of the Series A Preferred Stock offering, options to purchase 264,708 shares of Class A Common Stock were redeemed by the Company for $8.50 per share. Accordingly, the Company recognized compensation expense totaling $934,419 which represented the difference between the redemption value and the fair value of the common stock at the date of grant.

  The Company also has a stock option plan whereby options (both Non-qualified and Incentive Stock Options), stock appreciation rights and restricted stock may be granted to directors, key employees and consultants. A total of 1,800,000 shares of Class A Common Stock are reserved for issuance under this plan. These options generally vest over three-year periods from the date of grant. The Company accounts for this plan under APB Opinion No. 25, under which compensation cost is not recognized on those issuances where the exercise price exceeds the market price of the underlying stock on the grant date.

  In connection with the issuance of the redeemable preferred stock the Company issued a five year warrant enabling the holder to purchase up to 402,500 shares of Class A Common stock with an exercise price of $3.73 per share. Accordingly, 402,500 shares of Class A Common stock are reserved. The fair value of the warrants at issuance was not material.

  During 1998, 208,419 options to purchase Class A Common Stock were issued at exercise prices which the Company believed were at below market value. Accordingly, the Company recorded compensation expense in the amount of $174,810. Additional compensation related to these options of approximately $278,518 will be recorded by the Company over the remaining vesting period of the options. Also during 1998, the Company granted 104,961 shares of Class A Common Stock to two executives and recorded non-cash compensation expense of $505,167 which represents the fair value of the shares on the date of grant.

  As required by FASB Statement No. 123 ("FASB 123"), for those options which the Company granted at or above fair market value, the Company has determined the pro-forma effect of the options granted had the Company accounted for stock options granted under the fair value method of FASB 123. The Black-Scholes option pricing model was used with the following assumptions for 1998 and 1997; risk free interest rate of

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

12%, dividend yield of 0%; expected volatility of .001% and expected lives of 3 years. Had compensation cost for the stock option plan been determined based on fair value at the date of grant in accordance with FASB 123, the Company's pro-forma net income (loss) would have totaled $(20,156,126) and $162,111 for the years ended December 31, 1998 and 1997, respectively. The effect of applying FASB 123 in this pro-forma disclosure are not necessarily indicative of future results.

  A summary of the status of the Company's stock option plans including their weighted average exercise price is as follows:

                                  1998             1997              1996
                             ---------------- ---------------- ----------------
                              Shares    Price  Shares    Price   Shares   Price
                             ---------  ----- ---------  ----- ---------- -----
Outstanding at beginning of
 year......................  1,797,292  $0.96 1,425,000  $0.05         -- $  --
Granted....................    799,019   2.81   810,500   2.63  1,425,000  0.05
Exercised/redeemed.........   (775,961)  0.05  (264,708)  0.05         --    --
Forfeited/canceled.........   (160,334)  2.63  (173,500)  2.63         --    --
                             ---------  ----- ---------  ----- ---------- -----
Outstanding at end of
 year......................  1,660,016  $2.12 1,797,292  $0.96 $1,425,000 $0.05
                             =========  ===== =========  ===== ========== =====
Options exercisable at end
 of year...................    723,883  $1.45 1,193,625  $ .12 $1,425,000 $0.05
                             =========  ===== =========  ===== ========== =====
Weighted average fair value
 of options granted during
 the year..................             $1.81            $ .96            $0.05
                                        =====            =====            =====

  Option groups outstanding at December 31, 1998 and related weighted average exercise price and life information are as follows:

                                            Wtd. Avg Remaining
      Exercise Price     Outstanding     Contractual Life (Years)     Exercisable
      --------------     -----------     -----------------------      -----------
          $ .05             386,764                8.2                  386,764
          $2.63           1,167,533                  9                  231,400
          $4.00             105,719                 10                  105,719
                          ---------                                     -------
                          1,660,016                                     723,883
                          =========                                     =======

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

15. SEGMENT DATA

  The Company operates principally in three business segments: site development consulting, site development construction, and site leasing. The Company's reportable segments are strategic business units that offer different services. They are managed separately based on the fundamental differences in their operations. Revenue, operating income, identifiable assets, capital expenditures and depreciation and amortization pertaining to the segments in which the Company operates are presented below:

                                              For the Years Ended December 31
                                            ------------------------------------
                                                1998        1997        1996
                                            ------------ ----------- -----------
Revenue:
  Site development--consulting............. $ 27,448,910 $47,032,197 $60,276,160
  Site development--construction...........   19,255,731   1,208,246         --
  Site leasing.............................   12,396,268   6,759,362   4,530,152
                                            ------------ ----------- -----------
                                             $59,100,909 $54,999,805 $64,806,312
                                            ============ =========== ===========
Gross profit:
  Site development--consulting............. $  5,552,140 $16,386,901 $20,454,571
  Site development--construction...........    4,652,521     383,339         --
  Site leasing.............................    5,115,482   1,403,202     892,019
                                            ------------ ----------- -----------
                                             $15,320,143 $18,173,442 $21,346,590
                                            ============ =========== ===========
Assets:
  Site development--consulting............. $ 14,516,752 $15,847,931 $17,423,131
  Site development--construction...........    9,690,197   6,488,626         --
  Site leasing.............................  173,075,271  12,891,213     637,315
  Assets not identified by segment.........   17,291,106   9,569,634         --
                                            ------------ ----------- -----------
                                            $214,573,326 $44,797,404 $18,060,446
                                            ============ =========== ===========
Capital expenditures:
  Site development--consulting............. $     21,565 $    58,474 $    39,058
  Site development--construction...........      119,285      63,863         --
  Site leasing.............................  137,274,109  16,425,061         --
  Assets not identified by segment.........      708,825     328,420     105,884
                                            ------------ ----------- -----------
                                            $138,123,784 $17,675,818 $   144,942
                                            ============ =========== ===========

16. SUBSEQUENT EVENTS

  On February 5, 1999 the Company, through its subsidiary, Telecommunications, entered into a new senior credit facility (the "New Facility") with a syndicate of lenders which replaced and superceded in its entirety the Credit Agreement described in Note 8. The New Facility consists of a $25 million term, loan, which was fully funded at closing, and a $100 million revolving line of credit, on which the Company has the option to increase to $150 million under certain conditions. The New Facility also provides for letter of credit availability. Availability under the New Facility is determined by a number of factors, including number of towers built by the Company with anchor tenants on the date of completion, the financial performance of the Company's towers, site development and construction segments, as well as by other financial covenants, financial ratios and other conditions. The New Facility matures December 31, 2004 and amortization pursuant

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES to a schedule and reduced availability begins March 31, 2001. Borrowings under the New Facility will bear interest at the EURO rate plus a margin ranging from 2.25% to 3.50% (determined by a leverage ratio) or "base rate" (as defined in the New Facility) plus a margin ranging from 1.25% to 2.50% (determined by a leverage rate). The New Facility is secured by substantially all of the assets of Telecommunications and its direct and indirect subsidiaries, requires Telecommunications to maintain certain financial covenants, and places restrictions on, among other things, the incurrence of debt and liens, dispositions of assets, transactions with affiliates and certain investments. In connection with the termination of the previous Credit Agreement during the first quarter of 1999, the Company recorded an extraordinary charge of approximately $950,000 representing the write-off of previously capitalized deferred financing fees related to the previous Credit Agreement . On March 8, 1999, after receiving the requisite consents from the holders of the Notes, the Company amended the indenture governing the Notes to increase one of the categories of permitted indebtedness from $125 million to $175 million. Simultaneously, Telecommunications exercised its option to increase the revolving line of credit portion of the New Facility from $100 million to $150 million.

         REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON SCHEDULE

  Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. The schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          /s/ Arthur Andersen llp

West Palm Beach, Florida,
March 11, 1999.

                SBA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                 SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS

                                            Additions
                                Balance at  Charged to Deduction
                               Beginning of Costs and    From     Balance at
                                  Period     Expenses  Reserves  End of Period
                               ------------ ---------- --------- -------------
Allowance for Doubtful
 Accounts:
 December 31, 1996............  $  572,751   $451,349  $    --    $1,024,100
 December 31, 1997............  $1,024,100   $163,416  $679,248   $  508,268
 December 31, 1998............  $  508,268   $282,463  $354,060   $  436,671

               Report of Independent Certified Public Accountants

To SBA Communications Corporation:

  We have audited the accompanying statements of operations and retained earnings and cash flows of Caddo Tower Company, Inc. (a Florida corporation) for the fiscal year ended July 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects the results of operations and cash flows of Caddo Tower Company, Inc., for the fiscal year ended July 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

West Palm Beach, Florida,
March 26, 1999

                           CADDO TOWER COMPANY, INC.

                 STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                        For the Year Ended July 31, 1998

Revenues............................................................. $ 406,193
Operating expenses (exclusive of depreciation shown below)...........   112,593
                                                                      ---------
  Gross margin.......................................................   293,600
Expenses:
  General and administrative.........................................   229,012
  Depreciation.......................................................    24,799
                                                                      ---------
    Total expenses...................................................   253,811
Income from continuing operations before income taxes................    39,789
Provision for income taxes...........................................     7,958
                                                                      ---------
Income from continuing operations....................................    31,831
Loss from discontinued operations net of taxes of $971...............    (3,884)
                                                                      ---------
Net income...........................................................    27,947
                                                                      ---------
Retained earnings at July 31, 1997...................................   497,682
Distribution to shareholders.........................................  (148,700)
                                                                      ---------
Retained earnings at July 31, 1998................................... $ 376,929
                                                                      =========


  The accompanying notes to financial statements are an integral part of this financial statement.

                           CADDO TOWER COMPANY, INC.

                            STATEMENT OF CASH FLOWS

                        For the Year Ended July 31, 1998

Operating activities:
  Net income.......................................................... $ 27,947
  Adjustments to reconcile net income
  to cash provided by operating activities:
    Depreciation and amortization.....................................   24,799
    Deferred income taxes.............................................      564
    Changes in assets and liabilities:
    Increase in accounts receivable...................................  (16,507)
    Increase in prepaid income taxes..................................   (3,146)
                                                                       --------
      Net cash provided by operating activities.......................   33,657
Investing activities:
    Purchase of equipment.............................................  (58,296)
                                                                       --------
      Net cash used in investing activities...........................  (58,296)
Financing activities:
    Borrowings from stockholder.......................................   50,000
                                                                       --------
      Net cash provided by financing activities.......................   50,000
Net increase in cash and cash equivalents.............................   25,361
Cash and cash equivalents at beginning of year........................   (6,479)
                                                                       --------
Cash and cash equivalents at end of year.............................. $ 18,882
                                                                       ========


  The accompanying notes to financial statements are an integral part of this financial statement.

                           CADDO TOWER COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                        For the Year Ended July 31, 1998

1. Nature of Business and Basis of Presentation

 Nature of Business

  On October 8, 1998, SBA Towers, Inc. ("SBA") acquired all of the outstanding stock of Caddo Tower Company, Inc. ("Caddo" or "the Company")--see Note 5. Caddo owns telecommunications towers and leases space on these towers to customers in the wireless communications industries in Louisiana. The Company also has operations in the commercial real estate business in Shreveport, Louisiana.

 Basis of Presentation

  The accompanying statements of operations and retained earnings, and cash flows of Caddo have been prepared in accordance with generally accepted accounting principles. Certain of the Company's activities have been treated as discontinued operations and are presented as such in the accompanying statement of operations and retained earnings. See Note 4.

2. Summary of Significant Accounting Policies

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

 Property and Equipment

  Caddo owns fixed assets used in the tower and commercial real estate businesses. All assets are recorded at cost. Tower assets consist of towers, portable buildings and related attachments which are depreciated using the straight-line method over the estimated useful life of the assets of 15 years. Improvements, renewals and extraordinary repairs which increase the value or extend the life of the asset are capitalized. Repairs and maintenance costs are expensed as incurred.

 Impairment of Long-lived Assets

  The Company evaluates the recoverability of its long-lived assets whenever the adverse events or changes in business climate indicate that the expected undiscounted cash flows from the related asset may be less than previously anticipated. If the net book value of the related asset exceeds the undiscounted future cash flows of the asset, the carrying amount would be reduced to the present value of its expected future cash flows and an impairment loss would be recognized. As of July 31, 1998, the Company does not believe that an impairment is necessary.

 Revenue Recognition

  Rental revenue is recognized on a straight-line basis over the life of the related lease agreements. Revenue is recorded in the month in which it is due.

                           CADDO TOWER COMPANY, INC.

                        For the Year Ended July 31, 1998

 Income Taxes

  The Company accounts for income taxes using the liability method as required by Statement on Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." The significant difference between the tax bases of assets and liabilities and the bases used for financial accounting and reporting is due to differences in the methods used to compute depreciation expense.

  The effective tax rate approximates the statutory federal and state rates on a historical basis as only immaterial permanent differences exist for the Company.

3. Tenant Leases and Commitments

  The following is a schedule of total future minimum rentals to be received from tower space under non-cancelable lease agreements as of July 31, 1998:

   Year ended July 31,
   -------------------
   1999................................................................ $210,989
   2000................................................................  148,726
   2001................................................................   62,631
   2002................................................................   25,205
   2003................................................................    3,268
                                                                        --------
                                                                        $450,819
                                                                        ========

  In addition, the Company made payments of approximately $38,000 during the current fiscal year under lease commitments.

4. Discontinued Operations

  Subsequent to July 31, 1998, but prior to October 8, 1998, the Company transferred all of its assets and liabilities related to the commercial real estate business to a newly created company that was not sold to SBA. The newly-created company is owned by the same owners of Caddo Tower Company, Inc.

  The results of the non-tower operations for the fiscal year ended July 31, 1998, have thus been treated as discontinued operations in the accompanying statement of operations and retained earnings for the fiscal year ended July 31, 1998. Revenues and expenses of the discontinued operations for the fiscal year ended July 31, 1998, were $72,850 and $77,705, respectively.

5. Subsequent Event

  On October 8, 1998, SBA acquired all of the outstanding common stock of the Company for approximately $4,925,000. In anticipation of this sale but subsequent to July 31, 1998, the Company transferred all of its non-tower assets and liabilities to another company created to receive these non-tower assets and liabilities. See Note 4.

               Report of Independent Certified Public Accountants

To SBA Communications Corporation:

  We have audited the accompanying statements of operations and retained earnings and cash flows of the tower assets acquired from PrimeCo Personal Communications L.P. (see Note 1) for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the tower assets acquired from PrimeCo Personal Communications L.P., for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

West Palm Beach, Florida,
March 24, 1999

                            PRIMECO TOWER OPERATIONS
         (A carve-out entity of PrimeCo Personal Communications, L.P.)

                 STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                      For the Year Ended December 31, 1997

   Revenues.......................................................... $    --
   Tower operating expenses..........................................   20,157
                                                                      --------
     Net loss........................................................  (20,157)
     Retained earnings at December 31, 1996..........................      --
                                                                      --------
     Retained earnings at December 31, 1997.......................... $(20,157)
                                                                      ========




  The accompanying Notes to Financial Statements are an integral part of this financial statements.

                            PRIMECO TOWER OPERATIONS
         (A carve-out entity of PrimeCo Personal Communications, L.P.)

                            STATEMENT OF CASH FLOWS

                      For the Year Ended December 31, 1997

   Cash flows from operating activities:
     Net loss........................................................ $(20,157)
                                                                      --------
     Net cash used in operating activities...........................  (20,157)
   Cash flows from investing activities:
     Capital expenditures............................................ (783,082)
                                                                      --------
     Net cash used in investing activities........................... (783,082)
   Cash flows from financing activities:
     Financing provided by Parent....................................  803,239
                                                                      --------
     Net cash provided by financing activities.......................  803,239
     Net increase in cash............................................      --
                                                                      --------
     Cash at December 31, 1996.......................................      --
                                                                      --------
     Cash at December 31, 1997....................................... $    --
                                                                      ========


  The accompanying Notes to Financial Statements are an integral part of this financial statements

                            PRIMECO TOWER OPERATIONS
         (A carve-out entity of PrimeCo Personal Communications, L.P.)

                         NOTES TO FINANCIAL STATEMENTS

1. Natures of Business and Basis of Presentation

 Nature of Business

  On April 15, 1998 SBA Towers, Inc. acquired certain of the assets and business operations of PrimeCo Personal Communications, L.P. (the "Parent"). See Note 5. Collectively, the acquired assets and related operations are referred to hereafter as PrimeCo-Wisconsin. PrimeCo-Wisconsin owns telecommunications towers and leases space on these towers to customers in the wireless communications industries in Wisconsin.

 Basis of Presentation

  PrimeCo-Wisconsin is not a separate subsidiary, division or segment of the Parent. The accompanying statement of operations and cash flows have been derived from the accounting records of the Parent and have been prepared to present the result of operations and cash flows on a stand-alone basis. All revenues and expenses specifically identifiable to tower ownership are included.

  PrimeCo-Wisconsin began construction on the eight towers, subsequently sold to SBA Towers, Inc. (see Note 5), in the latter half of 1997. As of December 31, 1997, construction on all eight towers was still in progress. As such, no revenue had been earned, nor did the Parent record any depreciation expense or allocate any general and administrative expenses to these towers.

  All costs incurred and presented in the accompanying financial statements represent direct costs incurred by the tower operations. It is the Parent's policy not to allocate overhead or other costs to towers until construction is complete and the towers have been placed into service.

2. Summary of Significant Accounting Policies

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and the disclosure for contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results may vary from those estimates.

 Tower Assets

  Tower assets consist of towers, buildings, and related attachments which are recorded at cost and will be depreciated using the straight-line method over the estimated useful life of the assets of 15 years. Depreciation of the asset begins at the time the asset is placed in service. Improvements, renewals and extraordinary repairs which increase the value or extend the life of the asset are capitalized. Repairs and maintenance costs are expensed as incurred.

 Impairment of Long-lived Assets

  PrimeCo-Wisconsin evaluates the recoverability of its long-lived assets whenever adverse events or changes in business climate indicate that the expected undiscounted future cash flows from the related asset may be less than previously anticipated. If the net book value of the related asset exceeds the undiscounted future cash flows of the asset, the carrying amount would be reduced to the present value of its expected future cash flows and an impairment loss would be recognized. As of December 31, 1997, management does not believe that an impairment reserve is required.

 Revenue Recognition

  Rental revenue is recognized on a straight-line basis over the life of the related lease agreements. Revenue is recorded in the month in which it is due.

 Income Taxes

  PrimeCo-Wisconsin generated a net loss for the year ended December 31, 1997. Accordingly, no benefit has been recorded in the statement of operations and retained earnings.

3. Commitments and Contingencies

  The Company is obligated under eight non-cancelable leases for land which expire between July 23, 2001 and June 16, 2003. The future minimum lease commitments under these leases are as follows:

Year ended December 31,
1998................................................................... $ 80,070
1999...................................................................  133,130
2000...................................................................  138,455
2001...................................................................  143,993
2002...................................................................  149,753
Thereafter.............................................................   66,623
                                                                        --------
                                                                        $712,024
                                                                        ========

  Rental expense for 1997 was $20,157.

4. Related party Transactions

  The Parent paid all costs related to the site development and construction of these eight towers. In addition, the Parent also paid all tower operating expenses related to PrimeCo-Wisconsin. For the year ended December 31, 1997, PrimeCo-Wisconsin incurred tower operating expenses of $20,157, which were directly attributable to PrimeCo-Wisconsin.

5. Subsequent Event

  On April 15, 1998, eight towers and related assets were sold to SBA Towers, Inc. In accordance with the purchase and sale agreement, PrimeCo Personal Communications, L.P. received approximately $1,353,325 for these eight towers and related assets.

               Report of Independent Certified Public Accountants

To SBA Communications Corporation:

  We have audited the accompanying statements of operations and retained earnings and cash flows of Northwest Tower Service, Inc. as of December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Northwest Tower Service, Inc. for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

West Palm Beach, Florida,
March 19, 1999

                         NORTHWEST TOWER SERVICE, INC.

                 STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                      For the Year Ended December 31, 1997

Revenue............................................................. $ 391,579
Tower operating expenses (exclusive of depreciation shown below)....    33,667
                                                                     ---------
    Gross margin....................................................   357,912
                                                                     ---------
Expenses:
  General and administrative........................................    20,729
  Depreciation......................................................    12,864
                                                                     ---------
    Total other.....................................................    33,593
                                                                     ---------
    Net income......................................................   324,319
Pro forma income taxes..............................................   123,241
                                                                     ---------
    Pro forma net income............................................ $ 201,078
                                                                     =========
Retained earnings, December 31, 1996................................ $ 280,794
Net income..........................................................   324,319
Distribution to shareholders........................................  (416,920)
                                                                     ---------
Retained earnings, December 31, 1997................................ $ 188,193
                                                                     =========


  The accompanying Notes to Financial Statements are an integral part of this financial statement.

                         NORTHWEST TOWER SERVICE, INC.

                            STATEMENT OF CASH FLOWS

                      For the Year Ended December 31, 1997

Cash flows from operating activities:
  Net income.......................................................... $324,319
  Adjustments to reconcile net income to net cash
  cash provided by operating activities
  Depreciation........................................................   12,864
  Decrease in liabilities.............................................     (800)
                                                                       --------
    Total adjustments.................................................   12,064
                                                                       --------
    Net cash provided by operating activities.........................  336,383
Cash flows from investing activities:
  Proceeds from sale of equipment.....................................      200
                                                                       --------
    Net cash provided by investing activities.........................      200
                                                                       --------
Cash flows from investing activities:
  Dividends paid to shareholders...................................... (216,920)
  Distributions to shareholders....................................... (200,000)
                                                                       --------
    Net cash used in investing activities............................. (416,920)
                                                                       --------
Net decrease in cash and cash equivalents.............................  (80,337)
Cash and cash equivalents:
  Beginning of year...................................................  151,612
                                                                       --------
  End of year......................................................... $ 71,275
                                                                       ========


  The accompanying Notes to Financial Statements are an integral part of this financial statement.

                         NORTHWEST TOWER SERVICE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Natures of Business and Basis of Presentation

  Nature of Business

  On June 29, 1998, SBA Towers, Inc. acquired the assets and business operations of Northwest Tower Service, Inc., a Minnesota Corporation (the "Company"). The Company owns telecommunications towers and leases space on these towers to customers in the wireless communications industries in Virginia and Minnesota.

  Basis of Presentation

  The accompanying financial statements have been prepared in accordance with generally accepted accounting principles.

2. Summary of Significant Accounting Policies

  Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and the disclosure for contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results may vary from those estimates.

  Tower Assets

  Tower assets consist of towers, buildings, and related attachments which are recorded at cost and depreciated using the straight-line method over the estimated useful life of the assets of 15 years. Improvements, renewals and extraordinary repairs which increase the value or extend the life of the asset are capitalized. Repairs and maintenance costs are expensed as incurred.

  Impairment of Long-lived Assets

  The Company evaluates the recoverability of its long-lived assets whenever adverse events or changes in business climate indicate that the expected undiscounted future cash flows from the related asset may be less than previously anticipated. If the net book value of the related asset exceeds the undiscounted future cash flows of the asset, the carrying amount would be reduced to the present value of its expected future cash flows and an impairment loss would be recognized. As of December 31, 1997, management does not believe that an impairment reserve is required.

  Revenue Recognition

  Rental revenue is recognized on a straight-line basis over the life of the related lease agreements. Revenue is recorded in the month in which it is due.

  Income Taxes

  The Company consisted of certain assets of an S Corporation. The statement of operations and retained earnings reflects a tax provision for the operations of Northwest Tower Service, Inc. at December 31, 1997 on a pro-forma basis as if the Company were treated as a C Corporation.

                         NORTHWEST TOWER SERVICE, INC.

3. Tenant Leases

  The following is a schedule by year of total future minimum rentals to be received from tower space under non-cancelable lease agreements as of December 31, 1997.

   Year ended December 31,
   -----------------------
   1998............................................................  $  307,457
   1999............................................................     311,480
   2000............................................................     202,769
   2001............................................................     124,887
   2002............................................................      70,282
   Thereafter......................................................      55,119
                                                                     ----------
                                                                     $1,071,994
                                                                     ==========

4. Subsequent Events

  On June 29, 1998, the Company sold significantly all of its assets to SBA Towers, Inc. In accordance with the purchase and sale agreement, Northwest Tower Service, Inc., received approximately $4,900,000 for three towers, related assets and land.

               Report of Independent Certified Public Accountants

To SBA Communications Corporation:

  We have audited the accompanying statements of operations and retained earnings and cash flows of the tower assets acquired from General Communications Properties, Inc. (see Note 1) for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the tower assets acquired from General Communications Properties, Inc., for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

West Palm Beach, Florida,
March 19, 1999

                    GENERAL COMMUNICATIONS PROPERTIES, INC.
                                TOWER OPERATIONS
         (A carve-out entity of General Communication Properties, Inc.)

                 STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                      For the Year Ended December 31, 1997


Revenues............................................................. $ 96,297
Tower operating expenses (exclusive of depreciation shown below).....   24,268
                                                                      --------
    Gross margin.....................................................   72,029
Other expenses:
  General and administrative.........................................    6,715
  Depreciation.......................................................    9,199
                                                                      --------
    Total other......................................................   15,914
                                                                      --------
Net income...........................................................   56,115
    Pro forma income taxes...........................................   20,763
                                                                      --------
    Pro forma net income............................................. $ 35,352
                                                                      ========
Retained earnings, December 31, 1996................................. $ 23,704
Net income...........................................................   56,115
Distribution to shareholders.........................................  (92,640)
                                                                      --------
Retained deficit, December 31, 1997.................................. $(12,821)
                                                                      ========


  The accompanying Notes to Financial Statements are an integral part of this financial statement.

                    GENERAL COMMUNICATIONS PROPERTIES, INC.
                                TOWER OPERATIONS
         (A carve-out entity of General Communication Properties, Inc.)

                            STATEMENT OF CASH FLOWS

                      For the Year Ended December 31, 1997

Cash flows from operating activities:
  Net income.......................................................... $ 56,115
  Adjustments to reconcile net income to net cash
   provided by operating activities:
  Depreciation........................................................    9,199
  Decrease in liabilities.............................................   (8,736)
                                                                       --------
  Total adjustments...................................................      463
                                                                       --------
    Net cash provided by operating activities.........................   56,578
                                                                       --------
Cash flows from investing activities:
  Capital expenditures................................................   (7,277)
                                                                       --------
    Net cash used in investing activities.............................   (7,277)
                                                                       --------
Cash flows from financing activities:
  Distribution to shareholders........................................  (92,640)
                                                                       --------
    Net cash used in financing activities.............................  (92,640)
                                                                       --------
Net decrease in cash and cash equivalents                               (43,339)
Cash at December 31, 1996.............................................   52,631
                                                                       --------
Cash at December 31, 1997............................................. $  9,292
                                                                       ========


  The accompanying Notes to Financial Statements are an integral part of this financial statement.

                    GENERAL COMMUNICATIONS PROPERTIES, INC.
                                TOWER OPERATIONS
         (A carve-out entity of General Communication Properties, Inc.)

                         NOTES TO FINANCIAL STATEMENTS

1. Natures of Business and Basis of Presentation

 Nature of Business

  On August 31, 1998, SBA Towers, Inc. acquired certain of the assets and business operations of General Communications, Properties, Inc., a Kansas corporation (the "Parent"). Collectively, the acquired assets and related operations are referred to hereafter as General Communications. General Communications owns one telecommunications tower and leases space on this tower to customers in the wireless communications industries in Kansas.

 Basis of Presentation

  General Communications is not a separate subsidiary, division or segment of the Parent. The accompanying statements of operations and retained earnings and cash flows of General Communications have been derived from the accounting records of General Communications, Inc., and have been prepared to present the results of operations and cash flows on a stand-alone basis. All revenues and expenses specifically identifiable to tower ownership are included. Additionally, the accompanying statement of operations and cash flows include certain costs and expenses that have been allocated to the tower business from the Parent. These costs have been allocated on a carve-out basis described in
Note 2.

2. Summary of Significant Accounting Policies

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and the disclosure for contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results may vary from those estimates.

 Tower Assets

  Tower assets consist of a tower, buildings, and related attachments which are recorded at cost and depreciated using the straight-line method over the estimated useful life of the assets of 15 years. Improvements, renewals and extraordinary repairs which increase the value or extend the life of the asset are capitalized. Repairs and maintenance costs are expensed as incurred.

 Impairment of Long-lived Assets

  General Communications evaluates the recoverability of its long-lived assets whenever adverse events or changes in business climate indicate that the expected undiscounted future cash flows from the related asset may be less than previously anticipated. If the net book value of the related asset exceeds the undiscounted future cash flows of the asset, the carrying amount would be reduced to the present value of its expected future cash flows and an impairment loss would be recognized. As of December 31, 1998, management does not believe that an impairment reserve is required.

 Revenue Recognition

  Rental revenue is recognized on a straight-line basis over the life of the related lease agreements. Revenue is recorded in the month in which it is due.

                    GENERAL COMMUNICATIONS PROPERTIES, INC.
                                TOWER OPERATIONS
         (A carve-out entity of General Communication Properties, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

 Allocation of Expenses

  The accompanying financial statements include certain costs and expenses that have been allocated to the tower business from the Parent. Of approximately $130,000 in expenses incurred by General Communications Properties, Inc., on behalf of all of its businesses, $26,166 has been allocated to the tower operations on a pro rata basis primarily on revenues. Management believes this allocation is reasonable.

 Income Taxes

  General Communications consisted of certain assets of an S Corporation. As such, net income was not subject to income taxes as the income is taxed directly to their owners. The statement of operations and retained earnings reflects a tax provision for the operations of General Communications at December 31, 1997 on a pro forma basis as if General Communications were treated as a C corporation.

3. Tenant Leases

  The following is a schedule by year of total future minimum rentals to be received from tower space under non-cancelable lease agreements as of December 31, 1998.

   Year ended December 31,
   1998............................................................... $ 85,818
   1999...............................................................   91,214
   2000...............................................................   37,015
   2001...............................................................    6,018
   2002...............................................................    1,545
                                                                       --------
                                                                       $221,610
                                                                       ========

4. Subsequent Events

  On August 31, 1998 a tower and related assets were sold to SBA Towers, Inc. In accordance with the purchase and sale agreement, the owners of General Communications received approximately $1,400,000 for the tower, related assets and land.

                          Independent Auditors' Report

To the Board of Directors of Transmission Facilities, Inc.

  We have audited the accompanying statements of income and retained earnings and cash flows of Transmission Facilities, Inc. for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, the results of operations and cash flows of Transmission Facilities, Inc. for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ Peter C. Cosmas Co., CPAs

February 3, 1998

                         TRANSMISSION FACILITIES, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS

                      For the Year Ended December 31, 1997

Sales................................................................ $ 759,952
Cost of sales........................................................   239,430
                                                                      ---------
    Gross profit.....................................................   520,522
Selling, general and administrative expenses.........................   480,064
                                                                      ---------
    Operating income.................................................    40,458
Other income (expense)
  Interest income....................................................       104
  Interest expense...................................................   (20,423)
                                                                      ---------
    Total other expense..............................................   (20,319)
                                                                      ---------
    Income before income taxes.......................................    20,139
Income taxes.........................................................       650
                                                                      ---------
    Net income.......................................................    19,489
Retained earnings: beginning.........................................   164,764
                                                                      ---------
Retained earnings: ending............................................ $ 184,253
                                                                      ---------


   The accompanying notes are an integral part of these financial statements.

                         TRANSMISSION FACILITIES, INC.

                            STATEMENT OF CASH FLOWS

                      For the Year Ended December 31, 1997

Cash flows from operating activities
Net income.......................................................... $ 19,489
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation and amortization.....................................   30,979
  Increase in accounts receivable...................................  (22,038)
  Increase in escrow account........................................   (2,032)
  Increase in accrued expenses......................................   63,230
                                                                     --------
    Total Adjustments...............................................   70,139
                                                                     --------
    Net cash provided by operating activities.......................   89,628
                                                                     --------
Cash flows used in investing activities
Capital expenditures................................................  (58,136)
                                                                     --------
Cash flows from financing activities
Repayments of long-term debt........................................  (52,055)
Advances from loans payable, officers...............................   26,000
Repayment of loans payable, officers................................   (5,000)
                                                                     --------
    Net cash used in financing activities...........................  (31,055)
                                                                     --------
    Net increase in cash............................................      437
Cash--beginning of year.............................................   28,188
                                                                     --------
Cash--end of year................................................... $ 28,625
                                                                     ========
Supplemental disclosures of cash flow information
 Cash paid during the year for:
  Interest.......................................................... $ 20,423
  Income taxes...................................................... $    325
Noncash investing and financing activities:

  During the year ended December 31, 1997, long-term debt of $17,510 was incurred for the purchase of property and equipment.

   The accompanying notes are an integral part of these financial statements.

                         TRANSMISSION FACILITIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--Summary of Significant Accounting Policies

 Nature of Business

  Transmission Facilities, Inc. (the "Company") is in the business of operating facilities for the transmission of television, radio and other communication by wire or airwave.

 Depreciation

  Property and equipment are stated at cost. Maintenance and repairs are charged to expense as incurred; costs of major additions and betterments are capitalized. The Company provides for depreciation over the estimated useful life of the asset based upon accelerated methods. Leasehold improvements are amortized using the straight-line method over the estimated useful life of the related improvements.

 Income Taxes

  The Company, with the consent of its stockholders, has elected under the Internal Revenue Code to be an "S" corporation. This election provides that, in lieu of federal corporate income taxes, the stockholders are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes is reflected in the accompanying financial statements.

 Use of Estimates in the Financial Statements

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these amounts.

NOTE 2--Pension Plan

  The Company has a non-contributory pension plan for all eligible employees. Contributions are made at the discretion of management and totaled $35,791 for the year ended December 31, 1997.

NOTE 3--Commitments and Related Party Transactions

 Related Party Transactions/Land Lease

  The Company rented the land that the tower is located on without a formal lease agreement from the stockholders of the Company through July 1997. During the year ended December 31, 1997, rent expense amounted to $91,800.

NOTE 3--Commitments and Related Party Transactions, continued

 Operating Lease

  The Company also rents office space on a month-to-month basis from an unrelated entity. Rent expense amounted to $15,730 for the year ended December 31, 1997.

NOTE 4--Subsequent Event

  On May 7, 1998, the Company sold certain assets in the amount of $7,250,000 to an unrelated company. Pursuant to the agreement, the purchase price of the assets can not exceed $8,500,000 based on the subsequent payments as per the agreement.

               Report of Independent Certified Public Accountant

To the Stockholders of Long Island Waves, Inc.:

  I have audited the accompanying Statements of income and retained earnings Long Island Waves, Inc. (a New York corporation) and Cash Flow for the period from December 1, 1997 through September 30, 1998. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

  I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

  In my opinion, the financial statements of Long Island Waves, Inc. referred to above present fairly, in all material respects, the results of the operations and cash flows for the ten month period ending September 30, 1998 in conformity with generally accepted accounting principles.


                                              /s/ John A. Criscuola, C.P.A.

Port Jefferson Station, New York
March 17, 1999

                            LONG ISLAND WAVES, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS

                      For the Period From December 1, 1997
                           Through September 30, 1998

Revenue.............................................................. $254,274
Tower operating expenses, exclusive of depreciation..................   47,064
                                                                      --------
  Gross Margin.......................................................  207,210
Other Expenses:
  General and administrative.........................................  248,460
  Depreciation and amortization......................................    7,239
                                                                      --------
Total Other Expenses.................................................  255,699
                                                                      --------
Net Loss from operations.............................................  (48,489)
Other Income (Loss):
  Loss on sale of fixed assets.......................................   (2,666)
                                                                      --------
  Net Loss...........................................................  (51,155)
  Retained Earnings December 1, 1998.................................  105,673
                                                                      --------
  Retained Earnings September 30, 1998............................... $ 54,518
                                                                      ========




    The accompanying notes are an integral part of the financial statements presented.

                            LONG ISLAND WAVES, INC.

                            STATEMENT OF CASH FLOWS

                      For the Period From December 1, 1997
                           Through September 30, 1998

Cash flows from operating activities:
  Net loss.......................................................... ($ 51,155)
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation and amortization.....................................     8,907
  Re-classification of stockholder loans to common stock............   140,251
  Re-classification of officer's loan (Other current liabilities) to
   common stock.....................................................    53,821
  (Increase) decrease in:
    Prepaid expenses................................................    10,926
    Accounts receivable.............................................    (1,800)
    Other current assets............................................    10,000
  Increase (decrease) in:
    Accounts payable................................................    (2,202)
    Deferred rents..................................................   (89,098)
    Stockholder loans...............................................  (140,251)
    Other current liabilities.......................................   (62,056)
                                                                     ---------
      Total adjustments.............................................   (71,502)
                                                                     ---------
Net cash used in operating activities...............................  (122,657)
Cash at beginning of period.........................................   122,740
                                                                     ---------
Cash at September 30, 1998..........................................  $     83
                                                                     =========


    The accompanying notes are an integral part of the financial statements presented.

                            LONG ISLAND WAVES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               September 30, 1998
1. Nature of Business and Basis of Presentation

 Nature of Business

  Long Island Waves, Inc., a New York Corporation, hereinafter referred to as L.I. Waves owns a telecommunication tower in the State of New York and leases space on this tower to customers in the wireless communications industries in New York.

  On September 30, 1998 SBA TOWERS NEW YORK, INC., Inc. a Florida Corporation, acquired all of the outstanding common stock of L.I. Waves.

 Basis of Presentation

  The financial statements of L.I. Waves have been developed from the accounting records of L.I. Waves, Inc. and represent a short accounting period covering from December 1, 1997 to September 30, 1998. L.I. Waves normal fiscal year usually commenced on December 1st and ended on November 30th in all prior years.

2. Summary of Significant Accounting Policies

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and the disclosure for contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results may vary from those estimates.

 Tower Assets

  Tower assets consist of towers, buildings, and related attachments which are recorded at cost and depreciated using the straight-line method over the estimated useful life of the assets, which range from five (5) to thirty-nine
(39) years. Improvements, renewals, and extraordinary repairs which increase the value or extend the life of the asset are capitalized. Repairs and maintenance costs are expensed as incurred.

 Impairment of Long-lived Assets

  L.I. Waves evaluates the recoverability of its long-lived assets whenever adverse events or changes in business climate indicate that the expected undiscounted future cash flows from the related asset may be less than previously anticipated. If the net book value of the related asset exceeds the undiscounted future cash flows of the asset, the carrying amount would be reduced to the present value of its expected future cash flows and an impairment loss would be recognized. As of September 30, 1998, management does not believe that an impairment reserve is required.

 Fair Value of Financial Instruments

  The carrying amount of L.I. Waves financial instruments as at September 30, 1998 which include accounts receivable, prepaid expenses and short term debt, approximates fair value due to the short maturity of those investments.

 Revenue Recognition

  Rental revenue is recognized on a straight line basis over the life of the related lease agreements. Revenue is recorded in the month in which it is due.

                            LONG ISLAND WAVES, INC.

                               September 30, 1998

 Direct Tower Costs

  The accompanying financial statements include certain costs and expenses that have been directly charged to tower operating costs in arriving at Gross Margin. (See Note 6)

 Income Taxes

  L.I. Waves accounts for income taxes using the liability method as required by Statement No. 109, Accounting for Income Taxes, issued by the Financial Accounting Standards Board. Deferred income taxes are provided for temporary differences between the basis of assets and liabilities for financial reporting and income tax reporting. As a result of the acquisition of L.I. Waves by SBA Towers of New York, Inc., L.I. Waves taxable year terminated on the date of the acquisition, creating a short taxable year ending September 30, 1998 (IRC Reg. Sec. 1.1502-76(b)(2)(i)). The applicable Federal and NYS tax returns were filed and SBA Towers New York, Inc. has been furnished copies thereof which include prepaid income taxes, carryforward losses and contributions. (See Note 8)

3. Commitments and Contingencies

  The Company is obligated under two non-cancelable leases for land which expire March 14, 2008 and September 30, 2006. The leases have no renewal options. The future minimum lease commitments under these leases are as follows:

   Period from September 30, 1998 through December 31, 1998            $ 10,517
   Year ended December 31,
     1999.............................................................   42,069
     2000.............................................................   42,069
     2001.............................................................   42,069
     2002.............................................................   42,069
     2003.............................................................   42,069
     2004 and after...................................................  140,122
                                                                       --------
                                                                       $360,984
                                                                       ========

  Rental expense for the period from December 1, 1997 through September 30, 1998 was $19,300.

4. Tenant Leases

  The following is a schedule by year of total future rentals to be received from tower space under non-cancelable lease agreements remitted to SBA Towers New York, Inc. as of September 30, 1998.

   Period from September 30, 1998 through December 31, 1998          $   93,900
   Year ended December 31,
     1999...........................................................    375,600
     2000...........................................................    375,600
     2001...........................................................    375,600
     2002...........................................................    375,600
     2003...........................................................    375,600
     2004 and thereafter............................................  1,851,883
                                                                     ----------
                                                                     $5,607,883
                                                                     ==========

                            LONG ISLAND WAVES, INC.

                               September 30, 1998
5. Subsequent Events

  On September 30, 1998, the shareholders of L.I. Waves sold all (100 shares) of their no par value common stock to SBA Towers, Inc. for approximately $3,650,000. Deferred revenues as of September 30, 1998 reflect rent received and disbursed by L.I. Waves, Inc. which resulted in an adjustment at the closing.

                          Independent Auditors' Report

To the Board of Directors
Quad States Towers and Communications
(A carve-out entity of Quad States Towers and Communications, Inc.) Luverne, Minnesota

  We have audited the accompanying statements of income and cash flows of Quad States Towers and Communications (A carve-out entity of Quad States Towers and Communications, Inc.) for the year ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of income and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of income and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of income and cash flows. We believe that our audit of the statements of income and cash flows provides a reasonable basis for our opinion.

  In our opinion, the statements of income and cash flows referred to above present fairly, in all material respects, the results of the operations and its cash flows of Quad States Towers and Communications (A carve-out entity of Quad States Towers and Communications, Inc.) for the year ended June 30, 1988, in conformity with generally accepted accounting principles.

                                          /s/ Turbes Drealan Kvilhaug & Co. PA
                                          CPA

Worthington, Minnesota
December 11, 1998

                     QUAD STATES TOWERS AND COMMUNICATIONS
      (A carve-out entity of Quad States Towers and Communications, Inc.)

                              STATEMENT OF INCOME

                        For the Year Ended June 30, 1998

Revenue from operations:
  Towers rental income................................................ $181,790
                                                                       --------
    Total revenue from operations.....................................  181,790
                                                                       --------
Operating expenses....................................................  147,628
                                                                       --------
    Operating income..................................................   34,162
Non-operating income (expense):
  Loss on sale of investments.........................................   (2,245)
                                                                       --------
    Income before income taxes........................................   31,917
Provision for income taxes............................................    8,703
                                                                       --------
    Net income for the year........................................... $ 23,214
                                                                       ========


    The accompanying notes are an integral part of this financial statement.

                   QUAD STATES TOWERS AND COMMUNICATIONS INC.
      (A carve-out entity of Quad States Towers and Communications, Inc.)

                            STATEMENT OF CASH FLOWS

                        For The Year Ended June 30, 1998

Cash flows from operating activities:
  Net income.......................................................... $23,214
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation......................................................  27,188
    Loss on sale of investments.......................................   2,245
    (Increase) decrease in-accounts receivable........................    (133)
    Income tax refund receivable...................................... (18,696)
    Prepaid expenses..................................................     578
    Increase (decrease) in-accounts payable...........................   3,806
    Income taxes payable..............................................  (7,572)
    Deferred revenue.................................................. (13,421)
                                                                       -------
      Net cash provided by operating activities.......................  17,209
                                                                       -------
Cash flows from investing activities:
  Proceeds from sale of investments...................................   4,713
                                                                       -------
      Net cash provided by investing activities.......................   4,713
                                                                       -------
Cash flows from financing activities:
  Decrease in cash overdraft.......................................... (20,535)
  Principal payments on short-term borrowing.......................... (10,000)
  Proceeds on short-term borrowing....................................  20,000
  Notes receivable from stockholder...................................  (2,087)
  Principal payments on long-term borrowing...........................  (6,367)
                                                                       -------
      Net cash (used) by financing activities......................... (18,989)
                                                                       -------
      Increase in cash and cash equivalents...........................   2,933
      Cash and cash equivalents at beginning of year..................     --
                                                                       -------
      Cash and cash equivalents at end of year........................ $ 2,933
                                                                       =======
Supplemental disclosure of cash flow information:
  Cash paid during the year for-
    Interest.......................................................... $ 3,880
    Income taxes...................................................... $27,472

    The accompanying notes are an integral part of this financial statement.

                     QUAD STATES TOWERS AND COMMUNICATIONS
      (A carve-out entity of Quad States Towers and Communications, Inc.)

                         NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies:

 a. Business Activity

  Quad States Towers and Communications (A carve-out entity of Quad States Towers and Communications, Inc.) is incorporated in Minnesota primarily to lease tower and equipment usage from towers located in Minnesota, Iowa, South Dakota and Nebraska.

 b. Basis of Accounting

  The Company uses the accrual method of accounting for financial statements and income tax purposes.

 c. Use of Estimates

  Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

 d. Cash

  Cash equivalents are included in cash. The Company considers interest bearing investments due on demand as cash equivalents.

 e. Depreciation

  Depreciation is computed by using both the straight-line and accelerated methods at statutory rates which approximate their estimated useful lives.

 f. Income Taxes

  Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due.

2. Rental Income Under Operating Leases:

  The Company is a lessor of certain tower and equipment usage over terms ranging from one to twenty-five years. Some leases contain option renewal periods. These leases are accounted for as operating leases under which rental revenues are recognized ratably over the life of the lease and the related towers and equipment are depreciated over their estimated useful lives. Following is a schedule of future rental income to be received under operating leases, without the benefit of contractual consumer price index increases as these percentages are not determinable, in effect as of June 30, 1998:

      Fiscal Year Ending June 30                                        Amount
      --------------------------                                       --------
      1999............................................................ $149,872
      2000............................................................  106,031
      2001............................................................   94,817
      2002............................................................   54,557
      2003............................................................   18,354
      Thereafter (2004-2019)..........................................  118,278
                                                                       --------
                                                                       $541,909
                                                                       ========

                     QUAD STATES TOWERS AND COMMUNICATIONS
      (A carve-out entity of Quad States Towers and Communications, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

  Deferred income related to annual payments recognized ratably over the lease term amounted to $11,662 at June 30, 1998.

3. Income Taxes:

  Income tax expense for the year ended June 30, 1998, consists of the following:

      Current
        Federal.......................................................... $4,788
        State............................................................  3,915
                                                                          ------
          Income tax expense............................................. $8,703
                                                                          ======

  The Company incurred a capital loss of $2,245 for the year ended June 30, 1998, which is available to carry forward and offset future capital gains. Due to the immaterial amount, no deferred tax asset benefit has been recorded.

  Income tax expense is reconciled to federal statutory rates as follows:

      Federal tax expense at statutory rates............................ $4,788
      State income tax..................................................  3,128
      Rate differentials and miscellaneous..............................    787
                                                                         ------
                                                                         $8,703
                                                                         ======

4. Major Customers:

  The Company generates a significant amount of its tower rental income from a small number of companies totaling approximately sixteen. While one individual customer accounts for approximately 22% of rental revenues which is significant to total revenues, due to the limited number of companies serviced any particular combination or group of accounts provide a significant portion of revenues.

5. Concentrations:

  The Company derives the majority of its revenues from businesses requiring internal communications transmissions or reselling communications access. The Company grants credit to these customers in the normal course of business.

                     QUAD STATES TOWERS AND COMMUNICATIONS
      (A carve-out entity of Quad States Towers and Communications, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

6. Lease Commitments:

  The Company leases certain property and equipment related to their tower locations under agreements which are classified as operating leases over terms which range from five to fifty years. Some leases contain option renewal periods. Rent expenses incurred under these leases were approximately $8,636 for the year ended June 30, 1998. As of June 30, 1998, future minimum lease payments due under operating leases are as follows:

      Fiscal Year Ending June 30                                         Amount
      --------------------------                                         -------
      1999..............................................................  $8,885
      2000..............................................................   7,895
      2001..............................................................   4,925
      2002..............................................................   4,925
      2003..............................................................   3,875
      Thereafter (2004-2023)............................................  65,500
                                                                         -------
                                                                         $96,005
                                                                         =======

7. Related Party Transactions:

  The Company leases office space from its shareholder on a month to month basis. Total building rent expense for the year ended June 30, 1998, was $24,000.

8. Subsequent Events:

 Sale of Corporation

  The stockholder has listed the corporation for sale with a brokerage firm which specializes in the sale of communications towers and equipment. The broker is authorized to negotiate, execute a letter of intent and a purchase and sale agreement, with a responsible buyer.

  [COLLAGE DEPICTING A VARIETY OF COMMUNICATION SITES OF SBA COMMUNICATIONS
                                 CORPORATION.]

                             11,538,462 Shares



                                   [SBA LOGO]


                         SBA Communications Corporation

                              Class A Common Stock

                          --------------------------

                                   PROSPECTUS

                               June 15, 1999

                          --------------------------

                                Lehman Brothers

                         Deutsche Banc Alex. Brown

                          Donaldson, Lufkin & Jenrette

                              Salomon Smith Barney

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Set forth below is a table of the registration fee for the Securities and Exchange Commission, the filing fee for the National Association of Securities Dealers, Inc., the listing fee for the Nasdaq National Market and estimates of all other expenses to be incurred in connection with the issuance and distribution of the securities described in the Registration Statement, other than underwriting discounts and commissions:

      SEC registration fee.........................................  $   47,955
                                                                     ----------
      NASD filing fee..............................................
                                                                         17,750
                                                                     ----------
      Nasdaq listing fee...........................................      90,000
                                                                     ----------
      Printing and engraving expenses..............................     200,000
                                                                     ----------
      Legal fees and expenses......................................     400,000
                                                                     ----------
      Accounting fees and expenses.................................     200,000
                                                                     ----------
      Transfer agent and registrar fees............................      10,000
                                                                     ----------
      Miscellaneous................................................      50,000
                                                                     ----------
        Total......................................................  $1,015,705
                                                                     ==========

--------
* To be completed by amendments.

Item 14. Indemnification of Directors and Officers

Under the Florida Business Corporation Act (the "FBCA"), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his duties as a director and (2) the director's breach of, or failure to perform, those duties constitutes: (a) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which an unlawful distribution is made,
(d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him or her and incurred by him or her in his or her capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the FBCA.

Under the FBCA, a corporation has power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his conduct was unlawful.

However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

The articles of incorporation of the Company provide that the Company shall, to the fullest extent permitted by applicable law and its by-laws, as amended from time to time, indemnify all officers and directors of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

In each of the sales described below, unless otherwise indicated, the Company (or the relevant predecessor) relied on Section 4(2) of the Securities Act of 1933 for exemption from registration. No brokers or underwriters were used in connection with any of such sales. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates, warrants and notes issued in such transactions. All recipients had adequate access, through their relationship with the Company, to information about the Company.

Through March 31, 1999, the Company had raised approximately $180.2 million through private sales of debt and equity securities in a series of private placements with various institutional and other accredited investors and certain employees of the Company as described below.

The 1997 Corporate Reorganization. In March 1997, Steven E. Bernstein, at that time the sole shareholder of SBA, Inc. and SBA Leasing, Inc., as well as the Chief Executive Officer of SBA, contributed all of the outstanding stock of SBA Inc. and SBA Leasing, Inc. to SBA in exchange for 8,075,000 shares of SBA's Class B common stock. Also in March 1997, Ronald G. Bizick, II, at that time SBA's Executive Vice President-Sales and Marketing, voluntarily terminated options he owned in SBA Inc. and SBA Leasing, Inc., (along with existing employment and incentive agreements) in exchange for 176,472 shares of Class A common stock of SBA and immediately exercisable options to purchase an additional 773,528 shares of Class A common stock of SBA. Also in March 1997, Robert M. Grobstein, at that time SBA's Chief Financial Officer, voluntarily terminated options he owned in SBA Inc. and SBA Leasing, Inc., (along with existing employment and incentive agreements) in exchange for 88,236 shares of Class A common stock of SBA and immediately exercisable options to purchase an additional 386,764 shares of Class A common stock. On March 7, 1997, SBA redeemed the outstanding shares of its Class A common stock from Messrs. Bizick and Grobstein for $8.50 per share. As a result of these transactions, SBA, Inc. and SBA Leasing, Inc., became wholly-owned subsidiaries of SBA.

The Series A Preferred Stock Investment. In March 1997, the Company sold 8,050,000 shares of 4% Series A Preferred Stock, convertible initially into one share of the Company's Class A common stock and one share of the Company's 4% Series B Redeemable Preferred Stock, to a syndicate of institutional investors who were accredited investors, (as such term is defined in Rule 501(a) of Regulation D of the Securities Act) including ABS and TA Associates. BT Alex. Brown Incorporated acted as the exclusive agent of the Company in connection with the preferred stock offering. The Series A preferred stock had a conversion price of $3.73. In connection with the preferred stock offering, the Company also agreed to issue to BT Alex. Brown a warrant to purchase 402,500 shares of its Class A common stock, exercisable at $3.73 per share at any time up to March, 2002. An affiliate of BT Alex. Brown is a limited partner in ABS. Certain officers and employees of BT Alex. Brown are direct and indirect holders of Series A preferred stock.

The 12% Senior Discount Notes due 2008. On March 2, 1998, the Company privately placed, under Rule 144A of the Securities Act, $269 million aggregate principal amount at maturity ($150,236,500 initial accreted value) of its 12% Senior Discount Notes due 2008, yielding net proceeds to the Company of approximately $144.5 million after deducting discounts and estimated transaction fees and expenses. BT Alex. Brown and Lehman Brothers Inc. were the initial purchasers of such securities. Pursuant to an effective registration statement, on September 11, 1998, the Company exchanged $269 million aggregate principal amount at maturity of its registered 12% Senior Discount Notes due 2008 for all of its outstanding unregistered 12% Senior Discount Notes due 2008.

Class A Common Stock Grant to Executive Officers. On December 31, 1998, the Company granted to Mr. Bernstein, as his bonus compensation for 1998, 51,609 shares of its Class A common stock. On December 31, 1998, the Company also granted to Mr. Simkin, its Chief Operating Officer, as his bonus compensation for 1998, 26,542 shares of its Class A common stock.

Option Exercise of Executive Officer. In June 1998, Ronald G. Bizick, II exercised his options to purchase 773,528 shares of Class A common stock at $0.05 per share, and the Company issued these shares to Mr. Bizick in exchange for $38,676.40.

Option Exercises of Employees under 1996 Stock Option Plan. As of December 31, 1998, options to purchase 2,433 shares of our Class A common stock granted under the 1996 Stock Option Plan had been exercised by two employees of the Company.

Item 16. Exhibits and Financial Statement Schedule

(a) Exhibits

 Exhibit
   No.                           Description of Exhibits
 -------                         -----------------------
    1.1  --Form of Underwriting Agreement.
    3.4  --Fourth Amended and Restated Articles of Incorporation of SBA
          Communications Corporation.
    3.5  --Amended and Restated By-Laws of SBA Communications Corporation.
    3.6  --Second Amended and Restated Statement of Designation of SBA
          Communications Corporation.
  **4.1  --Indenture, dated as of March 2, 1998, between SBA Communications
          Corporation and State Street Bank and Trust Company, as trustee, relating to $269,000,000 in aggregate principal amount at maturity of
          12% Senior Discount Notes due 2008.
    4.2  --Specimen Certificate of Class A Common Stock.
  **4.4  --Registration Rights Agreement, dated as of March 2, 1998, between
          SBA Communications Corporation and BT Alex. Brown Incorporated and
          Lehman Brothers Inc.
    5.1  --Opinion of Gunster, Yoakley, Valdes-Fauli & Stewart, P.A., regarding the validity of the Class A Common Stock.
 **10.1  --SBA Communications Corporation Registration Rights Agreement dated as of March 5, 1997, among the Company, Steven E. Bernstein, Ronald
          G. Bizick, II and Robert M. Grobstein.
 **10.2  --SBA Communications Corporation Registration Rights Agreement dated as of March 6, 1997, among the Company and the Preferred
          Shareholders, as defined therein.
 **10.3  --SBA Communications Corporation Shareholders Agreement dated as of
          March 6, 1997, among the Company, Steven E. Bernstein and the
          Preferred Shareholders, as defined therein.

 Exhibit
   No.                           Description of Exhibits
 --------                        -----------------------
  **10.4  --$3,500,000 Promissory Note dated as of March 8, 1997 of Steven E.
           Bernstein in favor of the Company.
  **10.5  --Pledge and Security Agreement dated as of March 8, 1997, between the Company and Steven E. Bernstein.
  **10.6  --Warrant to Purchase 402,500 Shares of Class A Common Stock of SBA
           Communications Corporation dated March 6, 1997.
 ***10.7  --Amended and Restated Credit Agreement, dated as of February 5,
           1999, among the Company, Telecommunications, the several lenders from time to time parties thereto and Lehman Commercial Paper Inc., as administrative agent.
   +10.71 --Amendment and Waiver, dated as of May 7, 1999, to the Amended and
           Restated Credit Agreement among the Company, Telecommunications, the several lenders from time to time parties thereto and Lehman
           Commercial Paper, Inc., as administrative agent.
   +10.8  --Agreement and Plan of Merger, dated as of March 31, 1999, between the Company, Com-Net Construction Services, Inc., Daniel J. Eldridge
           and Eldridge Family Limited Partnership.
   +10.81 --First Amendment to Agreement and Plan of Merger, dated as of April
           30, 1999 between the Company, Com-Net Construction Services Inc.,
           Daniel J. Eldridge and Eldridge Family Limited Partnership.
   +10.9  --Purchase Agreement dated as of March 31, 1999, between the Company,
           Com-Net Development Group, LLC., Daniel J. Eldridge and Tammy W.
           Eldridge.
   +10.91 --First Amendment to Purchase Agreement, dated as of April 30, 1999, between the Company, Com-Net Development Group, LLC., Daniel J.
           Eldridge and Tammy W. Eldridge.
  **10.10 --Employment Agreement dated as of January 1, 1997, between the
           Company and Ronald G. Bizick, II.
  **10.11 --Employment Agreement dated as of January 1, 1997, between the
           Company and Robert M. Grobstein.
  **10.12 --Employment Agreement dated as of March 14, 1997, between the
           Company and Jeffrey A. Stoops.
   +10.13 --Stock Option Agreement--Revised dated March 14, 1997 by and between
           Steven E. Bernstein and Jeffrey A. Stoops.
   +10.14 --Pledge and Security Agreement--Revised dated March 14, 1997 by and between Steven E. Bernstein and Jeffrey A. Stoops.
  **10.15 --Employment Agreement dated as of June 15, 1998, between the Company and Michael N. Simkin.
  **10.16 --Stock Option Agreement dated as of March 5, 1997, between the
           Company and Ronald G. Bizick, II.
  **10.17 --Stock Option Agreement dated as of March 5, 1997, between the
           Company and Robert M. Grobstein.
  **10.18 --Incentive Stock Option Agreement dated as of June 15, 1998 between the Company and Michael N. Simkin.
  **10.19 --Nonqualified Stock Option Agreement-Revised dated March 14, 1997, between the Company and Jeffrey A. Stoops.
  **10.20 --SBA Communications Corporation Subordination Agreement dated as of
           August 8, 1997, among the Company, the holders of in excess of the
           73% of the Company's Series A Convertible Preferred Stock, and
           BankBoston, N.A.
  **10.21 --Purchase and Sale Agreement, dated July 22, 1997, by and among SBA
           Towers Florida, Inc., SBA Construction Acquisition, Inc.,
           Communication Site Services, Inc., Segars Communication Group, Inc.,
           Robert Segars and Denise Segars.
    10.22 --Agreement to Build to Suit and to Lease, dated as of October 30,
           1998, by and among BellSouth Personal Communications, Inc., for itself and as general partner of BellSouth Carolinas PCS, L.P., SBA
           Towers, Inc. and SBA, Inc.
    10.23 --1996 Stock Option Plan.

 Exhibit
   No.                          Description of Exhibits
 -------                        -----------------------
  10.24  --1999 Equity Participation Plan.
  10.25  --1999 Stock Purchase Plan.
 +11     --Computation of net loss per common share.
  21.1   --Subsidiaries of SBA Communications Corporation.
  23.1   --Consent of Gunster, Yoakley, Valdes-Fauli & Stewart, P.A. (included in their opinion filed as Exhibit 5.1 hereto)
  23.2   --Consent of Arthur Andersen LLP.
  23.3   --Consent of Peter C. Cosmas Co., CPA.
  23.4   --Consent of John A. Criscuola, CPA.
  23.5   --Consent of Turbes Drealan Kvilhaug & Co. PA, CPA.
 +24.1   --Power of Attorney of SBA Communications Corporation (included on signature page to this Registration Statement on Form S-1).
 +27     --Financial Data Schedule.

--------
+  Previously Filed
*  To be filed by amendment
** Incorporated by reference to the exhibits in the Registration Statement on Form S-4 previously filed by the Registrant (Registration no. 333-50219)
*** Incorporated by reference to exhibit 99.2 in the report on Form 8-K previously filed by the Registrant on February 24, 1999

(b) Financial Statement Schedules:

Schedule I--Condensed Financial Information of Registrant

All other schedules are omitted because they are not applicable or because the required information is contained in the financial statements or notes thereto included in this Registration Statement.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida on June 15, 1999.

                                          SBA Communications Corporation

                                                 /s/ Steven E. Bernstein
                                          By:__________________________________
                                                   Steven E. Bernstein
                                           Chairman of the Board of Directors,
                                                      President and
                                                 Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Jeffrey A. Stoops and Robert Grobstein, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the Registrant's Registration Statement on Form S-1 under the Securities Act of 1933, including to sign the Registration Statement in the name and on behalf of the Registrant or on behalf of the undersigned as a director or officer of the Registrant, and any and all amendments or supplements to the Registration Statement, including any and all stickers and post-effective amendments to the Registration Statement and to sign any and all additional registration statements relating to the same offerings of securities as those that are covered by the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 15th day of June, 1999.

           Signature                          Title                           Date
           ---------                          -----                           ----
    /s/ Steven E. Bernstein     Chairman of the Board of                 June 15, 1999
      Steven E. Bernstein       Directors, President and Chief
 ______________________________ Executive Officer (Principal
                                Executive Officer)
     /s/ Jeffrey A. Stoops      Chief Financial Officer                  June 15, 1999
       Jeffrey A. Stoops        (Principal Financial Officer)
 ______________________________
    /s/ Robert M. Grobstein     Chief Accounting Officer                 June 15, 1999
      Robert M. Grobstein       (Principal Accounting Officer)
 ______________________________
    /s/ Donald B. Hebb, Jr.
      Donald B. Hebb, Jr.       Director                                 June 15, 1999
 ______________________________
      /s/ C. Kevin Landry       Director                                 June 15, 1999
        C. Kevin Landry
 ______________________________
     /s/ Richard W. Miller      Director                                 June 15, 1999
       Richard W. Miller
 ______________________________
      /s/ Robert S. Picow       Director                                 June 15, 1999
        Robert S. Picow
 ______________________________